Exhibit 4.5

THIRD AMENDMENT AND RESTATEMENT AGREEMENT

THIRD AMENDMENT AND RESTATEMENT AGREEMENT TO CREDIT AGREEMENT; FIRST AMENDMENT TO FIRST-LIEN GUARANTEE AGREEMENT; FIRST AMENDMENT TO U.S. FIRST LIEN COLLATERAL AGREEMENT, dated as of March 26, 2013 (this “Third Restatement Agreement”), among EDWARDS (CAYMAN ISLANDS I) LIMITED, an exempted company organized in the Cayman Islands (“Holdings”), EDWARDS (CAYMAN ISLANDS II) LIMITED, an exempted company organized in the Cayman Islands (the “Borrower”), certain Subsidiaries of Holdings party hereto, DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent under the Original Credit Agreement referred to below (in such capacity, the “Administrative Agent”), certain 2013 Term Loan Lenders (as defined below), certain 2013 Revolving Facility Lenders (as defined below) and the Required Lenders.

WHEREAS, Holdings, the Borrower, Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank, and various lenders (the “Lenders”) have previously entered into that certain Credit Agreement, dated as of May 31, 2007, as amended and restated as of February 22, 2011, as further amended and restated as of September 16, 2011 and as amended as of March 21, 2012 (the “Original Credit Agreement”).

WHEREAS, Holdings, the Borrower, certain Subsidiaries of Holdings and the Administrative Agent have entered into that certain First Lien Guarantee Agreement, dated as of May 31, 2007 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Guarantee Agreement”).

WHEREAS, certain Subsidiaries of Holdings and the Administrative Agent have entered into that certain First Lien Collateral Agreement, dated as of May 31, 2007 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “U.S. Collateral Agreement”).

WHEREAS, as contemplated by Section 2.22 of the Original Credit Agreement, the Borrower has requested that (a) the persons party hereto as “2013 Term Loan Lenders” (the “2013 Term Loan Lenders” make new term loans (the “2013 Term Loans”), which will constitute a single Class and Series of “Other Term Loans” (as defined in the Original Credit Agreement) and will refinance and replace in full the Existing Non-Extended Term Loans and the New Term Loans under (and as defined in) the Original Credit Agreement and (b) the persons party hereto as “2013 Revolving Facility Lenders” (the “2013 Revolving Facility Lenders”) provide commitments (“2013 Revolving Facility Commitments”) under a new revolving credit facility (the “2013 Revolving Facility”), which will constitute a single Class and Series of “Other Revolving Facility Commitments” (as defined in the Original Credit Agreement) and will refinance and replace in full the Existing Revolving Facility Commitments and related Revolving Facility Credit Exposure under (and as defined in) the Original Credit Agreement.  Notwithstanding the immediately preceding sentence, (x) the 2013 Term Loans shall constitute a single Class and Series of “Initial Term Loans” under (and as defined in) the Third Restated Credit Agreement (as defined below) and (y) the 2013 Revolving Facility shall constitute an Existing Revolving Facility under (and as defined in) the Third Restated Credit Agreement.

WHEREAS, (a) pursuant to Section 2.22 of the Original Credit Agreement, the Borrower, the Administrative Agent, each 2013 Term Loan Lender, each 2013 Revolving Facility Lender and the Required Lenders are authorized to amend the Original Credit Agreement in order to implement the refinancing contemplated by the immediately preceding Whereas clause and (b) pursuant to Section 9.08(b) of the Original Credit Agreement, the Administrative Agent, the Required Lenders and each Loan Party party thereto are authorized to amend the Guarantee Agreement and the U.S. Collateral Agreement.

THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Defined Terms.  Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Original Credit Agreement or the Third Restated Credit Agreement (as defined below), as the context may require.

SECTION 2.  Amendment and Restatement of the Original Credit Agreement.  Effective as of the Third Restatement Effective Date (as defined below), the Original Credit Agreement, including all schedules and exhibits thereto, is hereby amended and restated in its entirety in the form of the amended and restated Credit Agreement set forth as Exhibit A hereto (the Original Credit Agreement as so amended and restated is referred to herein as the “Third Restated Credit Agreement”).

SECTION 3.  Refinancing of Term Loans.  On the Third Restatement Effective Date, each 2013 Term Loan Lender hereby severally agrees to make 2013 Term Loans to the Borrower in dollars and in a principal amount set forth opposite its name in Schedule 3 hereto, all as provided in the Third Restated Credit Agreement (the “Term Loan Refinancing”).  The proceeds of all 2013 Term Loans made on the Third Restatement Effective Date shall be used, together with certain cash on hand, to refinance and replace in full all of the Existing Non-Extended Term Loans and New Term Loans.

SECTION 4.  Refinancing of Existing Revolving Facility Commitment.  On the Third Restatement Effective Date, each 2013 Revolving Facility Lender agrees to become a Revolving Facility Lender under the Third Restated Credit Agreement with a Revolving Facility Commitment (as defined in the Third Restated Credit Agreement) in dollars and in a principal amount set forth opposite each such 2013 Revolving Facility Lender’s name in Schedule 4 hereto, all as provided in the Third Restated Credit Agreement (the “Revolving Facility Refinancing”).  The 2013 Revolving Facility Commitments shall refinance and replace in full all of the Existing Revolving Commitments and related Revolving Facility Credit Exposure under (and as defined in) the Original Credit Agreement.

SECTION 5.  Amendments to Guarantee Agreement. Effective as of the Third Restatement Effective Date, and subject to the terms and conditions set forth herein, the Guarantee Agreement is hereby amended as follows:

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(a)                                 Section 2.1(a) of the Guarantee Agreement is hereby amended by inserting the following text immediately before the period (“.”) at the end of the first sentence of such Section:

“; provided, further, that in no circumstances shall Excluded Swap Obligations constitute Guaranteed Obligations”

(b)                                 Section 9.17 of the Guarantee Agreement is hereby amended by inserting the words “First Lien” immediately before the words “Credit Agreement”.

(c)                                  A new Section 9.18 to the Guarantee Agreement shall be inserted by inserting the following text immediately following Section 9.17:

“9.18. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.18, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the payment in full of all Guaranteed Obligations.  Each Qualified ECP Guarantor intends that this Section 9.18 constitute, and this Section 9.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

SECTION 6.  Amendments to U.S. Collateral Agreement.  Effective as of the Third Restatement Effective Date, and subject to the terms and conditions set forth herein, the U.S. Collateral Agreement is hereby amended as follows:

(a)                                 The definition of “Secured Obligations” contained in Section 1.1(b) of the U.S. Collateral Agreement is hereby amended by inserting the following text immediately before the period (“.”) at the end of said definition:

“provided, further, that in no circumstances shall Excluded Swap Obligations constitute Secured Obligations”

(b)                                 A new Section 7.17 to the U.S. Collateral Agreement shall be inserted by inserting the following text immediately following Section 7.16:

“7.17. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Grantor to honor all of its obligations under this First Lien Collateral Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be

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liable under this Section 7.17 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.17, or otherwise under this First Lien Collateral Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the payment in full of all Secured Obligations. Each Qualified ECP Guarantor intends that this Section 7.17 constitute, and this Section 7.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

SECTION 7.  Representations and Warranties.  To induce the other parties hereto to enter into this Third Restatement Agreement, each of Holdings and the Borrower represent and warrant to each other party hereto that, as of the Third Restatement Effective Date:

(a)  this Third Restatement Agreement has been duly authorized, executed and delivered by it and each of this Third Restatement Agreement and the Third Restated Credit Agreement constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(b)  after giving effect to this Third Restatement Agreement and the transactions contemplated hereby, no Default or Event of Default has occurred and is continuing.

SECTION 8.  Effectiveness.  (a) This Third Restatement Agreement (other than this Section 8 and Sections 3, 4, 11, 12 and 13 hereof, which shall be effective as to each signatory hereto immediately upon the delivery of its signature page hereto) shall become effective as of the first date (the “Third Restatement Effective Date”) on which each of the following conditions shall have been satisfied (or waived) (which, in the case of clauses (v), (vi), (vii) and (viii) below, may be concurrent with the satisfaction of the other conditions specified below):

(i)                                     The Administrative Agent shall have received duly executed counterparts hereof that, when taken together, bear the signatures of Holdings, the Borrower, each 2013 Term Loan Lender, each 2013 Revolving Facility Lender, the Required Lenders, the Administrative Agent, the Swingline Lender and the Issuing Bank.

(ii)                                  The conditions set forth in Sections 4.01(b) and (c) of each of the Original Credit Agreement and the Third Restated Credit Agreement shall be satisfied on and as of the Third Restatement Effective Date immediately before (in the case of the Original Credit Agreement) and immediately after (in the case of the Third Restated Credit Agreement) giving effect to this Third Restatement Agreement (it being understood that the occurrence of the Third Restatement Effective Date shall be deemed a Credit Event),

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and the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, dated the Third Restatement Effective Date, to such effect.

(iii)                               The Administrative Agent shall have received a legal opinion addressed to the Lenders, the Administrative Agent, the Swingline Lender and the Issuing Bank (A) of Kirkland & Ellis LLP, special New York counsel for Holdings and the Company and (B) Appleby (Cayman) Ltd., special Cayman Islands counsel for the Administrative Agent and the Lenders, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(iv)                              The Administrative Agent shall have received (x) a certificate from a Responsible Officer of Holdings certifying that, after giving effect to this Third Restatement Agreement, the Term Loan Refinancing and the Revolving Facility Refinancing, Holdings, the Borrower and each of its Subsidiaries (on a consolidated basis) are solvent, in form and substance reasonably satisfactory to the Administrative Agent, (y) a certificate of good standing (or analogous certificate in such jurisdiction, to the extent such concept or a similar concept exists under the laws of such jurisdiction) with respect to each of Holdings and the Borrower, from the jurisdiction of its organization and (z) a closing certificate executed by a Responsible Officer of each of Holdings and the Borrower, dated the Third Restatement Effective Date, as reasonably requested by the Administrative Agent, certifying as to the incumbency and specimen signature of each officer executing this Third Restatement Agreement or any other document delivered in connection herewith on behalf of Holdings or the Borrower and attaching (A) a true and complete copy of the certificate of incorporation and/or memorandum and articles of association of Holdings and the Borrower, including all amendments thereto, as in effect on the Third Restatement Effective Date, certified as of a recent date by the Secretary of State (or analogous official) of the jurisdiction of its organization, that has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (y) above, (B) a true and complete copy of the by-laws (or equivalent governing document) of Holdings and the Borrower as in effect on the Third Restatement Effective Date, and (C) a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of each of Holdings and the Borrower authorizing the execution, delivery and performance of this Third Restatement Agreement, and the performance of the Third Restated Credit Agreement and the Loan Documents and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect.

(v)                                 The Administrative Agent shall have received payment from the Borrower, (x) for the account of each 2013 Term Loan Lender, of an upfront fee (the “TL Upfront Fee”) in an amount equal to 1.0% of the 2013 Term Loans of such 2013 Term Loan Lender and (y) for the account of each 2013 Revolving Facility Lender, of an upfront fee (the “RCF Upfront Fee” and, together with the TL Upfront Fee, the “Upfront Fees”) in an amount equal to 1.0% of the 2013 Revolving Facility Commitment of such 2013 Revolving Facility Lender, which Upfront Fees shall be earned, due and payable in immediately available funds on the Third Restatement Effective Date, and, once paid, shall be non-refundable.

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(vi)                              The Borrower shall have paid all fees and reasonable out-of-pocket expenses (i) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Third Restatement Agreement required to be paid in connection with this Third Restatement Agreement and (ii) of counsel to the Administrative Agent (limited to the reasonable documented fees, charges and disbursements of White & Case LLP and, if necessary, one local counsel in each relevant jurisdiction) in connection with this Third Restatement Agreement, in each case to the extent invoiced prior to the date on which all other conditions to this Third Restatement Agreement have been satisfied.

(vii)                           On or prior to the Third Restatement Effective Date and concurrently with the incurrence of the 2013 Term Loans, all Existing Non-Extended Term Loans and New Term Loans outstanding as of the Third Restatement Effective Date shall have been repaid in full, together with all interest, fees and other amounts accrued with respect to such Term Loans as of the Third Restatement Effective Date, pursuant to arrangements satisfactory to the Administrative Agent, the Borrower and the applicable Lenders.

(viii)                        On or prior to the Third Restatement Effective Date and concurrently with the incurrence of Revolving Facility Loans under the 2013 Revolving Facility, all Indebtedness of Holdings and its Subsidiaries under the Existing Revolving Facility (as defined in the Original Credit Agreement) shall have been repaid in full, together with all interest, Revolving Facility Commitment Fees, L/C Participation Fees and other amounts accrued under such Existing Revolving Facility as of the Third Restatement Effective Date, and all commitments under such Existing Revolving Facility shall have been terminated, it being acknowledged and agreed that all Letters of Credit issued pursuant to such Existing Revolving Facility and outstanding as of the Third Restatement Effective Date shall remain outstanding and be deemed to have been issued under the Third Restated Credit Agreement.

(b)                                 Notwithstanding the foregoing, this Third Restatement Agreement shall not become effective if each of the conditions set forth or referred to in Section 8(a) has not been satisfied at or prior to 11:59 p.m., New York City time, on April 11, 2013 (it being understood that any such failure of the Third Restatement Effective Date to occur will not affect any rights or obligations of any Person under the Original Credit Agreement).

SECTION 9.  Effect of Third Restatement Agreement.  (a)  Except as expressly set forth herein or in the Third Restated Credit Agreement, this Third Restatement Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Original Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Credit Agreement or any other provision of the Original Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle either Holdings or the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Original Credit Agreement, the Third Restated Credit Agreement or any other Loan Document in similar or different circumstances.

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(b)                                 On and after the Third Restatement Effective Date, each reference in the Original Credit Agreement, the Guarantee Agreement and the U.S. Collateral Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Original Credit Agreement, the Guarantee Agreement or the U.S. Collateral Agreement in any other Loan Document shall be deemed a reference to the Third Restated Credit Agreement, the Guarantee Agreement or the U.S. Collateral Agreement, as amended by this Third Restatement Agreement, as the case may be.  This Third Restatement Agreement shall constitute a “Loan Document” for all purposes of the Third Restated Credit Agreement and the other Loan Documents.

SECTION 10.  Costs and Expenses; Affirmation.  (a) Each of Holdings and the Borrower hereby jointly and severally agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses in connection with this Third Restatement Agreement, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, all in accordance with the terms and conditions of Section 9.05 of the Original Credit Agreement.

(b)                                 By executing and delivering a counterpart hereof, each Loan Party party hereto hereby agrees that all Loans (including, without limitation, the 2013 Term Loans and the Revolving Facility Loans made pursuant to the 2013 Revolving Facility) and all Revolving Facility Credit Exposure (including, without limitation, pursuant to the 2013 Revolving Facility) and other Secured Obligations under (and as defined in) the Third Restated Credit Agreement shall be guaranteed pursuant to the Guarantee Agreement (as amended hereby) in accordance with the terms and provisions thereof and shall be secured pursuant to the Security Documents (as amended hereby) in accordance with the terms and provisions thereof.

SECTION 11.  GOVERNING LAW.  THIS THIRD RESTATEMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 12.  Counterparts.  This Third Restatement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by facsimile or other electronic imaging means of an executed counterpart of a signature page to this Third Restatement Agreement shall be effective as delivery of an original executed counterpart of this Third Restatement Agreement.

SECTION 13.  Headings.  Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Third Restatement Agreement.

[Remainder of page intentionally blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Third Restatement Agreement to be duly executed by their duly authorized officers, all as of the date and year first above written.

EDWARDS (CAYMAN ISLANDS I) LIMITED

by

Name:
Title:

EDWARDS (CAYMAN ISLANDS II) LIMITED

by

Name:
Title:

EDWARDS HOLDCO I, INC. as a Guarantor and as a Grantor

by

Name:
Title:

EDWARDS VACUUM, INC. as a Guarantor and as a Grantor

by

Name:
Title:

Signature page to Edwards Third Amendment and Restatement Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, Swingline Lender, Issuing Bank and as a 2013 Term Loan Lender

by

Name:
Title:

by

Name:
Title:

Signature page to Edwards Third Amendment and Restatement Agreement

SIGNATURE PAGE TO THE THIRD AMENDMENT AND RESTATEMENT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, WITH RESPECT TO, INTER ALIA, THE ORIGINAL CREDIT AGREEMENT, DATED AS OF MAY 31, 2007, AS AMENDED AND RESTATED AS OF FEBRUARY 22, 2011, AS FURTHER AMENDED AND RESTATED AS OF SEPTEMBER 16, 2011 AND AS AMENDED AS OF MARCH 21, 2012, AMONG EDWARDS (CAYMAN ISLANDS I) LIMITED, AS HOLDINGS, EDWARDS (CAYMAN ISLANDS II) LIMITED, AS BORROWER, DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND VARIOUS LENDERS AND AGENTS PARTY THERETO

By executing this signature page:

A.                                   As a 2013 Term Loan Lender, the undersigned institution agrees (i) to the terms of the Third Restatement Agreement and the Third Restated Credit Agreement and (ii) on the terms and subject to the conditions set forth in the Third Restatement Agreement and the Third Restated Credit Agreement, to make a 2013 Term Loan to the Borrower in the amount set forth opposite its name on Schedule 3 hereto.

B.                                   As a 2013 Revolving Facility Lender, the undersigned institution agrees (i) to the terms of the Third Restatement Agreement and the Third Restated Credit Agreement and (ii) on the terms and subject to the conditions set forth in the Third Restatement Agreement and the Third Restated Credit Agreement, to provide a Revolving Facility Commitment in the amount set forth opposite its name on Schedule 4 hereto.

NAME OF LENDER:

Executing as a 2013 REVOLVING FACILITY LENDER:

By:
Name:
Title:

For any Lender requiring a second signature line:

By:
Name:
Title:

Signature page to Edwards Third Amendment and Restatement Agreement

SCHEDULE 3

2013 TERM LOAN COMMITMENTS

2013 Term Loan Lender	2013 Term Loan Commitment
Deutsche Bank AG, New York Branch	$560,000,000

SCHEDULE 4

2013 REVOLVING FACILITY COMMITMENTS

2013 Revolving Facility Lender	2013 Revolving Facility Commitment
Deutsche Bank AG, New York Branch	$25,000,000
Goldman Sachs Bank USA	$25,000,000
Barclays Bank PLC	$25,000,000
The Royal Bank of Canada	$15,000,000

EXHIBIT A

AMENDED AND RESTATED CREDIT AGREEMENT

CREDIT AGREEMENT

Dated as of May 31, 2007,

As Amended and Restated as of March 26, 2013

Among

EDWARDS (CAYMAN ISLANDS I) LIMITED, as Holdings,

EDWARDS (CAYMAN ISLANDS II) LIMITED, as the Company,

THE LENDERS PARTY HERETO,

and

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent,

DEUTSCHE BANK SECURITIES INC.	GOLDMAN SACHS BANK USA

BARCLAYS BANK PLC	RBC CAPITAL MARKETS(1)

as Joint Lead Arrangers and as Joint Bookrunners

(1) RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit C-3	Form of Letter of Credit Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Guarantee Agreement
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Subordination Provisions
Exhibit H	Form of Intercompany Note
Exhibit I	Form of Compliance Certificate
Exhibit J	Auction Procedures

Schedule 1.01(a)	Immaterial Subsidiaries
Schedule 1.01(b)	Original Security Documents
Schedule 1.01(ba)	Restatement Security Documents
Schedule 1.01(bb)	Second Restatement Security Documents
Schedule 1.01(bc)	First Incremental Amendment Security Documents
Schedule 1.01(bd)	Third Restatement Security Documents
Schedule 1.01(c)	Existing Currency Swap Agreements
Schedule 2.05	Existing Letters of Credit
Schedule 3.03	Section 3.03 Exceptions
Schedule 3.08(a)	Subsidiaries
Schedule 5.09	Agreed Security Principles
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

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CREDIT AGREEMENT dated as of May 31, 2007, as amended and restated as of March 26, 2013 (this “Agreement”), among EDWARDS (CAYMAN ISLANDS II) LIMITED, a company organized in the Cayman Islands (the “Company” or the “Borrower”), EDWARDS (CAYMAN ISLANDS I) LIMITED, a company organized in the Cayman Islands (“Holdings”), the LENDERS party hereto from time to time, and DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as administrative agent (in such capacity, the “Administrative Agent”).

WHEREAS, Holdings, the Borrower, certain Lenders, the Administrative Agent and the other agents were party to the Original Credit Agreement (as defined herein).

WHEREAS, Holdings, the Borrower, the Existing Revolving Facility Lenders and the Administrative Agent now wish to amend and restate the Original Credit Agreement in its entirety pursuant to Section 2.22 of the Original Credit Agreement.  Pursuant to the Third Restatement Agreement (as defined herein), and upon satisfaction of the conditions set forth therein, the Original Credit Agreement is being amended and restated in the form of this Agreement.

ARTICLE I

Definitions

SECTION 1.01.    Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.0%, (c) the Adjusted LIBOR Rate for an Interest Period of one month commencing on such day plus 1.0% and (d) solely with respect to Initial Term Loans, 2.25%.  For purposes hereof: “Prime Rate” shall mean the rate of interest per annum determined from time to time by DBNY as its prime rate in effect at its principal office in New York, City and notified to the Company (the Prime Rate not being intended to be the lowest rate of interest charged by DBNY in connection with extensions of credit to debtors).  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Facility Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acquisition” shall have the meaning assigned to such term in this Agreement (as in effect immediately prior to the amendment and restatement thereof on the First Restatement Effective Date).

“Acquisition Agreement” shall have the meaning assigned to such term in this Agreement (as in effect immediately prior to the amendment and restatement thereof on the First Restatement Effective Date).

“Additional Lender” shall mean, at any time, any person (other than a person who is already a Lender at that time) that agrees to provide any portion of (a) an Incremental Extension of Credit pursuant to an Incremental Facility Amendment in accordance with Section 2.21 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.22; provided that the relevant persons under Section 9.04(b) shall have consented (in each case, not to be unreasonably withheld or delayed) to such Additional Lender if such consent would otherwise be required under Section 9.04(b) for an assignment of Loans or Revolving Facility Commitments to such Additional Lender.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) (i) the LIBOR Rate in effect for such Interest Period divided by (ii) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any, and (b) solely with respect to Initial Term Loans, 1.25%.

“Adjustment Date” shall have the meaning assigned to such term in the definition of “Applicable Pricing Grid”.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or in such other form reasonably satisfactory to the Administrative Agent.

“Affected Lender” shall have the meaning assigned to such term in Section 2.20.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, no Agent or Lender shall be deemed to be an Affiliate of any Loan Party by virtue of its execution of this Agreement.

“Affiliated Lender” means, at any time, any Lender that is a Sponsor or an Affiliate of a Sponsor (other than any Debt Fund Affiliate, Holdings, the Company or any of its Restricted Subsidiaries) at such time.

“Affiliated Lender Cap” shall have the meaning provided in Section 9.04(h)(iv).

“Agents” shall mean the Administrative Agent (and any co collateral agent or separate collateral agent appointed by the Administrative Agent pursuant to Section 8.12) and the Syndication Agent.

“Agreed Security Principles” shall mean the security principles set out in Schedule 5.09.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Allocable Revolving Share” shall have the meaning given in Section 2.11(h).

“Applicable Margin” shall mean for each Type and Class of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurocurrency Loans
Revolving Facility Loans and Swingline Loans	2.25%	3.25%

Initial Term Loans	2.50%	3.50%

; provided that, (x) the Applicable Margin with respect to Initial Term Loans shall be subject to increases as provided in Section 2.21, if applicable, (y) on and after the first Adjustment Date occurring after the Third Restatement Effective Date, the Applicable Margin with respect to Initial Term Loans, Existing Revolving Facility Loans and Swingline Loans will be determined pursuant to the Applicable Pricing Grid and (z) the Applicable Margin for any new Class of Loans shall be as be agreed to by the Company and the Lenders providing the Indebtedness under such new Class of Loans.

“Applicable Pricing Grid”:  the tables set forth below:

(i)            With respect to Initial Term Loans

	Initial Term Loans
Total Leverage Ratio	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans
Greater than or equal to 1.75 to 1.00	3.50%	2.50%
Less than 1.75 to 1.00	3.25%	2.25%

(ii) With respect to Existing Revolving Facility Loans and Swingline Loans:

	Existing Revolving Facility Loans and Swingline Loans
Total Leverage Ratio	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans
Greater than or equal to 1.75 to 1.00	3.25%	2.25%
Less than 1.75 to 1.00	3.00%	2.00%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is one Business Day after the date on which financial statements are delivered to the Lenders pursuant to Section 5.04 and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, until the date that is one Business Day after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply.

“Approved Currency” shall mean each of (i) Dollars, (ii) Euros and (iii) Sterling.

“Asset Sale Basket Amount” shall mean, at any date of determination, an amount (to the extent not otherwise applied prior to such date) equal to:

(a)           $102.5 million, plus the sum of (i) the cumulative amount of Net Proceeds from the sale of the Specified Assets after the Third Restatement Effective Date, the proceeds of which have been received by the Company and constitute Excluded Specified Asset Sale Proceeds and (ii) the cumulative amount of Net Proceeds described in clause (a) of the definition thereof received since the Closing Date which have not been applied to the repayment of the Term Loans as a consequence of a waiver of the required payments pursuant to Section 2.11(f) in respect thereof, minus

(b)           the sum at the time of determination of any amounts thereof used to make Investments pursuant to Section 6.04(b) and (q) after the Third Restatement Effective Date and on or prior to the date of determination from the Asset Sale Basket Amount.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Company (if the Company’s consent is required by this Agreement), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Auction Manager” shall have the meaning provided in Section 2.23(a).

“Auction Notice” shall mean an auction notice given by the Company in accordance with the Auction Procedures with respect to a Purchase Offer.

“Auction Procedures” shall mean the auction procedures with respect to Purchase Offers set forth in Exhibit J hereto.

“Available Basket Amount” shall mean, at any date of determination, an amount (to the extent not otherwise applied prior to such date) equal to:

(a)           $14.0 million, plus the sum of (i) the Available Excess Cash Flow Amount, (ii) the cumulative amount of cash proceeds from the sale of Junior Equity Capital of the Company after the Third Restatement Effective Date the proceeds of which have been received by the Company (other than such proceeds used for the purpose specified in Section 6.06(g) or 6.09(b)) and (iii) the aggregate amount of Below Threshold Net Proceeds, minus

(b)           the sum at the time of determination of:

(i)             any amounts thereof used to make Investments pursuant to Section 6.04(b) and (q) from the Available Basket Amount after the Third Restatement Effective Date and on or prior to the date of determination; and

(ii)           the cumulative amount of dividends paid and distributions made on or after the Third Restatement Effective Date pursuant to Section 6.06(e)(y) and/or, without duplication, Section 6.06(f) less the cumulative amount by which the basket set forth in clause (x) of Section 6.06(e) has been reduced pursuant to clause (z) of the proviso to Section 6.06(f) (without duplication of amounts paid by the Company to Holdings which are then further distributed by Holdings under said Section); and

(iii)          the cumulative amounts that the Company has elected to utilize to reconstitute the basket set forth in clause (x) of Section 6.06(e) pursuant to clause (ii) of the proviso to Section 6.06(e).

“Available Excess Cash Flow Amount” shall mean, at any date of determination, (a) the sum of the amounts of Excess Cash Flow for all Excess Cash Flow Periods commencing after December 31, 2012 and ending on or prior to such date minus (b) the sum at such date of (i) the aggregate amount of prepayments required to be made pursuant to Section 2.11(c) of this Agreement after December 31, 2012 and through the date of determination and (ii) the aggregate amount of Voluntary Prepayments pursuant to this Agreement made after the First Restatement Effective Date and on or prior to the date of determination; provided that, in the case of any Excess Cash Flow Period which has been completed and in respect of which the amount of Excess Cash Flow shall have been calculated as contemplated by Section 5.04(c) but the prepayment required pursuant to Section 2.11(c) of this Agreement is not yet due and payable in accordance with the provisions of Section 2.11(c) as of such date of determination, then the amount of Excess Cash Flow for such Excess Cash Flow Period and the amount of prepayments that will be so required to be made in respect of such Excess Cash Flow shall be included for purposes of this definition.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender of any Class of Revolving Facility Commitments, at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Class of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Class of such Revolving Facility Lender at such time.

“Availability Period” shall mean, with respect to any Class of Revolving Facility Commitments, the period from and including the Third Restatement Effective Date (or, in the case of any Class of Revolving Facility Commitments established after the Third Restatement Effective Date, the date of effectiveness of such Class) to but excluding the earlier of the Revolving Facility Maturity Date of such Class and the date of termination of the Revolving Facility Commitments of such Class.

“Bankruptcy Law” shall mean the U.S. Bankruptcy Code, and any similar federal or state or non-U.S. law or statute for the supervision, administration or relief of debtors, including, without limitation, bankruptcy or insolvency laws.

“Below Threshold Net Proceeds” shall mean cash proceeds received by the Company or any of its Restricted Subsidiaries, which in any fiscal year do not exceed $5.0 million and which otherwise would constitute Net Proceeds.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Group” shall include Holdings, the Company and each Restricted Subsidiary of the Company.

“Borrowing” shall mean a group of Loans of a single Type and a single Class and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $1.0 million; provided, however, that with respect to any (i) Swingline Loans, “Borrowing Minimum” shall mean (a) for Dollar denominated Swingline Loans, $125,000, (b) for Euro denominated Swingline Loans, €125,000 and (c) for Sterling denominated Swingline Loans, £75,000, (ii) for Foreign Currency Denominated Loans denominated in Euros, “Borrowing Minimum” shall mean €1,000,000 and (iii) for Foreign Currency Denominated Loans denominated in Sterling, “Borrowing Minimum” shall mean £500,000.

“Borrowing Multiple” shall mean $500,000; provided, however, that with respect to any (i) Swingline Loans, “Borrowing Multiple” shall mean (a) for Dollar denominated Swingline Loans, $125,000, (b) for Euro denominated Swingline Loans, €125,000 and (c) for Sterling denominated Swingline Loans, £75,000, (ii) for Foreign Currency Denominated Loans denominated in Euros, “Borrowing Multiple” shall mean €500,000 and (iii) for Foreign Currency Denominated Loans denominated in Sterling, “Borrowing Multiple” shall mean £250,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and, if written, substantially in the form of Exhibit C-1.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Eurocurrency Loans, any day which is a Business Day described in clause (i) and which is also (A) a day for trading by and between banks in deposits in the applicable Approved Currency in which such Eurocurrency Loans was incurred in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in the country in whose Approved Currency the applicable payment is denominated and (B) in relation to any transaction in Euros (or a notice with respect thereto), a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Capital Expenditures” shall mean, in respect of any period, the aggregate of all expenditures incurred by the Company and its Restricted Subsidiaries during such period that, in accordance with IFRS, are required to be classified as capital expenditures, including Capital Lease Obligations incurred; provided, however, that Capital Expenditures for the Company and the Restricted Subsidiaries shall not include:

(a)           expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Company and its Restricted Subsidiaries within 12 months of receipt of such proceeds,

(b)           expenditures that are accounted for as capital expenditures of such person and that actually have been paid for by a third party (other than the Company or any Restricted Subsidiary thereof) and for which neither the Company nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(c)           the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(d)           the purchase price of equipment or property purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment or property traded in at the time of such purchase and (ii) the proceeds of a reasonably concurrent sale of used or surplus equipment or property, in each case, in the ordinary course of business,

(e)           expenditures that are accounted for as capital expenditures in connection with transactions constituting Permitted Business Acquisitions, or

(f)            expenditures under vendor agreements that are satisfied through non-cash means including the delivery of product.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under IFRS and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with IFRS.

“Cash Interest Expense” shall mean, with respect to the Company and its Restricted Subsidiaries on a consolidated basis for any period Interest Expense paid in cash for such period.

“Cash Management Obligations” shall mean obligations owed by the Company and its Restricted Subsidiaries to any Lender Counterparty in respect of any overdraft and related liabilities arising from treasury and cash management services or any automated clearing house transfer of funds.

“CCMP” shall mean CCMP Capital Advisors (UK), LLC.

“Change in Control” shall mean:

(a)           the acquisition of record ownership or direct beneficial ownership (i.e., excluding indirect beneficial ownership through intermediate entities by any person which is the subject of clause (b) and (c) below) by any person other than Holdings (or another Parent Entity that has become a Loan Party) of any Equity Interests in the Company, such that after giving effect thereto Holdings (or another Parent Entity that has become a Loan Party) shall cease to beneficially own and control, 100% of the Equity Interests of the Company,

(b)           (i) the acquisition of beneficial ownership, directly or indirectly, by any person or group (within the meaning of the Exchange Act, and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Investors, of Equity Interests in Holdings representing more than 35.0% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings and (ii) the beneficial ownership, directly or indirectly, by the Permitted Investors of Equity Interests in Holdings representing in the aggregate a lesser percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings than such person or group, or

(c)           occupation of a majority of the seats (other than vacant seats) on the board of managers (or equivalent governing body) of Holdings, by persons who were not nominated or appointed by such board of managers (or equivalent governing body) or by the Permitted Investors, directly or indirectly (including pursuant to any agreement among equity holders of Holdings or any other Parent Entity).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Third Restatement Effective Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Third Restatement Effective Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Third Restatement Effective Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change in Working Capital” shall mean, with respect to the Company and the Restricted Subsidiaries on a consolidated basis at any date of determination, the amount of Changes in Current Assets and Liabilities; provided that, Changes in Working Capital shall be calculated without regard to any Changes in Current Assets and Liabilities as a result of (a) any reclassification in accordance with IFRS of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the effect of fluctuations in the amount of accrued or contingent obligations under Swap Agreements.

“Changes in Current Assets and Liabilities” shall mean the sum of those amounts that comprise the changes in the current assets (excluding cash and cash equivalents (including Permitted Investments) and deferred tax accounts) and current liabilities section of the Company’s statement of cash flows as prepared on a consolidated basis excluding tax accruals and deferred taxes.

“Charges” shall have the meaning assigned to such term in Section 9.10.

“Chemical Management Division” shall mean the business segment of the Borrower Group which is engaged in the chemical management business, including the design, manufacture, marketing and distribution of liquid chemical dispensing equipment, chilling equipment and associated services to the microelectronics industry and photovoltaic industry.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Existing Revolving Facility Loans, Other Revolving Facility Loans of the same Series, Initial Term Loans, Other Term Loans of the same Series, or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Existing Revolving Facility Commitment, Other Revolving Facility Commitment of the same Series, Initial Term Loan Commitment, Other Term Commitment of the same Series or Swingline Commitment; provided that (x) Existing Revolving Facility Loans and Other Revolving Facility Loans of the same Series and (y) Existing Revolving Facility Commitments and Other Revolving Facility Commitments of the same Series, shall be deemed to be part of the same Class of Loans or Commitments, as applicable, for purposes of (and only for purposes of) Revolving Facility Borrowings, participations in Letters of Credit and Swingline Loans and voluntary prepayments under Section 2.11.

“Closing Date” shall mean May 31, 2007.

“Closing Loan Party” shall have the meaning set forth in Section 4.02(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and all other property (tangible and intangible) in which a security interest is purported to be granted pursuant to any Security Document and shall also include the mortgaged properties, if any.

“Collateral Agent” shall mean DBNY, in its capacity as collateral agent hereunder and under the Security Documents.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a)           subject to the Agreed Security Principles, within 45 days (or such later date as the Administrative Agent may agree in its sole discretion) after the Company creates, establishes or acquires a Restricted Subsidiary (other than an Immaterial Subsidiary) or a Restricted Subsidiary which was an Immaterial Subsidiary ceases to be an Immaterial Subsidiary, the Administrative Agent shall have received from such Restricted Subsidiary (i) duly executed security agreements, documents and instruments reasonably satisfactory in form and substance to the Administrative Agent granting to the Administrative Agent as security for the Secured Obligations, a valid and enforceable, first priority, perfected security interest in all or substantially all of the assets (including all tangible and intangible assets, including receivables, contract rights, securities, inventory, equipment, Material Owned Real Property, insurances and material patents, trademarks and other intellectual property) of such Restricted Subsidiary, (ii) all related documentation (including, without limitation, opinions of counsel, corporate documents and proceedings and officer’s certificates) as such Restricted Subsidiary would have been required to deliver pursuant to Section 4.02 of this Agreement had such Restricted Subsidiary been a Closing Loan Party on the Closing Date and (iii) to the extent applicable, evidence that such Restricted Subsidiary has done all that is necessary (including, without limitation, by re-registering as a private company) to follow the procedures set out in Sections 151 to 158 of the Companies Act 1985 in order to enable such Restricted Subsidiary to enter into the Loan Documents and perform its obligations under the Loan Documents (such evidence shall include copies of the resolutions, statutory declarations, auditor’s report and net assets letter (addressed to the Secured Parties) for such Restricted Subsidiary and copies of the registers of directors and shareholders of such Restricted Subsidiary); and, that in connection with the execution and delivery of such Security Documents, the Restricted Subsidiary shall take such actions as may be necessary or desirable under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve and protect the security interests granted (or purported to be granted), in each case to the extent customary in connection with secured transactions under the laws of the respective jurisdiction or deemed necessary or desirable by the Administrative Agent based on the advice of local counsel;

(b)           subject to the Agreed Security Principles, within 45 days (or such later date as the Administrative Agent may agree in its sole discretion) after the Company creates, establishes or acquires a Restricted Subsidiary, the Administrative Agent shall have received from the parent (or parents) of such Restricted Subsidiary, (i) a duly executed pledge agreement or agreements reasonably satisfactory in form and substance to the Administrative Agent pledging to the Administrative Agent as security for the Secured Obligations, a valid and enforceable, first priority, perfected security interest over the Equity Interests of such Restricted Subsidiary and (ii) all related documentation (including, without limitation, opinions of counsel, corporate documents and proceedings and officer’s certificates) as the parent (and/or such Restricted Subsidiary) would have been required to deliver pursuant to Section 4.02 of this Agreement had such Security Documents been delivered on the Closing Date by a Closing Loan Party; and such Restricted Subsidiary shall have taken such actions as may be necessary (or reasonably requested by the Administrative Agent or its counsel) under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve, maintain and protect the security interests granted (or purported to be granted) by each such pledge agreement;

(c)            subject to the Agreed Security Principles, within 45 days (or such later date as the Administrative Agent may agree in its sole discretion) after any Loan Party acquires Material Owned Real Property, the Administrative Agent shall have received from such Loan Party (i) duly executed mortgages, security agreements, documents and instruments reasonably satisfactory in form and substance to the Administrative Agent granting to the Administrative Agent as security for the Secured Obligations, a valid and enforceable, first priority, perfected security interest in such Material Owned Real Property and (ii) all related documentation (including, without limitation, opinions of counsel, corporate documents and proceedings and officer’s certificates) as such Loan Party would have been required to deliver pursuant to Section 4.02 of this Agreement had such Security Document been delivered on the Closing Date by a Closing Loan Party;

(d)           if, after the Closing Date, the Restricted Subsidiaries that are excluded from the Collateral and Guarantee Requirement because such are Immaterial Subsidiaries (i) in the aggregate contributed in excess of 15% of EBITDA of the Company and its Restricted Subsidiaries or (ii) in the aggregate comprise in excess of 15% of the consolidated net assets of the Company and its Restricted Subsidiaries, the Company shall take such actions in accordance with clauses (a) and (b) above such that the foregoing condition ceases to be true;

(e)            subject to the Agreed Security Principles, within 45 days (or such later date as the Administrative Agent may agree in its sole discretion) after Edwards HoldCo (Korea) Co. Ltd. merges, consolidates, or amalgamates with, and into, Songwon Edwards, the consolidated company shall deliver to the Company (i) duly executed security agreements, documents and instruments reasonably satisfactory in form and substance to the Administrative Agent granting to the Company as security for the obligations under the intercompany loan between the Company and Edwards HoldCo (Korea) Co. Ltd., a valid and enforceable, first priority, perfected security interest in all or substantially all of the assets (including all tangible and intangible assets, including receivables, contract rights, securities, inventory, equipment, Material Owned Real Property, insurances and material patents, trademarks and other intellectual property) of such the consolidated company, (ii) all related documentation (including, without limitation, opinions of counsel, corporate documents and proceedings and officer’s certificates) reasonably satisfactory in form and substance to the Administrative Agent and (iii) in connection with the execution and delivery of such Security Documents, the consolidated company shall take such actions as may be necessary or desirable under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve and protect the security interests granted (or purported to be granted), in each case to the extent customary in connection with secured transactions under the laws of the respective jurisdiction or deemed necessary or desirable by the Administrative Agent based on the advice of local counsel;

(f)            upon the request of the Administrative Agent, the Company shall, or shall cause, the real property mortgages governed by the laws of Japan to be registered with a ‘full’ registration and shall execute and deliver the documents the Administrative Agent deemed necessary or desirable by the Administrative Agent based on the advice of local counsel and shall pay the necessary or advisable registration fees in connection therewith; and

(g)            subject to the Agreed Security Principles, within the applicable period of time set forth in Schedule 1.01(bd), or, in each case, such longer period as the Administrative Agent may agree in writing in its discretion (such agreement not to be unreasonably withheld or delayed), the Administrative Agent shall have received from each Loan Party all duly executed security agreements, pledge agreement, mortgages, amendment agreements, affirmations, documents and instruments set forth in Schedule 1.01(bd), together with such customary legal opinions (prepared by either the Borrower’s legal counsel or the Administrative Agent’s legal counsel as is customary for the relevant jurisdiction) as the Administrative Agent reasonable requests in connection therewith, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Existing Revolving Facility Commitment, Initial Term Loan Commitment and, if applicable, any Other Revolving Facility Commitment and/or Other Term Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i)             any net after-tax (A) extraordinary, (B) nonrecurring or (C) unusual gains or losses or income or expenses (less all fees and expenses relating thereto) including, without limitation, any severance expenses, and fees, expenses or charges related to any offering of Equity Interests of Holdings or the Company, any Investment or Indebtedness permitted to be incurred hereunder or refinancings thereof (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions, in each case, shall be excluded,

(ii)            any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(iii)           any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors (or equivalent governing body) of the Company) shall be excluded,

(iv)          any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

(v)           the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period,

(vi)          consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, and

(vii)         any increase in amortization or depreciation or any non-cash charges resulting from any amortization, write-up, write-down or write-off of assets with respect to assets revalued upon the application of purchase accounting (including tangible and intangible assets, goodwill, deferred financing costs and inventory (including any adjustment reflected in the “cost of goods sold” or similar line item of the financial statements)) in connection with the Transactions, Permitted Business Acquisitions or an merger, consolidation or similar transaction not prohibited hereunder.

“Consolidated Senior Secured Debt” at any date shall mean the sum of (without duplication) (i) the principal of all Loans of the Company and its Restricted Subsidiaries outstanding under this Agreement plus, (ii) the aggregate principal amount of all other Indebtedness (excluding letters of credit to the extent undrawn) of the Company and its Restricted Subsidiaries that is secured by any Lien on any asset of the Company or any of its Restricted Subsidiaries, is outstanding at such time is otherwise included in Consolidated Total Debt and which Lien is not subordinated to the Liens securing the Loans less the unrestricted (other than to the extent constituting Collateral) cash and marketable securities (determined in accordance with IFRS) of the Company and its Restricted Subsidiaries on such date (other than the Trapped Cash).

“Consolidated Total Debt” at any date shall mean the sum of (without duplication) (i) all Capital Lease Obligations and Indebtedness of the Company and its Restricted Subsidiaries for borrowed money (excluding letters of credit to the extent undrawn) and (ii) Indebtedness in respect of the deferred purchase price of property or services of the Company and its Restricted Subsidiaries to the extent in the case of clause (ii) such Indebtedness appears or should appear in the “liabilities” section of the consolidated balance sheet of the Company and its Restricted Subsidiaries in accordance with IFRS determined on a consolidated basis on such date, less the unrestricted (other than to the extent constituting Collateral) cash and marketable securities (determined in accordance with IFRS) of the Company and its Restricted Subsidiaries on such date (other than the Trapped Cash).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Covered Counterparty” shall mean any person (other than the Company or a Subsidiary) party to Specified Hedge Agreement.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred or Other Revolving Facility Commitments obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in conversion of or exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans and/or then-existing Revolving Facility Commitments hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Facility Commitments, the unused portion of such Other Revolving Facility Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused then-existing Revolving Facility Commitments, the amount thereof), (ii) such Indebtedness has a later maturity and, a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt (but in any event having a maturity on or later than, in the case of any Credit Agreement Refinancing Indebtedness which pertains to a Term Loan, the Term Loan Maturity Date for the Initial Term Loans), (iii) unless such Credit Agreement Refinancing Indebtedness is incurred by means of extension, renewal, conversion or exchange without resulting in Net Proceeds, such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid as set forth in Section 2.11(b), and (iv) if such Credit Agreement Refinancing Indebtedness results in the extension, renewal, conversion or exchange (as opposed to repayment in cash) of any Class of Loans and/or Commitments, the opportunity to participate in such Credit Agreement Refinancing Indebtedness shall be offered to all Lenders of the affected Class on a ratable basis and allocated among all accepting Lenders of the affected Class first, on a ratable basis equal to an amount obtained by dividing the aggregate principal amount of the Refinanced Debt held by such accepting Lender by the aggregate principal amount of Refinanced Debt held by all Lenders (the “Individual Cap”) and next, to the extent of any excess to the Refinanced Debt of all accepting Lenders as agreed by the Administrative Agent and the Borrower, pursuant to notice and acceptance procedures to be agreed between the Borrower and the Administrative Agent, each acting reasonably; provided that to the extent that such Refinanced Debt consists, in whole or in part, of then-existing Revolving Facility Commitments (or Revolving Facility Loans or Swingline Loans incurred pursuant to any then-existing Revolving Facility Commitments), such then-existing Revolving Facility Commitments shall (to the extent not extended, renewed, converted into or exchanged for an Other Revolving Facility Commitment pursuant to the terms of the related Refinancing Amendment) be terminated, and all accrued fees in connection therewith shall be paid (and all such Revolving Facility Loans and Swingline Loans shall be repaid) as set forth in Section 2.12.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“DBNY” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Debt Fund Affiliate” shall mean (a) Octagon Credit Investors, LLC and (b) any other Affiliate of a Sponsor (other than Holdings, any Subsidiary of Holdings or a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Holdings, the Borrower or the Restricted Subsidiaries has the right to make any investment decisions.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect. “Designated Subsidiary” shall mean any Restricted Subsidiary of the Borrower organized under the laws of China or Korea.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the board of managers (or equivalent governing body) of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Institutions” shall mean (a) those banks, financial institutions or other institutional lenders in each case identified by the Borrower to the Administrative Agent on a written list on or prior to the Third Restatement Effective Date (as such list may be supplemented from time to time by the Borrower pursuant to clause (b) below) and (b) any other person designated in writing to the Administrative Agent after the Third Restatement Effective Date to the extent such person is or becomes a competitor of the Company or is or becomes an Affiliate of a competitor of the Company (provided that a competitor of the Company or an Affiliate of a competitor of the Company shall not include any Debt Fund Affiliate).

“Distribution” shall have the meaning assigned to such term in Section 7.02.

“Dollar Denominated Loan” shall mean all Loans incurred in Dollars.

“Dollar Equivalent” shall mean, with respect to an amount of an Approved Currency, the amount of Dollars which could be purchased with the amount of the applicable Approved Currency involved in such computation at (x) the spot exchange rate as shown in the Wall Street Journal on the Business Day of any such determination (or on such other basis as is satisfactory to the Administrative Agent) or (y) if the provisions of the foregoing clause (x) is not applicable, the “official” exchange rate (if applicable) or the spot exchange rate for the applicable Approved Currency in question calculated by the Administrative Agent (each such exchange rate, the “Spot Exchange Rate”); provided that (i) for purposes of (x) determining compliance with Sections 2.01(b), 2.05(b) and 2.10(d) and (y) calculating Fees pursuant to Section 2.12, the Dollar Equivalent of any amounts denominated in a currency other than Dollars shall be calculated on the Third Restatement Effective Date and revalued on the first Business Day of each Interest Period using the Spot Exchange Rate, (ii) at any time during a calendar month, if the Revolving Facility Credit Exposure (for the purposes of the determination thereof, using the Dollar Equivalent as recalculated based on the Spot Exchange Rate therefor on the respective date of determination pursuant to this exception) would exceed 85.0% of the aggregate Revolving Facility Commitments of all Lenders, then in the sole discretion of the Administrative Agent or at the request of the Required Lenders, the Dollar Equivalent shall be reset based upon the Spot Exchange Rates on such date, which rates shall remain in effect until the last Business Day of such calendar month or such earlier date, if any, as the rate is reset pursuant to this proviso, and (iii) notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the Dollar Equivalent of any amounts outstanding under the Loan Documents in a currency other than Dollars in its reasonable discretion using the Spot Exchange Rates therefore.

“Dollars” or “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, with respect to Company and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Company and the Restricted Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (x) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i)                                      provision for Taxes based on income, profits or capital of the Company and the Restricted Subsidiaries for such period, including, without limitation, state, foreign, franchise and similar taxes made by the Company during such period,

(ii)                                   Interest Expense of the Company and the Restricted Subsidiaries for such period,

(iii)                                depreciation and amortization expenses of the Company and its Restricted Subsidiaries for such period,

(iv)                                business optimization expenses and restructuring charges and reserves (which, for the avoidance of doubt, shall include retention, severance, and systems establishment costs, excess pension charges, contract termination costs (including future lease commitments) and costs to consolidate facilities and relocate employees); provided that with respect to each business optimization expense or restructuring charge or reserve, the Company shall have delivered to the Administrative Agent a certificate of the Chief Financial Officer of the Company specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or restructuring charge or reserve, as the case may be,

(v)           the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Permitted Investors (or any accruals related to such fees and related expenses) during such period,

(vi)          Transaction Costs, and cash expenses incurred directly in connection with any Investment, equity issuance or debt issuance or refinancings (whether or not consummated),

(vii)         any non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation),

(viii)        letter of credit fees,

(ix)          to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Business Acquisition, and

(x)           to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability events, or casualty events or business interruption, minus (b) (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) income tax credits and distributions and dividends pursuant to Section 6.06(b)(i) and (iii) and all non-cash gains increasing Consolidated Net Income of the Company and its Restricted Subsidiaries for such period (but excluding any such gains (x) in respect of which cash or other assets were received in a prior period or will be received in a future period or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

For purposes of determining EBITDA under this Agreement (x) for any period that includes any of the fiscal quarters ended December 31, 2009, March 31, 2010, June 30, 2010 or September 30, 2010, EBITDA for such fiscal quarters shall be deemed to be $18.8 million, $36.1 million, $51 million and $71.4 million, respectively and (y) for any period that includes any of the fiscal quarters ended March 31, 2012, June 30, 2012, September 30, 2012 or December 31, 2012, EBITDA for such fiscal quarters shall be deemed to be $50.3 million, $55.6 million, $41.1 million and $33.4 million (it being understood that such amounts are subject to future adjustments, as and to the extent otherwise contemplated in this Agreement, in connection with any future pro forma adjustment or any future calculation on a Pro Forma Basis).

“Effective Yield” shall mean, as to any Loans of any Class, the effective yield on such Loans as reasonably determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Loans and (y) four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary consent fees paid generally to consenting Lenders.  All such determinations made by the Administrative Agent shall, absent manifest error, be final, conclusive and binding on the Borrower and the Lenders and the Administrative Agent shall have no liability to any person with respect to such determination absent gross negligence or willful misconduct.

“Eligible Assignee” shall mean (i) any Lender, any Affiliate of any Lender, any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (ii) any Debt Fund Affiliate and, to the extent permitted under Section 9.04(h), any Affiliated Lender and (iii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or actual or alleged exposure to, any Hazardous Materials or to occupational health and safety (to the extent relating to the environment or Hazardous Materials).

“Equity Financing” shall have the meaning assigned to such term in the Original Credit Agreement prior to the amendment and restatement thereof on the First Restatement Effective Date.

“Equity Interests” of any person shall mean any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest and any and all warrants, rights or options to purchase or other rights to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Company or a Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the

Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, the Company, a Restricted Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings, the Company, a Restricted Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Holdings, the Company, a Restricted Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Holdings, the Company, a Restricted Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Company, a Restricted Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and the designation “€” shall mean the single currency of the participating member states of the European Union.

“Euro LIBO Rate” shall mean, with respect to any Borrowing of Loans denominated in Euros for any Interest Period, an interest rate per annum equal to the greater of (a) (i) the rate per annum for deposits in Euros as determined by the Administrative Agent for a period corresponding to the duration of the relevant Interest Period which appears on Reuters Page EURIBOR-01 (or any successor page) at approximately 11:00 a.m. (Brussels time) two Business Days prior to such Interest Period or (ii) if such rate is not shown on Reuters Page EURIBOR-01 (or any successor page), the average offered quotation to prime banks in the Euro-zone interbank market by the Administrative Agent for Euro deposits of amounts comparable to the Principal Amount of the Loan denominated in Euro to be made by the Administrative Agent as part of such Borrowing (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of Loans denominated in Euro then being made by the various Lenders pursuant thereto) with maturities comparable to the Interest Period to be applicable to such Loan (rounded upward to the next whole multiple of 1/16 of 1.0%), determined as of 11:00 a.m. (Brussels time) two Business Days prior to such Interest Period, and (b) solely with respect to Initial Term Loans, 1.25%.

“Euro Rate” shall mean and include each of the Adjusted LIBOR Rate and Euro LIBO.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Facility Revolving Loan.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Facility Loans.

“Eurocurrency Revolving Facility Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate, or the Euro LIBO Rate, in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any Excess Cash Flow Determination Period, an amount (in any case not less than zero) equal to (A) EBITDA of the Company and its Restricted Subsidiaries on a consolidated basis for such Excess Cash Flow Determination Period, minus, without duplication, (B) the sum of

(a)           Cash Interest Expense and scheduled payments of Indebtedness for such Excess Cash Flow Determination Period,

(b)           (i) Capital Expenditures and (ii) the aggregate consideration paid in cash during the Excess Cash Flow Determination Period in respect of Investments permitted under Section 6.04 (including Permitted Business Acquisitions) to the extent such Investments are not financed, or intended to be financed, using the proceeds of the incurrence of long-term Indebtedness,

(c)           Capital Expenditures that the Company or any Restricted Subsidiary shall, during such Excess Cash Flow Determination Period, become obligated to make, but that are not made during such Excess Cash Flow Determination Period; provided that the Company shall deliver a certificate to the Administrative Agent in connection with the delivery of the Excess Cash Flow certificate for such Excess Cash Flow Determination Period, signed by a Responsible Officer of the Company and certifying that such Capital Expenditures will be completed in the first 180 days of the following Excess Cash Flow Determination Period,

(d)           all Taxes based on income, profits or capital of the Company and its Restricted Subsidiaries including federal, state, foreign, franchise and similar taxes payable by the Company during such Excess Cash Flow Determination Period or that will be payable within six months after the close of such Excess Cash Flow Determination Period (including, for the avoidance of doubt, any withholding taxes required to be paid by a Restricted Subsidiary or a required repatriation of cash of the Borrower), in each case, paid in cash; provided, that any amount so deducted in respect of such Taxes that will be made after the close of such Excess Cash Flow Determination Period shall not be deducted again in a subsequent Excess Cash Flow Determination Period,

(e)           an amount equal to any positive Change in Working Capital of the Company and its Restricted Subsidiaries for such Excess Cash Flow Determination Period,

(f)            cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Determination Period, to the extent not reflected as a subtraction in the computation of EBITDA (or to the extent added thereto) or an addition to Cash Interest Expense,

(g)           amounts paid in cash during such Excess Cash Flow Determination Period on account of (x) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Company and its Restricted Subsidiaries in a prior Excess Cash Flow Determination Period and (y) reserves or accruals established in purchase accounting, and

(h)           the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA (including the items referred to in clauses (iv), (v), (vi), (viii), (ix) and (x) of the definition thereof) to the extent either (x) such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Determination Period), or an accrual for a cash payment, by the Company and its Restricted Subsidiaries or (y) such items did not represent cash received by the Company and its Restricted Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Determination Period, plus, without duplication, (C) the sum of

(a)           an amount equal to any negative Change in Working Capital for such Excess Cash Flow Determination Period,

(b)           to the extent any permitted Capital Expenditures referred to in clause (B)(c) above do not occur in the first 180 days of the following Excess Cash Flow Determination Period of the Company specified in the certificate of the Company delivered pursuant to clause (B)(c) above, the amount of such Capital Expenditures that were not so made in such 180-day period,

(c)           cash payments received in respect of Swap Agreements during such Excess Cash Flow Determination Period to the extent not included in the computation of EBITDA,

(d)           any extraordinary, unusual or nonrecurring gain realized in cash during such Excess Cash Flow Determination Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b) or Excluded Specified Asset Sale Proceeds or proceeds of sales permitted by Section 6.05(w) and (aa)),

(e)           to the extent deducted in the computation of EBITDA, cash interest income,

(f)            the amount of consideration paid with respect to assets acquired as part of a Permitted Business Acquisition to the extent such assets have been subsequently disposed of pursuant to Section 6.05(h) and such amount reduced Excess Cash Flow in a prior year, and

(g)           the amount related to items that were deducted from or not added to Net Income in connection with calculating consolidated Net Income or were deducted from or not added to consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by the Company or any Restricted Subsidiary or (y) such items do not represent cash paid by the Company or any Restricted Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Determination Period.

“Excess Cash Flow Determination Period” shall mean either (x) an Excess Cash Flow Period or (y) an Interim Excess Cash Flow Period, as applicable.

“Excess Cash Flow Period” shall mean each fiscal year of the Company, commencing with the fiscal year ended December 31, 2011.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Specified Asset Sale Proceeds” shall mean the Net Proceeds received from the sale of Specified Assets which exceed the lesser of (x) the amount of Net Proceeds which if applied to the repayment of the Term Loans would result in the Total Leverage Ratio determined on a Pro Forma Basis after giving effect to such sale equaling the Total Leverage Ratio immediately prior to such sale and (y) the amount of Net Proceeds, if any, which if applied to the repayment of the Term Loans would result in the Total Leverage Ratio determined on a Pro Forma Basis after giving effect to such sale being 5.00:100.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor under the Guarantee Agreement of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party under the Guarantee Agreement or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Loan Party’s failure to constitute an “eligible contract participant” at such time.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the applicable Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by the jurisdiction under the laws of which such recipient is organized or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above; (c) in the case of a Lender making a Loan to the Company, any withholding tax imposed by the jurisdiction in which such Lender is incorporated or has its principal place of business that (x) is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to the Company (or designates a new Lending Office) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) is attributable to such Lender’s failure to comply with Section 2.17(e) or Section 2.17(f) (in each case, without giving effect to the last sentence thereof) with respect to such Loan unless such failure to comply with Section 2.17(e) is a result of a change in law after the date such Lender becomes a party to such Loan to the Company (or designates a new Lending Office); (d) any United States federal withholding tax that would not have been imposed but for a failure by the relevant Foreign Lender (or any financial institution through which any payment is made to such Foreign Lender) to comply with the applicable requirements of FATCA; and (e) any interest, additions to taxes or penalties with respect to the foregoing.

“Existing Revolving Facility” shall mean the Existing Revolving Facility Commitments and the extensions of credit made hereunder by the Existing Revolving Facility Lenders.

“Existing Revolving Facility Commitment” shall mean, with respect to each Existing Revolving Facility Lender, the commitment of such Existing Revolving Facility Lender to make Existing Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Existing Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04.  The initial amount of each Existing Revolving Facility Lender’s Existing Revolving Facility Commitment is an amount equal to its Revolving Facility Commitment as set forth in the Third Restatement Agreement, or in the Assignment and Acceptance pursuant to which such Existing Revolving Facility Lender shall have assumed its Existing Revolving Facility Commitment, as applicable.  The aggregate amount of the Existing Revolving Facility Commitments of all Existing Revolving Facility Lenders on the Third Restatement Effective Date is $90.0 million.

“Existing Revolving Facility Lender” shall mean each Lender with an Existing Revolving Facility Commitment or with outstanding Existing Revolving Facility Loans.

“Existing Revolving Facility Loans” shall mean a Loan made by an Existing Revolving Facility Lender pursuant to Section 2.01(b).

“Existing Revolving Facility Maturity Date” shall mean March 26, 2018.

“Facility” shall mean each of the Term Facility and the Revolving Facility.

“FATCA” shall mean Sections 1471 through 1474 of the Code as in effect on the date hereof and the United States Treasury Regulations promulgated thereunder or published guidance with respect thereto.

“Federal Funds Effective Rate” shall mean, for any day the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.0%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Fee Letter” shall mean that certain Fee Letter dated March 11, 2007 by and among U.K. Holdco 3, the Agents and certain other parties.  The Company confirms that as of the Closing Date it has assumed the obligations of U.K. Holdco 3 under the Fee Letter.

“Fees” shall mean the Revolving Facility Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“First Incremental Amendment” shall mean the First Amendment to Amended and Restated Credit Agreement, dated as of March 21, 2012 among the Borrower, the Lenders party thereto and the Administrative Agent.

“First Incremental Amendment Effective Date” shall have the meaning assigned to such term in the First Incremental Amendment.

“First Restatement Agreement” shall mean the Amendment and Restatement Agreement dated as of February 22, 2011, among the Borrower, the Lenders party thereto and the Administrative Agent.

“First Restatement Effective Date” shall mean the “Restatement Effective Date” as defined in the First Restatement Agreement.

“First Restatement Effective Date Dividend” shall have the meaning assigned to such term in Section 6.06(i).

“Foreign Benefit Arrangement” shall have the meaning assigned to such term in Section 3.15(b).

“Foreign Currency Denominated Loans” shall mean each Revolving Facility Loan incurred in any Approved Currency other than Dollars.

“Foreign Currency Denominated Letter of Credit” shall mean each Letter of Credit denominated in an Approved Currency other than Dollars.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” shall have the meaning assigned to such term in Section 3.15(b).

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“French JV” shall mean the ownership in the joint venture Société de Mécanique Magnetic and its Subsidiaries and related assets by Edwards Limited.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Third Restatement Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.  The amount of any Guarantee for purposes of clause (b) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Guarantee Agreement” shall mean the First Lien Guarantee Agreement, as amended, supplemented or otherwise modified from time to time, in the Form of Exhibit E, among the Closing Loan Parties, the Target Group Loan Parties and the Administrative Agent and each other Restricted Subsidiary which becomes party thereto, from time to time.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee”.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents of any nature which are subject to regulation by any Governmental Authority or which would reasonably be likely to give rise to liability under any Environmental Law, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“IFRS” shall mean, International Financial Reporting Standards as issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee as in effect from time to time.

“Immaterial Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary designated as such in writing by the Company to the Administrative Agent that (i) contributed less than 5.0% of EBITDA for the period of four fiscal quarters most recently for which the Company has delivered financial statements to the Administrative Agent prior to the date of determination and (ii) had consolidated assets representing less than 5.0% of the consolidated total assets of the Company and its Restricted Subsidiaries on the last day of the most recent fiscal quarter ended for which the Company has delivered financial statements to the Administrative Agent prior to the date of determination.  The Immaterial Subsidiaries as of the Third Restatement Effective Date are listed on Schedule 1.01(a).

“Incremental Extensions of Credit” shall have the meaning assigned to such term in Section 2.21.

“Incremental Facility Amendment” shall have the meaning assigned to such term in Section 2.21.

“Incremental Notes” shall have the meaning assigned to such term in Section 6.01(j).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with IFRS, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with IFRS, (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements net of payments such person would receive in the event of early termination on such date of determination, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and (i) the principal component of all obligations of such person in respect of bankers’ acceptances.  The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.  The Indebtedness of the Company and the Restricted Subsidiaries shall exclude (i) accrued expenses and accounts and trade payables, (ii) liabilities under vendor agreements to the extent such indebtedness may be satisfied through non-cash means such as purchase volume earnings credits and (iii) reserves for deferred income taxes.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information Memorandum” shall mean the Confidential Information Memorandum dated March 2013, as modified or supplemented prior to the Third Restatement Effective Date.

“Initial Term Loan” shall mean each of the term loans to be made by the Lenders to the Company on the Third Restatement Effective Date pursuant to Section 2.01(a) and the Third Restatement Agreement.

“Initial Term Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Initial Term Loans pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 3 to the Third Restatement Agreement or in an Assignment and Acceptance pursuant to which such Lender becomes a party hereto in accordance with Section 9.04, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Initial Term Loan Commitments on the Third Restatement Effective Date is $560.0 million.

“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Insolvency or Liquidation Proceeding” shall mean any of the following:  (i) the filing by any Loan Party of a voluntary petition in bankruptcy under any provision of any Bankruptcy Law (including, without limitation, the U.S. Bankruptcy Code) or a petition to take advantage of any receivership or insolvency laws, including, without limitation, any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Loan Party, such Loan Party’s debts or such Loan Party’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Loan Party or a material part of such Loan Party’s property; (ii) the admission in writing by such Loan Party of its inability to pay its debts generally as they become due; (iii) the appointment of a receiver, liquidator, trustee, custodian or other similar official for such Loan Party or all or a material part of such Loan Party’s assets; (iv) the filing of any petition against such Loan Party under any Bankruptcy Law (including, without limitation, the U.S. Bankruptcy Code) or other receivership or insolvency law, including, without limitation, any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Loan Party, such Loan Party’s debts or such Loan Party’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Loan Party or a material part of such Loan Party’s property; (v) the general assignment by such Loan Party for the benefit of creditors or any other marshalling of the assets and liabilities of such Loan Party; or (vi) a corporate (or similar) action taken by such Loan Party to authorize any of the foregoing.

“Intercompany Note” shall mean the Intercompany Note substantially in the form of Exhibit H.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum without duplication of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person.  For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Company and its Restricted Subsidiaries with respect to Swap Agreements; provided that payments and costs upon the settlement or termination of a Swap Agreement will not be included in Interest Expense.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan (including any Swingline Loan), the last Business Day of March, June, September and December of each year.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or a period of less than 1 month at the sole discretion of the Administrative Agent with the consent of the Borrower, or 9 or 12 months, if available from all relevant Lenders), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, (x) unless the Administrative Agent shall otherwise agree, that the Interest Period for the initial Eurocurrency Borrowing shall be of one month’s duration and (y) Swingline Loans denominated in an Approved Currency other than Dollars will have such interest periods as may be agreed upon by the Swingline Lender and the Borrower, from time to time; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Dividend” shall have the meaning assigned to such term in Section 6.06(f).

“Interim Dividend Percentage” shall mean for any fiscal year of the Company, 100.0% minus the Required Percentage for the immediately preceding Excess Cash Flow Period.

“Interim Excess Cash Flow Period” shall mean for any fiscal year of the Company, the period commencing on the first day of such fiscal year and ending on the last day of the fiscal quarter of the Company most recently ended.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean DBNY acting through any of its Affiliates or branches, and each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i).  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Japanese Operating Subsidiary” shall mean BOC Edwards Japan Ltd. or any successor thereto.

“Joint Lead Arrangers” shall mean each person described as such in the introductory paragraph to the Original Credit Agreement, as in effect immediately prior to the amendment and restatement thereof on the First Restatement Effective Date.

“Joint Venture” shall mean a joint venture or similar arrangement, whether in corporate, partnership or other legal form which is not a Subsidiary but in which the Company or any Restricted Subsidiary owns or controls any Equity Interests; provided, in no event shall any corporate Subsidiary of any person be considered to be a Joint Venture to which such person is a party.

“Junior Capital” shall mean (i) any common or preferred Equity Interests of Holdings or the Company that do not (a) require scheduled payments of dividends in cash prior to the date that is 91 days after the latest Term Facility Maturity Date, (b) become mandatorily redeemable pursuant to a sinking fund obligation or otherwise (other than pursuant to customary provisions relating to redemption or repurchase upon change in control or of sale of assets) prior to the date that is 91 days after the latest Term Facility Maturity Date, (c) become convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests that are not “Junior Equity Capital”, or (d) contain any maintenance covenants, other covenants adverse to the Lenders or remedies (other than voting rights and increases in dividends) (such Common or Preferred Equity Interests, the “Junior Equity Capital”) and (ii) Indebtedness of Holdings or the Company that (a) is unsecured, (b) is expressly subordinated to the prior payment in full in cash of the obligations of Holdings or the Company and each Subsidiary Loan Party on terms reasonably satisfactory to the Administrative Agent (it being understood that subordination terms consistent with those for senior subordinated high yield debt securities recently issued by portfolio companies controlled by the Sponsor are satisfactory), and (c) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the latest Term Facility Maturity Date and has no mandatory redemption obligations which are not subject to the prior payment in full in cash of the Secured Obligations (such Indebtedness, “Junior Debt Capital”).

“Junior Debt Capital” shall have the meaning assigned such term in the definition of “Junior Capital”.

“Junior Equity Capital” shall have the meaning assigned such term in the definition of “Junior Capital”.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Other Term Loan, any Other Term Commitment, any Other Revolving Facility Loan or any Other Revolving Facility Commitment, in each case as extended in accordance with this Agreement from time to time.

“Lender” shall mean (a) each financial institution listed in the Register as such as of the Third Restatement Effective Date (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04) and (b) any person that becomes a “Lender” hereunder (i) pursuant to the application of Section 2.21, (ii) pursuant to the application of Section 2.22 or (iii) in accordance with Section 9.04.  Unless the context otherwise requires, each reference in this Agreement to a Lender includes each lending office (including any Affiliate of the respective Lender) of the respective Lender designated from time to time pursuant to Section 2.19.

“Lender Counterparty” shall mean any counterparty to a Cash Management Obligation or Swap Agreement that (i) was a Lender on the Closing Date or (ii) at the time the Cash Management Obligation or Swap Agreement was entered into, was a Joint Lead Arranger, a Lender, an Issuing Bank or an Affiliate of any thereof, including each such Affiliate that enters into a joinder agreement with the Administrative Agent.

“Lender Creditors” shall mean the Lenders, the Issuing Banks and the Agents.

“Lender Default” shall mean, as to any Revolving Facility Lender, (i) the refusal (which has not been retracted) of such Revolving Facility or the failure of such Revolving Facility Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.05(e) (in each case within 2 Business Days, when required to be made available, acquired or funded in accordance with the terms hereof), (ii) such Revolving Facility Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority; provided that a Revolving Facility Lender shall not be a Defaulting Lender solely by virtue of the ownership, or the acquisition of any ownership, interest in such Lender or a parent company thereof or the exercise of control over such Lender or parent company thereof by a Governmental Authority or instrumentality thereof, or (iii) such Revolving Facility Lender having notified the Administrative Agent, the Swingline Lender, any Issuing Bank and/or any Credit Party (x) that it does not intend to comply with its obligations under Sections 2.01(b), 2.04 or 2.05; provided that, for purposes of (and only for purposes of) Section 2.01(b), Section 2.05(b), Section 2.10(e) and any documentation entered into pursuant to the Letter of Credit Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Revolving Facility Lender, (i) any Affiliate of such Revolving Facility Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Revolving Facility Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any default by such Revolving Facility Lender with respect to its funding obligations under any other credit facility to which it is a party and which the Swingline Lender, any Issuing Bank or the Administrative Agent believes in good faith has occurred and is continuing, and (iii) the failure of such Revolving Facility Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.05(e) within one (1) Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Revolving Facility Lenders constituting the Majority Lenders with Revolving Facility Commitments has or have, as applicable, funded its or their portion thereof.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05 and any existing letter of credit listed on Schedule 2.05.

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.24.

“Letter of Credit Request” shall mean a letter of credit application in the form of Exhibit C-3 attached hereto.

“LIBOR Rate” shall mean, with respect to all Approved Currency (other than Euro) Eurocurrency Borrowing for any Interest Period, (a) the rate per annum determined by Administrative Agent at approximately 11:00 AM (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by DBNY for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such interest rate determination date.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Document Obligations” shall mean the Secured Obligations of the Company, the Borrower and the other Loan Parties under this Agreement and the other Loan Documents (other than Obligations thereunder in respect of the Specified Hedge Agreements and the Cash Management Obligations).

“Loan Documents” shall mean this Agreement, the Guarantee Agreement, the Letters of Credit, the Security Documents, the Fee Letter, the First Restatement Agreement, the Second Restatement Agreement, the First Incremental Amendment, the Third Restatement Agreement and any Note issued under Section 2.09(e), any amendments (including any Incremental Facility Amendment) and waivers to any of the foregoing.

“Loan Parties” shall mean Holdings, the Company and the Subsidiary Loan Parties and any Parent Entity, in lieu of Holdings, that has executed and delivered an assumption agreement in substantially the form of Exhibit A to the Guarantee Agreement and become a “Guarantor” thereunder.

“Loans” shall mean the Term Loans, the Revolving Facility Loans, the Swingline Loans and loans in respect of Incremental Extensions of Credit.

“Local Time” shall mean New York City time.

“Majority Lenders” of any Facility shall mean, at any time, Non-Defaulting Lenders under such Facility having Loans and unused Commitments representing more than 50.0% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time.

“Management Agreement” shall mean that certain Management Services Agreement dated as of March 11, 2007 by and among Edwards Group Limited (f/k/a Edwards UKCo1 Limited), CCMP Capital Advisors, LLC, and CCMP Capital Asia Ltd. and CCMP Capital Asia Consulting Company Ltd.

“Management Group” shall mean the group consisting of the directors, officers and other management personnel of Holdings, the Company and its Restricted Subsidiaries.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on and/or material adverse developments with respect to the business, property, operations or condition of the Company and its Subsidiaries, taken as a whole.

“Material Event of Default” shall mean an Event of Default under Section 7.01(b), (c), (h) or (i)(i), (ii), (iii) or (iv).

“Material Owned Real Property” shall mean any fee owned real property (or the equivalent in any jurisdiction) with a market value equal to, or greater than, $5 million.

“Maturity Date” shall mean (a) with respect to the Revolving Facility Commitments of any Class and the Revolving Facility Credit Exposure thereunder, the Revolving Facility Maturity Date for such Class of such Revolving Facility Commitments and related Revolving Facility Credit Exposure and (b) with respect to the Term Loans of any Class, the Term Loan Maturity Date for such Class of such Term Loans.

“Maximum Incremental Amount” shall have the meaning assigned to such term in Section 2.21.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.10.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with IFRS and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)           an amount equal to 100.0% of the cash proceeds actually received by the Company or any of its Restricted Subsidiaries, which, in any fiscal year in the aggregate for all such persons exceeds $5.0 million (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of any asset or assets of the Company or any Restricted Subsidiary in a single transaction or series of related transactions other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (i), (j), (k), (m), (n), (o), (p), (r), (t), (u), (v), (w), to the extent constituting Excluded Specified Asset Sale Proceeds, (z) and (aa), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, payments of debt and other obligations relating to the applicable asset then due and payable or required to be paid or discharged by the purchaser, transfer or other disposition of such asset (other than pursuant hereto), other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof (including for the avoidance of doubt any withholding taxes required to be paid by a Restricted Subsidiary or a repatriation of such Net Proceeds of the Borrower and (iii) any reserve for adjustment in respect of (A) the sale price of such asset or assets established in accordance with IFRS and (B) any liabilities associated with such asset or assets and retained by the Company or such Restricted Subsidiary after such sale, transfer or other disposition thereof, including pension and other post-employment benefit obligations associated with such transaction; provided that if no Event of Default exists at the time of receipt of such Net Proceeds and either (x) the Company or the applicable Restricted Subsidiary intends to use or commit to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Company and its Restricted Subsidiaries, pay any business optimization expenses or costs incurred in connection with moving assets in connection with facility closings or make Permitted Business Acquisitions, in each case within 365 day of such receipt, or (y) Holdings or the Company shall deliver a certificate of a Responsible Officer of the Company to the Administrative Agent promptly following receipt of any such proceeds setting forth that the Company elects to retroactively apply such proceeds to the acquisition, maintenance, development, construction, improvement, upgrade or repair of assets useful in the business of the Company and its Restricted Subsidiaries or to make Permitted Business Acquisitions, in each case, in the 365 day period immediately preceding the date of such receipt, then such portion shall not constitute Net Proceeds except, in the case of clause (x), to the extent not so used or not contractually committed to be so used within such 365 day period (it being understood that (1) any amount so contractually committed to be used must be so used within 180 days of such commitment, (2) if any portion of such proceeds are not so used within such period (whether because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used or for any other reason), (3) if a Material Event of Default exists, the Borrower shall not be permitted to make such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Material Event of Default is continuing) and (4) such remaining portion shall constitute Net Proceeds (as of the date of such termination or expiration (if applicable) without giving effect to this proviso); provided that if such Net Proceeds arose from the sale of an asset of a Loan Party, such proceeds must be reinvested in the assets of a Loan Party or be permitted as an Investment pursuant to Section 6.04, and

(b)           an amount equal to 100.0% of the cash proceeds received by the Company or any Restricted Subsidiary from the incurrence, issuance or sale by the Company or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness permitted by Section 6.01) net of all taxes and fees (including investment banking fees), commissions, underwriting discounts, costs and other expenses, in each case incurred in connection with such issuance or sale.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Nonpublic Information” shall mean information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Original Credit Agreement” shall mean this Agreement as amended and in effect immediately prior to the amendment and restatement hereof on the Third Restatement Effective Date.

“Other Creditors” shall mean each Secured Party with respect to any Specified Hedge Agreement or Cash Management Agreement.

“Other Obligations” shall mean Secured Obligations other than Loan Document Obligations.

“Other Revolving Facility Commitment” shall mean, with respect to each Lender, the Revolving Facility Commitment of such Lender hereunder to make Other Revolving Facility Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as provided in a Refinancing Amendment or an Incremental Facility Amendment, or in the Assignment and Acceptance pursuant to which such Lender assumed its Other Revolving Facility Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.08, 2.19(b) or 2.22, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04, (c) increased pursuant to a Refinancing Amendment or (d) increased pursuant to an Incremental Extension of Credit.

“Other Revolving Facility Loans” shall mean the Revolving Facility Loans made pursuant to any Other Revolving Facility Commitment.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Other Term Commitments” shall mean one or more Series of term loan commitments hereunder that result from a Refinancing Amendment or an Incremental Facility Amendment.

“Other Term Loans” shall mean one or more Series of Term Loans that result from a Refinancing Amendment or an Incremental Facility Amendment.

“Parent Entity” shall mean any of (i) Holdings and (ii) any other person of which Holdings is a Subsidiary.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PCD Kochina Division” shall mean the business segment of the Borrower Group (also known as the Parts Cleaning Division and as Kochina) which is engaged in operations relating to the cleaning of process tool chamber parts including parts cleaning, coating and refurbishment services along with replacement chamber components and integrated parts kit management services to the semiconductor industry.

“Permitted Business Acquisition” shall mean any acquisition by the Company or any Restricted Subsidiary of all or substantially all of the assets of, or a majority of the outstanding Equity Interests (other than directors’ qualifying shares and similar de minimis holdings required by applicable law) in, a person or division or line of business of a person, provided that:  (i) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom; and (ii) (A) the Total Leverage Ratio shall not exceed 5.25:1.00 on a Pro Forma Basis and, the Company shall have delivered to the Administrative Agent at least five days prior to such acquisition a certificate of a Responsible Officer of the Company to such effect, together with all financial information for such Subsidiary or assets that is reasonably requested by the Administrative Agent and available to the Company, and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01).

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower (as issuer or borrower, as applicable) and any other Loan Party (as guarantor) in the form of one or more series of senior secured notes or loans; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations with respect to Term Loans and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans and/or Commitments (including portions of Classes of Loans and/or Commitments), (c) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (d) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (e) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Party Guarantors and (f) the terms and conditions of such Indebtedness shall not contain any financial maintenance covenants.  Permitted First Priority Refinancing Debt may also include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Investments” shall mean:

(a)           direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b)           time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million;

(c)           repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)           commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-2 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e)           securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f)            shares of mutual funds whose investment guidelines restrict 95.0% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)           money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5.0 billion; and

(h)           other short-term investments utilized by Foreign Subsidiaries of the Company in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Investors” shall mean (x) the Sponsors and (y) the members of the Management Group so long as the Sponsors shall own, directly or indirectly, Equity Interests in Holdings representing a majority of the Equity Interests in Holdings owned directly or indirectly by the persons described in clauses (x) and (y).

“Permitted Japanese Factoring Arrangements” shall mean the receivables purchase agreements and related servicing agreements entered into by the Japanese Operating Subsidiary providing, inter alia, for the sale of receivables by the Japanese Operating Subsidiary on a non-recourse basis; provided that the aggregate amount of accounts receivable sold pursuant to such agreements shall not exceed $30.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), except as otherwise permitted under Section 6.01, (b) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the earlier of (i) the final maturity date of the Indebtedness being refinanced and (ii) the date that is 91 days after the latest Term Facility Maturity Date then in effect, (c) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to the Secured Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Secured Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured by any collateral of a Loan Party (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable, taken as a whole, to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole; and provided, further, that with respect to a Refinancing of (w) Junior Debt Capital, such Permitted Refinancing Indebtedness shall meet the requirements of the definition of “Junior Debt Capital”, (x) Permitted Secured Ratio Debt, such Permitted Refinancing Indebtedness shall meet the requirements of the definition of “Permitted Secured Ratio Debt”, (y) Permitted Unsecured Ratio Debt, such Permitted Refinancing

Indebtedness shall meet the requirements of the definition of “Permitted Unsecured Ratio Debt” and (z) Incremental Notes, such Permitted Refinancing Indebtedness shall meet the requirements of Section 6.01(j).

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Borrower (as issuer or borrower, as applicable) and any other Loan Party (as guarantor) in the form of one or more series of loans and/or notes secured by a Lien that is subordinated to the Secured Obligations (other than any Secured Obligations constituting Permitted Second Priority Refinancing Debt); provided that (a) such Indebtedness is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans (including portions of Classes of Loans), (c) such Indebtedness does not mature or have scheduled payments of principal prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (d) the security agreements relating to such Indebtedness are substantially the same as the Security Documents or replacement security documents that are related to Permitted First Priority Refinancing Debt (with such differences as are reasonably satisfactory to the Administrative Agent), (e) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Party Guarantors, (f) the terms and conditions of such Indebtedness shall not contain any financial maintenance covenants applicable prior to the Latest Maturity Date at the time such Indebtedness is incurred and (g) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement with respect to the Permitted Second Priority Refinancing Debt on terms reasonably satisfactory to the Administrative Agent.  Permitted Second Priority Refinancing Debt may also include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Secured Ratio Debt” shall mean Indebtedness of the Borrower (as issuer or borrower, as applicable) and any other Loan Party (as guarantor); provided that (a) such Indebtedness is secured by the Collateral on a subordinated basis to the Secured Obligations (other than any Secured Obligations constituting Permitted Second Priority Refinancing Debt), is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, and ranks pari passu in right of payment with, or is subordinated in right of payment to, the Loan Document Obligations, (b) immediately after giving effect thereto and to the use of the proceeds thereof, (i) no Default or Event of Default shall exist or result therefrom and (ii) on a Pro Forma Basis giving effect to the occurrence of such Indebtedness, the Senior Leverage Ratio is less than or equal to 3.00:1.00 as of the last day of the most recently ended Test Period prior to the incurrence of such Indebtedness, (c) such Indebtedness does not have scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (d) such Indebtedness shall not have a Weighted Average Life to Maturity that is shorter than that of the then-remaining Weighted Average Life to Maturity of the Term Loans, (e) the security agreements relating to such Indebtedness are substantially the same as the Security Documents or replacement security documents that are related to Permitted First Priority Refinancing Debt (with such differences as are reasonably satisfactory to the Administrative Agent), (f) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Party Guarantors and (h) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement with respect to such Indebtedness on terms reasonably satisfactory to the Administrative Agent.

“Permitted Unsecured Ratio Debt” shall mean Indebtedness of the Borrower (as issuer or borrower, as applicable) and any other Loan Party (as guarantor); provided that (a) such Indebtedness is not secured by any Lien or any property or assets of the Borrower or any Subsidiary, and ranks pari passu in right of payment with the Loan Document Obligations, (b) immediately after giving effect thereto and to the use of the proceeds thereof, (i) no Default or Event of Default shall exist or result therefrom and (ii) on a Pro Forma Basis giving effect to the occurrence of such Indebtedness, the Total Leverage Ratio is less than or equal to 4.00:1.00 as of the last day of the most recently ended Test Period prior to the incurrence of such Indebtedness, (c) such Indebtedness has no scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (e) such Indebtedness shall not have a Weighted Average Life to Maturity that is shorter than that of the then-remaining Weighted Average Life to Maturity of the Term Loans, (f) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Party Guarantors and (g) such Indebtedness shall not contain any financial maintenance covenants applicable prior to the Latest Maturity Date at the time such Indebtedness is incurred.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower (as issuer or borrower, as applicable) and any other Loan Party (as guarantor) in the form of one or more series of senior unsecured notes or loans; provided that (a) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans (including portions of Classes of Loans), (b) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (c) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Party Guarantors, (d) the terms and conditions of such Indebtedness shall not contain any financial maintenance covenants and (e) such Indebtedness is not secured by any Lien or any property or assets of the Borrower or any Subsidiary.  Permitted Unsecured Refinancing Debt may also include any Registered Equivalent Notes issued in exchange therefor.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trust, or other organization (whether or not a legal entity), or any government or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which Holdings, the Company, any Restricted Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 5.14.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee”.

“Primary Obligations” shall have the meaning provided in Section 7.02(b).

“Principal Amount” shall mean (i) the stated principal amount of each Dollar Denominated Loan and Letter of Credit and (ii) the Dollar Equivalent of the stated principal amount of each Foreign Currency Denominated Loan and Foreign Currency Denominated Letter of Credit, as the context may require.

“Pro Forma Basis” shall mean, as to any calculation of the Total Leverage Ratio or Senior Leverage Ratio for any events as described below that occur subsequent to the commencement of any period of four consecutive quarters (the “Reference Period”) for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the Reference Period (it being understood and agreed that unless otherwise specified, such Reference Period shall be deemed to be the four consecutive fiscal quarters ending on the last day of the most recently ended fiscal quarter of the Company and its Restricted Subsidiaries for which financial statements are available and such pro forma adjustments shall be excluded to the extent already accounted for in the calculation of EBITDA for such period):  (i) in making any determination of EBITDA, pro forma effect shall be given to any asset disposition of a Restricted Subsidiary, manufacturing facility or line of business, to any asset acquisition, any discontinued operation or any operational change and any Subsidiary Redesignation in each case that occurred during the Reference Period (or, in the case of determinations made with respect to any action the taking of which hereunder is subject to compliance on a Pro Forma Basis or otherwise with the Total Leverage Ratio (any such action, a “Restricted Action”) occurring during the Reference Period or thereafter and through and including the date of such determination) and (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid during the Reference Period (or, in the case of determinations made with respect to any Restricted Action, occurring during the Reference Period or thereafter and through and including the date of such determination) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination as if such rate had been actually in effect during the period for which pro forma effect is being given.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Company and, for any fiscal period ending on or prior to the first anniversary of any such asset acquisition, asset disposition, discontinued operation or operational change or Subsidiary Redesignation, may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such asset acquisition, asset disposition, discontinued operation, operational change, or Subsidiary Redesignation and for purposes of determining compliance with the Total Leverage Ratio, such adjustments may reflect additional operating expense reductions and other additional operating improvements and synergies that (x) would be includable in pro forma financial statements prepared in accordance with Regulation S-X and (y) such other adjustments not includable in Regulation S-X under the Securities Act for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Company to be taken in the next 12 month period following the consummation thereof and, are estimated on a good faith basis by the Company; provided, however, that the aggregate amount of any such adjustments pursuant to clause (y) shall not exceed three percent (3.0%) of the consolidated revenues of the Company in any fiscal year.  The Company shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Company setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Pro Rata Share” shall have the meaning assigned such term in Section 7.02(b).

“Projections” shall mean the projections of Holdings, the Company and the Restricted Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements of such entities furnished to the Lenders or the Administrative Agent in writing by or on behalf of Holdings, the Company or any of its Restricted Subsidiaries.

“Purchase Offer” shall have the meaning provided in Section 2.23(a).

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis”.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness”, and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender and/or Additional Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.22.

“Refinancing Effective Date” shall have the meaning set forth in Section 2.22.

“Register” shall have the meaning assigned such term in Section 9.04(b).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar for dollar exchange therefore pursuant to an exchange offer registered with the SEC.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Representative” shall have the meaning assigned to such term in Section 7.02(e).

“Repricing Transaction” shall mean (a) the incurrence by the Borrower of any Indebtedness (including, without limitation, any new or additional Term Loans under this Agreement, whether incurred directly or by way of the conversion of Initial Term Loans into a new tranche of replacement Term Loans under this Agreement) that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in this Agreement (i) having an “effective” yield for the respective Type of such Initial Term Loans that is less than the applicable rate for or weighted average yield for the Initial Term Loans of the respective Type (with the comparative determinations to be made in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fee or “original issue discount”, in each case, shared with all lenders or holders of such Indebtedness or Initial Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such Indebtedness or Initial Term Loans, as the case may be, and without taking into account any fluctuations in the Adjusted LIBOR Rate or comparable LIBOR rate) but excluding Indebtedness incurred in connection with a Change in Control, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of the Initial Term Loans or (b) any effective reduction in the Applicable Margin for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), excluding any amendment, waiver or otherwise in connection with a Change in Control.  Any such determination by the Administrative Agent as contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders holding Initial Term Loans.  Neither the Administrative Agent nor the Borrower shall have any liability to any person with respect to such determination absent gross negligence, bad faith or willful misconduct.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Total Available Unused Commitments, that, taken together, represent more than 50.0% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) the Revolving L/C Exposure, (y) the Swingline Exposure and (z) all Total Available Unused Commitments at such time; provided that, to the same extent set forth in Section 9.04(h) with respect to determination of Required Lenders, the Term Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.  The Loans, Revolving L/C Exposures, Swingline Exposures and Total Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, 50.0%; provided that if the Total Leverage Ratio at the end of such Excess Cash Flow Period is greater than 2.00:1.00 but less than or equal to 3.50:1.00, such percentage shall be 25.0%, and (b) if the Total Leverage Ratio at the end of such Excess Cash Flow Period is less than or equal to 2.00:1.00 such percentage shall be 0.0%.

“Responsible Officer” of any person shall mean any director, executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Action” shall have the meaning assigned to such term in the definition of “Pro Forma Basis.”

“Restricted Subsidiary” shall mean each Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Revolving Facility” shall mean the Revolving Facility Commitments and extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, its Existing Revolving Facility Commitment and/or any Other Revolving Commitment, as applicable.

“Revolving Facility Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Revolving Facility Commitment Fee Rate” shall mean 0.375% per annum.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate Principal Amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time.  The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (x) the aggregate Principal Amount of such Revolving Facility Lender’s Revolving Facility Loans outstanding at such time and (y) such Revolving Facility Lender’s (i) Revolving L/C Exposure and (ii) except for purposes of calculating the Revolving Facility Commitment Fee, Swingline Exposure, at such time.

“Revolving Facility Lender” shall mean each Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean the Existing Revolving Facility Loans and/or, after the incurrence thereof, Other Revolving Facility Loans, as the context may require.

“Revolving Facility Maturity Date” shall mean (a) with respect to the Existing Revolving Facility Commitment (and related Revolving Facility Credit Exposure), the Existing Revolving Facility Maturity Date, and (b) with respect to any Class of Other Revolving Facility Commitments (and related Revolving Facility Credit Exposure), the date set forth for such Class in the related Refinancing Amendment.

“Revolving Facility Obligations” shall mean all principal of, premium, fees and interest on, all Revolving Facility Loans and Swingline Loans, all L/C Disbursements which have not yet been reimbursed and the undrawn amount of all outstanding Letters of Credit.

“Revolving Facility Percentage” shall mean, with respect to any Class of Revolving Facility Commitments and with respect to any Revolving Facility Lender, the percentage of the aggregate Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment.  If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04; provided, that in the case of Section 2.24 when a Defaulting Lender shall exist, “Revolving Facility Percentage” shall mean the percentage of the aggregate Revolving Facility Commitments of such Class (disregarding any Defaulting Lender’s Revolving Facility Commitment of such Class) represented by such Lender’s Revolving Facility Commitment of such Class.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the Principal Amount of all Letters of Credit outstanding at such time and (b) the Principal Amount of all L/C Disbursements that have not yet been reimbursed at such time.  The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Total Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.01(i).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Restatement Agreement” shall mean the Amendment and Restatement Agreement dated as of September 16, 2011, among the Borrower, the Lenders party thereto and the Administrative Agent (as same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time and giving effect to any Joinder (as such term is used therein) executed and delivered under and in accordance therewith).

“Second Restatement Effective Date” shall mean the “Second Restatement Effective Date” as defined in the Second Restatement Agreement.

“Secondary Obligations” shall have the meaning provided in Section 7.02(b).

“Secured Obligations” shall mean with respect to any Loan Party, all obligations and liabilities of such Loan Party which may arise under or in connection with (a) this Agreement, the Guarantee Agreement or any other Loan Document to which such Loan Party is a party, (b) any Specified Hedge Agreement to any Lender Counterparty or other Covered Counterparty party thereto or (c) any Cash Management Obligations to any Lender Counterparty, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including (x) all fees and disbursements of counsel to any Secured Party that are required to be paid by such Loan Party pursuant to the terms of this Agreement, the Guarantee Agreement, any other Loan Document, any Specified Hedge Agreement or any Cash Management Obligations and (y) all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Loan Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding); provided, that (i) obligations of the Loan Party under any Specified Hedge Agreement or Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents and the Guarantee Agreement only to the extent that, and for so long as, the obligations under this Agreement and other Loan Documents are so secured and guaranteed, (ii) any release of collateral or guarantors effected in the manner permitted by this Agreement or any other Loan Document shall not require the consent of holders of obligations under Specified Hedge Agreements or Cash Management Obligations and (iii) the amount of secured obligations under any Specified Hedge Agreements shall not exceed the net amount, including any net termination payments, that would be required to be paid to the counterparty to such Specified Hedge Agreement on the date of termination of such Specified Hedge Agreement; provided, further that in no circumstances shall Excluded Swap Obligations constitute Secured Obligations.

“Secured Parties” shall mean, collectively, the Joint Lead Arrangers, the Administrative Agent, the Lenders, the Issuing Banks, with respect to any Cash Management

Agreement, any Lender Counterparty party thereto and, with respect to any Specified Hedge Agreement, any person (other than a member of the Borrower Group) party thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean each of the following documents:

(i)                                     the documents specified on Schedule 1.01(b) (in each case, as amended, restated, amended and restated, replaced, supplemented and otherwise modified from time to time) and each of the collateral agreements and other charges, pledges, assignments and other security documents in form and substance acceptable to the Administrative Agent and identified in, and delivered, to, the Administrative Agent pursuant to Section 5.09; and

(ii)                                  any other document entered into by Holdings, the Company or any Subsidiary Loan Party creating or expressed to create any security over all or any part of its assets in respect of the Secured Obligations of any of the Loan Parties under any of the Loan Documents.

“Security Trust Deed” shall mean the deed in respect of the Security Documents governed under the law of England & Wales made by the Collateral Agent on the Closing Date.

“Seller” shall have the meaning assigned to such term in this Agreement (as in effect immediately prior to the amendment and restatement hereof the First Restatement Effective Date).

“Senior Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Senior Secured Debt, as of such date to (b) EBITDA for the relevant Test Period, all determined on a consolidated basis.

“Senior Representative” shall mean, with respect to any series of Permitted Secured Ratio Debt, Permitted Unsecured Ratio Debt, Incremental Notes, Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Series” shall mean (a) all Loans or Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Loans or Commitments provided for therein are intended to be a part of any previously established Series) and that provide for the same interest margins and amortization schedule and (b) all Loans or Commitments that are established pursuant to the same Incremental Facility Amendment (or any subsequent Incremental Facility Amendment to the extent such Incremental Facility Amendment expressly provides that the Loans or Commitments provided for therein are intended to be a part of any previously established Series) and that provide for the same interest margins and amortization schedule.

“Specified Assets” shall mean the French JV, the Company’s Chemical Management Division and the Company’s PCD Kochina Division.

“Specified Default” shall have the meaning assigned to such term in Section 4.01(d).

“Specified Hedge Agreement” shall mean (i) any Swap Agreement set forth on Schedule 1.01(c), (ii) any Swap Agreement entered into by (x) the Company or any of the Restricted Subsidiaries and (y) a Lender Counterparty and (iii) any other Swap Agreement with respect to currencies entered into by the Company or any of the Subsidiaries any person which is not a Lender Counterparty, provided that (i) such Swap Agreement expressly states that it (x) constitutes a “Specified Hedge Agreement” for purposes of this Agreement and the other Loan Documents, (ii) the Company and the other parties thereto shall have delivered to the Administrative Agent a written notice specifying that such Swap Agreement constitutes a “Specified Hedge Agreement” for purposes of this Agreement and the other Loan Documents and (y) in the case of the Company, that such Specified Hedge Agreement and the obligations of the Company and its Restricted Subsidiaries thereunder have been, and will be, incurred in compliance with this Agreement and (iii) such other person has entered into an intercreditor agreement with respect to the relevant Swap Agreement on terms reasonably satisfactory to the Administrative Agent.

“Sponsors” shall mean CCMP, CCMP Capital Advisors II (AV-3), L.P., CCMP Capital Investors (Cayman) II, L.P., Asia Opportunity Fund II, L.P., AOF II Employee Co-Invest Fund, L.P., CCMP Asia Equity Partners II, L.P., CCMP Capital Associates, L.P. and their respective Affiliates.

“Spot Exchange Rate” shall have the meaning provided in the definition of “Dollar Equivalent”.

“Statutory Reserves” shall mean the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” shall mean freely transferable lawful money of the United Kingdom (expressed in pounds sterling).

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(d).

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50.0% of the ordinary voting power or more than 50.0% of the partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by the parent.

“Subsidiary Loan Party” shall mean each Restricted Subsidiary that has executed and delivered a counterpart to the Guarantee Agreement or an assumption agreement in substantially the form of Exhibit A to the Guarantee Agreement and become a “Guarantor” thereunder.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or other employee benefit plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management or consultants of Holdings, the Company or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit C-2.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04.  The aggregate amount of the Swingline Commitments on the Third Restatement Effective Date is $15.0 million; provided that with respect to any Swingline Lender, to the extent the Borrower obtains Other Revolving Facility Commitments for which such Swingline Lender does not have a commitment or does not otherwise consent in writing thereto, then the Swingline Commitment of such Swingline Lender shall terminate on the later to occur of the termination of the Class of Revolving Facility Commitments under which such Swingline Lender has agreed to act as Swingline Lender or the date to which such Swingline Lender has otherwise consented in writing.

“Swingline Exposure” shall mean at any time the aggregate Principal Amount of all outstanding Swingline Loans at such time.  The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Total Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean (i) Deutsche Bank AG, New York Branch acting through any of its Affiliates or branches, in its capacity as a lender of Swingline Loans, (ii) any other person acting as Administrative Agent hereunder (to the extent agreed by the Borrower and such Administrative Agent) or (iii) any other Lender designated by the Borrower and agreed to by the Administrative Agent who agrees to act in such capacity.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Syndication Agent” shall mean J.P. Morgan Securities LLC in its capacity as Syndication Agent.

“Target Group Loan Party” shall mean each of (i) BOC Edwards, (ii) Edwards HoldCo (Korea) Co. Ltd, (iii) Edwards Holdings Japan KK, and (v) BOC Edwards Japan.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Facility” shall mean the any Class or tranche of Term Loans incurred hereunder.

“Term Facility Maturity Date” shall mean (a) with respect to the Initial Term Loans, March 26, 2020, and (b) with respect to any Class of Other Term Loans, the date set forth for such Class in the related Refinancing Amendment.

“Term Lender” shall mean a Lender with an Initial Term Loan Commitment and/or an outstanding Term Loan.

“Term Loans” shall mean the Initial Term Loans and/or, after the incurrence thereof, Other Term Loans, as the context may require.

“Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a).

“Termination Date” shall mean the date on which (x) all Loan Document Obligations have been paid in full (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice been given (or reasonably satisfactory arrangements have otherwise been made)), no Letter of Credit is outstanding and all Commitments have been terminated and (y) no Secured Obligations under Cash Management Agreements and Specified Hedge Agreements which are then due and payable remain outstanding.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters (taken as one accounting period) of the Company then most recently ended for which financial statements are available.

“Third Restatement Agreement” shall mean the Amendment and Restatement Agreement dated as of March 26, 2013, among the Borrower, the Lenders party thereto and the Administrative Agent (as same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Third Restatement Effective Date” shall mean the “Third Restatement Effective Date” as defined in the Third Restatement Agreement.

“Total Leverage Ratio” shall mean, on any date, the ratio of Consolidated Total Debt to EBITDA for the relevant Test Period, all determined on a consolidated basis.

“Total Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender, at any time, an amount equal to the amount by which (a) such Revolving Facility Lender’s Revolving Facility Commitments of each then existing Class of Revolving Facility Commitments at such time exceeds (b) the Revolving Facility Credit Exposure of each then existing Class of Revolving Facility Commitments at such time.

“Total Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the aggregate Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment.  If the Revolving Facility Commitments have terminated or expired, the Total Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04; provided, that in the case of Section 2.24 when a Defaulting Lender shall exist, “Total Revolving Facility Percentage” shall mean the percentage of the aggregate Revolving Facility Commitments (disregarding any Defaulting Lender’s Revolving Facility Commitment) represented by such Lender’s Revolving Facility Commitment.

“Transaction Costs” shall have the meaning assigned to such term in this Agreement (as in effect immediately prior to the amendment and restatement thereof on the First Restatement Effective Date).

“Transaction Documents” shall have the meaning assigned to such term in this Agreement (as in effect immediately prior to the amendment and restatement thereof on the First Restatement Effective Date.

“Transactions” shall have the meaning assigned to such term in this Agreement (as in effect immediately prior to the amendment and restatement thereof on the First Restatement Effective Date) and (unless a contrary intention appears) shall also include the execution and delivery of the Third Restatement Agreement and the transactions contemplated thereby.

“Trapped Cash” shall have the meaning assigned to such term in this Agreement (as in effect immediately prior to the amendment and restatement thereof on the First Restatement Effective Date).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted LIBOR Rate, the Euro LIBO Rate and the ABR.

“U.K. Holdco 3” shall mean Edwards Limited (f/k/a Edwards UKCo 3 Limited).

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Company that is acquired or created after the Closing Date designated by the Company as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent (each, an “Unrestricted Subsidiary Designation”); provided that the Company shall only be permitted to so designate an Unrestricted Subsidiary so long as (a) no Default or Event of Default exists or would result therefrom, (b) the designation of such Unrestricted Subsidiary shall comply with Section 6.04, with the amount of the fair market value of any assets owned by such Unrestricted Subsidiary and any of its Subsidiaries at the time of the designation thereof being deemed an Investment pursuant to Section 6.04, (c) calculations are made by the Company of the Total Leverage Ratio for the relevant Reference Period, on a Pro Forma Basis as if the respective Unrestricted Subsidiary Designation (as well as all other Unrestricted Subsidiary Designations and Subsidiary Redesignations theretofore consummated after the first day of such Reference Period) had occurred on the first day of such Reference Period, and such calculations shall show that the Total Leverage Ratio for such Reference Period would be less than 5.75:1.00 if the Unrestricted Subsidiary Designation had occurred on the first day of such Reference Period and (d) the Company shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Company, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (a) through (c), inclusive, and containing the calculations required by the preceding clause (c).  The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of the credit documentation (each, a “Subsidiary Redesignation”); provided that (i)  no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation (including, but not limited to, under Sections 6.01 and 6.02), (ii) calculations are made by the Company of the Total Leverage Ratio for the relevant Reference Period, on a Pro Forma Basis as if the respective Subsidiary Redesignation (as well as all other Subsidiary Redesignation and Unrestricted Subsidiary Designations theretofore consummated after the first day of such Reference Period) had occurred on the first day of such Reference Period, and such calculations shall show that the Total Leverage Ratio for such Reference Period would be less than 5.75:1:00 if the Subsidiary Redesignation had occurred on the first day of such Reference Period, (iii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (iv) treating such Subsidiary Redesignation as a contribution to the Company of an amount equal to the fair market value of such Unrestricted Subsidiary and (v) the Company shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Company, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive.

“Unrestricted Subsidiary Designation” shall have the meaning assigned to such term in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Adequate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voluntary Prepayments” shall mean (a) any voluntary prepayment of Term Loans pursuant to Section 2.11(a) in any year and (b) any voluntary prepayment of Revolving Facility Loans pursuant to Section 2.11(a) to the extent that the Revolving Facility Commitments are substantially concurrently reduced voluntarily in an equal amount pursuant to Section 2.08(b), in each case, to the extent not financed using the proceeds of the incurrence of any long-term Indebtedness (including Credit Agreement Refinancing Indebtedness (to the extent not constituting Junior Debt Capital) but excluding Junior Debt Capital).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, at any date, the quotient obtained by dividing:

(a)                                 the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment (or scheduled commitment reduction or termination) of such Indebtedness multiplied by the amount of such payment (or reduction or termination); by

(b)                                 the sum of all such payments (or reductions or terminations).

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the outstanding Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares (including shares issued to foreign nationals) required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.                                Terms Generally.  The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other agreement or instrument shall mean such Loan Document, agreement or instrument as amended, restated, amended and restated, supplemented, otherwise modified, replaced, renewed, extended or refinanced from time to time in accordance with the terms of the Loan Documents and any reference in this Agreement to any person shall include a reference to such person’s successors-in-interest.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Third Restatement Effective Date in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IRFS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if an amendment is requested by the Company or the Required Lenders, then the Company and the Administrative Agent shall negotiate in good faith to enter into an amendment of such affected provisions to preserve the original intent thereof in light of such change in IFRS or the application thereof subject to the approval of the Required Lenders.

SECTION 1.03.                                Effectuation of Transactions.  Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.04.                                Effect of Restatement.  (a) The effectiveness of this Agreement shall not constitute a novation of any Loan Document Obligations owing under the Original Credit Agreement.  Except as provided otherwise under the Third Restatement Agreement, all Loans and Letters of Credit outstanding under the Original Credit Agreement and all accrued and unpaid amounts owing by any Loan Party pursuant to the Original Credit Agreement shall continue to be outstanding and owing hereunder.  Any payment or performance of any Loan Document Obligation under the Original Credit Agreement or any Loan Document Obligation described in this Agreement during any period prior to the Third Restatement Effective Date shall constitute payment or performance of such Loan Document Obligation under this Agreement.  Any usage under any “basket” set forth in any covenant or exception in the Original Credit Agreement shall not be included in the determination of baskets under this Agreement.

(b)                                 After giving effect to this Agreement and the modifications effectuated thereby, each reference to the Credit Agreement in the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended and restated on the Third Restatement Effective Date (as such Agreement may be subsequently amended, restated, supplemented or otherwise modified from time to time).

ARTICLE II

The Credits

SECTION 2.01.                                       Commitments.  Subject to the terms and conditions set forth herein or in the Restatement Agreement, as applicable:

(a)                                 Each Initial Term Loan Lender with an Initial Term Loan Commitment agrees to and shall make Initial Term Loans to the Borrower on the Third Restatement Effective Date in a principal amount not to exceed its Initial Term Loan Commitment.

(b)                                 Each Revolving Facility Lender with a Revolving Facility Commitment of a particular Class agrees, severally and not jointly, to make Revolving Facility Loans of such Class to the Borrower, at any time and from time to time on and after the Third Restatement Effective Date (or, in the case of any Class of Revolving Facility Commitments established after the Third Restatement Effective Date, the date of effectiveness of such Class), and until the earlier of the Maturity Date with respect to its Revolving Facility Commitment of such Class and the termination of such Lender’s Revolving Facility Commitments of such Class in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Facility Credit Exposure of such Class exceeding such Lender’s Revolving Facility Commitment of such Class.  Within the limits set forth in this clause (b) and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Facility Loans.

SECTION 2.02.                                       Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type and Approved Currency made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Term Loans or Swingline Loans, in accordance with their respective Term Loan Commitments or Swingline Commitments, as applicable); provided, however, that, with respect to any Class of Revolving Facility Commitments, Revolving Facility Loans of such Class shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages of such Class on the date such Loans are made hereunder.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.14, each Borrowing (i) under the Term Facility shall be in Dollars and shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith, (ii) under the Revolving Facility shall be in an Approved Currency for the Borrower and shall be comprised entirely of ABR Loans (in the case of Dollar Denominated Loans only) or Eurocurrency Loans, in each case, as the Borrower may request in accordance herewith.  Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)                                  At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e).  Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurocurrency Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the Loans comprising such Borrowing.

SECTION 2.03.           Requests for Borrowings.  To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing in an Approved Currency, not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing denominated in Dollars, not later than 12:00 p.m., Local Time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax or other electronic transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    whether such Borrowing is to be a Borrowing of Revolving Facility Loans or Term Loans and, if applicable, the relevant Class thereof;

(ii)   the aggregate amount of the requested Borrowing;

(iii)  the date of such Borrowing, which shall be a Business Day;

(iv)  whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)   in the case of Revolving Facility Loans, the relevant Approved Currency in which such Revolving Facility Loans are to be denominated;

(vi)      in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii)   the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type or Approved Currency of a Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing shall be an ABR Borrowing in Dollars.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected a Eurocurrency Borrowing with an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.                                Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the applicable Availability Period, in an aggregate Principal Amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the Revolving Facility Credit Exposure exceeding the aggregate Revolving Facility Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by fax or other electronic transmission), not later than 10:00 a.m., Local Time, on the day of a proposed Dollar denominated Swingline Borrowing (in the case of a Swingline Borrowing denominated in an Approved Currency other than Dollars, not later than 10:00 a.m., one Business Day before the day of the proposed Swingline Borrowing).  Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) the amount of the requested Swingline Borrowing and (iii) the relevant Approved Currency in which such Swingline Loan is to be denominated.  If no election as to the Approved Currency of a Swingline Borrowing is specified, then the requested Swingline Borrowing shall be in Dollars.  The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan.  The Swingline Lender shall make each Swingline Loan in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c)                                  The Swingline Lender may, by written notice given to the Administrative Agent and the Company not later than 10:00 a.m., Local Time, on any Business Day require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it.  Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Total Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Facility Lender’s Total Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower (or such other person) for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05.                                Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, or for the account of any Loan Party, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the applicable Availability Period and prior to the date that is thirty days prior to the latest Revolving Facility Maturity Date; provided that no Issuing Bank shall be required to issue a Letter of Credit if it would have a stated expiry date after the next Revolving Facility Maturity Date and the aggregate face amount of all Letters of Credit having stated expiry dates after the next Revolving Facility Maturity Date would exceed the amount of the Revolving Facility Commitments that have maturities after such Revolving Facility Maturity Date, unless, with the consent of the relevant Issuing Bank, the Borrower provides cash collateral in an amount equal to not less than 100% of such overage; provided further that, with respect to any Issuing Bank, to the extent the Borrower obtains Other Revolving Facility Commitments for which such Issuing Bank does not have a commitment or does not otherwise consent in writing thereto, then the commitment of such Issuing Bank to issue Letters of Credit shall terminate on the later to occur of the termination of the Class of Revolving Facility Commitments under which such Issuing Bank has agreed to act as Issuing Bank or the date to which such Issuing Bank has otherwise consented in writing.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Request or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension:  Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall either (i) provide telephonic notice promptly followed by written notice or (ii) hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the relevant Approved Currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a Letter of Credit Request in connection with any request for a Letter of Credit; provided that to the extent such standard form is inconsistent with the Loan Documents, the provisions of the Loan Documents shall control.  Upon satisfaction or waiver (in accordance with Section 9.08) of the conditions set forth in Section 4.01 (and in the case of any Letters of Credit to be issued on the Closing Date, Section 4.02), the Issuing Bank shall issue or extend the requested Letter of Credit in accordance with the Issuing Bank’s standard operating procedures.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Revolving L/C Exposure shall not exceed $50.0 million or (ii) the Revolving Facility Credit Exposure shall not exceed the aggregate Revolving Facility Commitments.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after such renewal or extension) and (ii) the date that is five Business Days prior to the latest Revolving Facility Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional twelve-month periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c) except to the extent such Letter of Credit is cash collateralized or backstopped pursuant to an arrangement acceptable to the Issuing Bank in its sole discretion, or unless otherwise agreed by the Issuing Bank and the Administrative Agent).

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Total Revolving Facility Percentage of the aggregate amount available to be drawn under such

Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s Total Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in the relevant Approved Currency not later than 4:00 p.m., Local Time, on (i) the Business Day immediately following the date the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing.  If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and, in the case of a Revolving Facility Lender, such Lender’s Total Revolving Facility Percentage thereof.  Promptly following receipt of such notice, each Revolving Facility Lender shall pay in the relevant Approved Currency to the Administrative Agent its Total Revolving Facility Percentage of the payment then due from the Borrower in respect of such L/C Disbursement in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Facility Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement in accordance with this Section 2.05(e).

(f)                                   Obligations Absolute.  The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence of this Section 2.05(f); provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement.  The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or bad faith on the part of, or breach of any Loan Document by, the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by fax) of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank or the Revolving Facility Lenders from the amount of any such L/C Disbursement.

(h)                                 Interim Interest.  If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Facility Loans; provided that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i)                                     Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j)                                    Cash Collateralization.  If any Event of Default shall occur and be continuing (i) in the case of an Event of Default described in Section 7.01(h) or (i)(i), (ii), (iii) or (iv) on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day, following the date on which the Company receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, the Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50.0% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind.  Each such deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C

Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50.0% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)                                 Additional Issuing Banks.  From time to time, the Company may by notice to the Administrative Agent designate up to three additional Lenders as an Issuing Bank each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent.  Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l)                                     Reporting.  Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

(m)                             Existing Letters of Credit.  Schedule 2.05 contains a description of certain letters of credit that were issued for the account of the Company or other Loan Parties and which remain outstanding on the Closing Date (and setting forth, with respect to each such letter of credit, (i) the name of issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount, (v) the name of beneficiary, (vi) the expiry date and (vii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit).  Each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Third Restatement Effective Date.

SECTION 2.06.                                       Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make the proceeds of such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Facility Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the relevant Class.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.                                       Interest Elections.  (a)  Each Borrowing initially shall be of the Type and Approved Currency specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but in any event on the same Business Day) by hand delivery or fax to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and signed by the Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)             the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)       whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)      if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.                                Termination and Reduction of Commitments.  (a)  (i) The Initial Term Loan Commitments shall automatically terminate upon the making of the Initial Term Loans on the Third Restatement Effective Date.

(ii)                                   The Other Term Commitments of any Class or Series shall automatically terminate upon the conversion or refinancing, as the case may be, of all or a portion of the relevant Term Loans as provided in the relevant Refinancing Amendment.

(iii)                                   On the Maturity Date of any Class of Revolving Facility Commitments, such Class of Revolving Facility Commitments will terminate and the Revolving Facility Lenders with Revolving Facility Commitments of such Class will have no further obligation to make Revolving Facility Loans, fund its portion of L/C Disbursements pursuant to Section 2.05(d) or purchase or fund participations in Swingline Loans pursuant to Section 2.04(c), in each case, solely in respect of such Class of Revolving Facility Commitments; provided that (x) the foregoing will not release any such

Revolving Facility Lender from any such obligation to fund Revolving Facility Loans, its portion of L/C Disbursements or participations in Swingline Loans that was required to be performed on or prior to the Maturity Date of such Class of Revolving Facility Commitments and (y) the foregoing will not release any such Revolving Facility Lender from any such obligation to fund its portion of L/C Disbursements or participations in Swingline Loans if on such Maturity Date any Specified Default or event, act or condition which with notice or lapse of time or both would constitute a Specified Default exists until such Specified Default or event, act or condition ceases to exist.  Unless clause (y) to the prior proviso to the immediately succeeding sentence is applicable, upon the relevant Revolving Facility Maturity Date of such Class or Series, all outstanding Swingline Loans and Revolving L/C Exposure shall be deemed to be outstanding with respect to the remaining Revolving Facility Commitments (so long as after giving effect to such reallocation, the Revolving Facility Credit Exposure of each remaining Revolving Facility Lender does not exceed such Lender’s remaining Revolving Facility Commitment).  On and after the Maturity Date of any Class of Revolving Facility Commitments, the remaining Revolving Lenders (and so long as clause (y) to the proviso to the second immediate sentence is applicable, to the Revolving Lenders in the maturing Class) will be required, in accordance with their Revolving Facility Percentages, to fund L/C Disbursements pursuant to Section 2.05(e) arising on or after such date and fund participations in Swingline Loans at the request of the Swingline Lender on and after such date, regardless of whether any Default existed on the Maturity Date of the then-terminating Revolving Facility Commitments; provided that the Revolving Facility Credit Exposure of each remaining Revolving Facility Lender does not exceed such Lender’s Revolving Facility Commitment.  In the event that a Specified Default or event, act or condition which with notice or lapse of time or both would constitute a Specified Default exists on a Maturity Date of a Class of Revolving Facility Commitments, until such Specified Default or event, act or condition ceases to exist, for purposes of determining a Revolving Facility Lenders’ pro rata percentage for purposes of Section 2.05(d) or Section 2.04(c), such Lender’s Revolving Facility Commitment of the relevant Class shall be deemed to be the Revolving Facility Commitment of such Lender immediately prior to the termination thereof on such Maturity Date.

(b)                                 The Company may at any time terminate, or from time to time reduce, the Commitments under any Facility; provided that (i) each reduction of the Commitments under any Facility shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Company shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 and any reallocation of any Revolving L/C Exposure pursuant to clause (e) below, the Revolving Facility Credit Exposure would exceed the aggregate Revolving Facility Commitments.

(c)                                  The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments under a Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

(d)                                 Each reduction in the Revolving Facility Commitments hereunder (other than reductions made pursuant to clause (a)(ii) above, terminations made pursuant to Section 2.11(f) or Section 2.19(b), reductions in accordance with Section 2.11(f), or the implementation of Other Revolving Facility Commitments pursuant to Section 2.22) shall be made ratably among all Classes of Revolving Facility Commitments in accordance with the Revolving Facility Commitments of all Revolving Facility Lenders and within each Class, ratably among the Revolving Facility Lenders of such Class in accordance with their respective applicable Revolving Facility Commitments for such Class; provided that none of the Swingline Commitment or the maximum amount available for the issuance of Letters of Credit pursuant to clause (i) of the final sentence of Section 2.05(b) shall be reduced unless the aggregate Revolving Facility Commitment is reduced to an amount less than the Swingline Commitment or the Letter of Credit Commitment, as applicable, then in effect (and then only to the extent of such deficit except to the extent the Borrower expressly specifies such commitment reduction).  The Borrower shall pay to the Administrative Agent for the account of the affected Revolving Facility Lenders, on the date of each termination or reduction of the Revolving Facility Commitment of a given Class, the Commitment Fees on the amount of the Revolving Facility Commitments of such Class so terminated or reduced accrued to but excluding the date of such termination or reduction.

(e)                                  Notwithstanding anything to the contrary herein, upon the Third Restatement Effective Date, all outstanding Revolving L/C Exposure with respect to the Existing Revolving Facility (as defined in the Original Credit Agreement) shall be deemed to be outstanding with respect to the Existing Revolving Facility (as defined in this Agreement) for all purposes in connection with this Agreement (so long as after giving effect to such reallocation, the Revolving Facility Credit Exposure of each Existing Revolving Facility Lender does not exceed such Lender’s Existing Revolving Facility Commitment as in effect on the Third Restatement Effective Date).  On and after the Third Restatement Effective Date, the Existing Revolving Facility Lenders (as well as any other Revolving Facility Lenders from time to time party hereto) will be required, in accordance with their pro rata shares, to fund L/C Disbursements pursuant to Section 2.05(e) arising on or after such date and fund participations in Swingline Loans at the request of the Swingline Lender on and after such date, in each case in accordance with the requirements of this Agreement.

SECTION 2.09.                                       Repayment of Loans; Evidence of Debt.  (a)  The Company hereby unconditionally promises to pay (i) with respect to any Class of Revolving Facility Commitments, to the Administrative Agent for the account of each Revolving Facility Lender of such Class the then unpaid principal amount of each Revolving Facility Loan of such Class on the Revolving Facility Maturity Date of such Class, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) with respect to any Class of Revolving Facility Commitments, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Facility Maturity Date of such Class.  Once prepaid or repaid, Term Loans may not be reborrowed.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain the Register, as set forth in Section 9.04(b)(iv), in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that (x) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and (y) in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein.

SECTION 2.10.                                Repayment of Term Loans and Revolving Facility Loans(a)                                      .  Subject to the other paragraphs of this Section, the Company shall repay to the Administrative Agent in Dollars for the ratable account of the Initial Term Loan Lenders (i) on March 31, June 30, September 30 and December 31 of each year (or if any such date is not a Business Day, on the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case on the immediately preceding Business Day, each such date being referred to as a “Term Loan Installment Date”), commencing with June 30, 2013, an aggregate amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Third Restatement Effective Date and (ii) on the Term Loan Maturity Date, the aggregate principal amount of all Initial Term Loans outstanding on such date.

(b)                                 Prepayment of the Borrowings from:

(i)             Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be applied ratably among each Class of Term Loans then outstanding on a pro rata basis, with the application thereof first in direct order to the unpaid amounts due on the next succeeding eight Term Loan Installment Dates for the relevant Class, and, then on a pro rata basis (based on the amount of such amortization payments) to the then remaining scheduled amortization payment in respect of such Term Borrowings, and

(ii)          any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied ratably among each Class of Term Loans then outstanding and to the remaining installments thereof as directed by the Company; provided that it is understood and agreed that this clause (b) may be modified as expressly provided in Section 2.22 in connection with a Refinancing Amendment.

(c)                                  Optional prepayments of Revolving Facility Loans shall be applied ratably among each Class of Revolving Facility Loans then outstanding.

(d)                                 Prior to any optional repayment of any Borrowing under any Facility hereunder, the Company shall notify the Administrative Agent by telephone (confirmed by fax) of the Borrowings under the applicable Facility to be repaid not later than 12:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing.  Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Borrowing hereunder, the Company shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by fax) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment.  Repayments of Borrowings (other than repayments of ABR Revolving Facility Borrowings that are not made in connection with the termination or permanent reduction of the Revolving Facility Commitments) shall be accompanied by accrued interest on the amount repaid.  In the event the Company fails to specify the Borrowings to which any such voluntary prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Swingline Loans to the full extent thereof;

second, to repay outstanding ABR Revolving Facility Loans and then to outstanding Eurocurrency Revolving Facility Loans to the full extent thereof; and

third, to prepay the ABR Term Loans and then to the Eurocurrency Term Loans, in each case, on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(e)                                  If any Revolving Facility Lender becomes a Defaulting Lender at any time that any Letter of Credit issued by any Issuing Bank is outstanding, the Borrower shall enter into the applicable Letter of Credit Back-Stop Arrangements with such Issuing Bank no later than 10 Business Days after the date such Revolving Facility Lender becomes a Defaulting Lender.

SECTION 2.11.                                       Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d); provided that at the Borrower’s election in connection with any prepayment of Revolving Facility Loans pursuant to this Section 2.11(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Facility Loan of a Defaulting Lender.

(b)                                    (i) Subject to clause (ii) below, the Company shall apply, without duplication of applications pursuant to clause (ii), all Net Proceeds within three Business Days of receipt thereof to prepay Term Borrowings in accordance with paragraph (b) of Section 2.10.

(ii)                               In the event that the Borrower incurs or issues any Credit Agreement Refinancing Indebtedness (other than solely by means of extending, replacing, exchanging or renewing then existing Credit Agreement Refinancing Indebtedness without resulting in any Net Proceeds), the Borrower shall prepay an aggregate principal amount of Term Loans and/or if the Borrower so elects, Revolving Facility Loans (with a corresponding reduction in Revolving Facility Commitments) in an amount equal to 100% of the Net Proceeds of such Credit Agreement Refinancing Indebtedness within 3 Business Days after such Credit Agreement Refinancing Indebtedness is incurred or issued; provided, that each prepayment of Loans required by this clause (ii) shall be applied as directed by the Borrower; provided that any prepayment with respect to any Class shall be offered ratably among the Lenders in such Class, until 100% of the Net Proceeds from such Credit Agreement Refinancing Indebtedness has been applied to the Loans and/or to reduce Revolving Facility Commitments as required by this clause (ii).

(c)                                  Not later than 125 days after the end of each Excess Cash Flow Period, the Borrower shall prepay Term Borrowings in an amount equal to (i) an amount equal to the Required Percentage of Excess Cash Flow for such Excess Cash Flow Period minus (ii) the aggregate amount of Voluntary Prepayments made during such Excess Cash Flow Period.  Prepayments pursuant to the immediately preceding sentence shall be applied in accordance with paragraph (b) of Section 2.10.

(d)                                 If on any date the Revolving Facility Credit Exposure exceeds the aggregate Revolving Facility Commitment, the Borrower shall repay on such date the principal of Swingline Loans, and if no Swingline Loans are or remain outstanding, the principal of Revolving Facility Loans, and if no Swingline Loans or Revolving Facility Loans are or remain outstanding, cash collateralize Letters of Credit, in an aggregate Principal Amount required to remove such excess; provided that if the condition set forth above exists as a result of currency fluctuations, then the repayment of Loans and cash collateralization of Letters of Credit required by this sentence shall only be required if the relevant excess amount exceeds 105% of the relevant permitted maximum amount for more than three consecutive Business Days (at which time the excess over 100% shall be required to be eliminated) (with no reduction of the Revolving Facility Commitment).

(e)                                  Concurrently with any prepayment pursuant to Section 2.11(b), the Company shall deliver to the Administrative Agent a certificate of a Financial Officer demonstrating the calculation of the amount of the applicable Net Proceeds.  In the event that the Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Company shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Company shall concurrently therewith deliver to Administrative Agent a certificate of a Financial Officer demonstrating the derivation of such excess.

(f)                                   Notwithstanding the foregoing, (i) the Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to paragraphs (b) and (c) of this Section 2.11 at least three Business Days prior to the date of such prepayment, (ii) upon receiving such notice the Administrative Agent will promptly notify each Term Lender of the contents of the Borrower’s prepayment notice and of such Term Lender’s pro rata share of the prepayment and (iii) in which case any Term Lender may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy or electronic mail) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to paragraph (b) and (c) of this Section, in which case the aggregate amount of such prepayment that would have been applied to prepay Term Loans, but was so declined, shall be retained by the Company.  If a Term Lender fails to deliver a rejection notice to the Administrative Agent within the time frame specified above or such rejection notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans.

(g)                                  Notwithstanding anything to the contrary set forth in this Agreement, (x) if any Material Event of Default exists at the time any voluntary or mandatory repayment of Loans under the Term Facility is otherwise required or permitted to be made as set forth above, Swingline Loans, and if no Swingline Loans are or remain outstanding, Revolving Facility Loans and if no Swingline Loans or Revolving Facility Loans are or remain outstanding, Letters of Credit, shall first be repaid and/or cash collateralized, as applicable, in the amount otherwise required to be applied to the Term Facility (with no permanent reduction in commitments under the Revolving Facility), with any excess to be applied as otherwise required above (in the absence of this clause (g)) and (y) if any Event of Default exists, no voluntary repayment of Term Loans shall be permitted if any Swingline Loan or Revolving Facility Loans are or remain outstanding or Letters of Credit which are not fully cash collateralized remain outstanding.

(h)                                 If for any reason, at any time during the ten (10) Business Day period immediately preceding the Maturity Date for any Class of Revolving Facility Commitments, (x) the Allocable Revolving Share of the Revolving Facility Credit Exposure attributable to Revolving L/C Exposure of Revolving Facility Lenders of such Class and Swingline Exposure of such Class exceeds (y) the amount of the remaining aggregate Revolving Facility Commitments minus the remaining Revolving Facility Lenders’ Allocable Revolving Share of the Aggregate Revolving Facility Credit Exposure at such time, then the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Facility Loans and Swingline Loans and/or cash collateralize the Revolving L/C Exposure in an aggregate amount necessary to eliminate such excess; provided that the Borrower shall not be required to cash collateralize the Revolving L/C Exposure pursuant to this sentence unless after the prepayment in full of the Revolving Facility Loans and Swingline Loans such excess has not been eliminated.  For purposes of this Agreement, “Allocable Revolving Share” shall mean, at any time with respect to the Revolving Facility Commitments or the Revolving Facility Lenders of any Class, the percentage of the Revolving Facility Commitments represented at such time by the aggregate Revolving Facility Commitments of such Class.

SECTION 2.12.                                       Fees.  (a)  The Company agrees to pay, with respect to each Class of Revolving Facility Commitments, to each Revolving Facility Lender of such Class (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December in each year (commencing on June 30, 2013), and on the date on which the Revolving Facility Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a commitment fee (a “Revolving Facility Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Third Restatement Effective Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at the Revolving Facility Commitment Fee Rate.  All Revolving Facility Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  For the purpose of calculating any Revolving Facility Lender’s Revolving Facility Commitment Fee, the outstanding Swingline Loans during the period for which such Revolving Facility Lender’s Revolving Facility Commitment Fee is calculated shall be deemed to be zero.  The Revolving Facility Commitment Fee due to each Lender shall commence to accrue on the Third Restatement Effective Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Revolving Facility Lender shall be terminated as provided herein.

(b)                                 The Company from time to time agrees to pay (i)  with respect to each Class of Revolving Facility Commitments, to each Revolving Facility Lender of such Class (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December of each year (commencing on June 30, 2013) and on the date on which the Revolving Facility Commitments of such Class of all the Lenders of such Class shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Third Restatement Effective Date or ending with the Revolving Facility Maturity Date of such Class or the date on which the Revolving Facility Commitments of such Class shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings of the relevant Class of Revolving Facility Commitments of such Lender effective for each day in such period and (ii) to each Issuing Bank, for its own account, (x) with respect to each Class of Revolving Facility Commitments, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of such Class of all the Lenders of such Class shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% of the daily average stated amount of such Letter of Credit, but, in no event less than $500 per annum for each Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”).  All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c)                                  The Company agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter at the times and in the amount specified therein (the “Administrative Agent Fees”).

(d)                                 At the time of the effectiveness of any Repricing Transaction that is consummated prior to the first anniversary of the Third Restatement Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Initial Term Loan Lender (including each Lender that withholds its consent to such Repricing Transaction and is replaced as a Non-Consenting Lender under Section 2.19), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction described in clause (a) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid (or converted) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (b) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction.  Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Transaction.

(e)                                  All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13.                                       Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b)                                 The Loans comprising each Eurocurrency Borrowing shall bear interest at the relevant Euro Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for such Borrowing.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)                                 Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans of any Class, upon termination of the Revolving Facility Commitments of such Class and (iii) in the case of the Term Loans of any Class, on the Term Facility Maturity Date of such Class; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  [Intentionally omitted.]

(f)                                   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable ABR, Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.                                       Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the relevant Euro Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility that the relevant Euro Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or that the relevant Approved Currency (other than Dollars and Euros) is not readily available;

then the Administrative Agent shall give written notice thereof to the Company and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the relevant Approved Currency shall be ineffective and, except in the case of a Borrowing of Foreign Currency Denominated Loans, such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in the relevant Approved Currency, such Borrowing shall be made as an ABR Borrowing denominated in Dollars.

SECTION 2.15.                                Increased Costs.  (a)  If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected Euro Rate) or Issuing Bank; or

(ii)          impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then within thirty days of receipt of a certificate of the type specified in paragraph (c) below the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time within thirty days of receipt of a certificate of the type specified in paragraph (c) below the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)                                 Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Company thereof.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof

(e)                                  This Section 2.15 shall not apply to Taxes, which shall be exclusively governed by Section 2.17.

SECTION 2.16.                                       Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of margin).  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17.                                       Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.  A certificate as to the amount of such payment or liability, prepared in good faith and delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Lender or Agent that is entitled to an exemption from or reduction of Indemnified Taxes under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower to permit such payments to be made without such Indemnified Tax or at a reduced rate; provided that (x) no Lender shall have any obligation under this paragraph (e) with respect to any Indemnified Tax imposed by any jurisdiction if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be prejudicial to such Lender in any material respect and (y) this paragraph (e) shall not require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(f)                                    If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

(g)                                   If a payment made to a Foreign Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Foreign Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Foreign Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Foreign Lender has complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

SECTION 2.18.                                Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment or performance obligation hereunder shall be due or required on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars except that all payments of principal and interest in respect of Foreign Currency Denominated Loans or L/C Disbursements in respect of Letters of Credit issued in a currency other than Dollars shall be made in the Approved Currency in which such Foreign Currency Denominated Loan was made or Letter of Credit was issued, as applicable.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds (except as otherwise provided in the Collateral Agreement with respect to the application of amounts realized from the Collateral) shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph (c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)                                   Notwithstanding anything to the contrary contained herein (other than clauses (b) or (c), the provisions of this Sections 2.18 shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

SECTION 2.19.                                Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided that if the costs of such designation or assignment exceed the additional amount required to be paid to the Lender under this Section 2.19(a), the Borrower shall not be required to pay such costs unless the Borrower has requested such designation or reassignment.

(b)                                  If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, or becomes an Affected Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) terminate the Commitments of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c)                                   If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Company shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by (i) terminating the Commitments of such Lender and repaying all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (ii) requiring such Non-Consenting Lender to assign all or the affected portion of its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that (a) all Secured Obligations of the

Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (c) in connection with any such assignment the Company, Administrative Agent, such Non-Consenting Lender shall otherwise comply with Section 9.04 and (d) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.19(c).

SECTION 2.20.                                Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Third Restatement Effective Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans in an Approved Currency, then, on notice thereof by such Lender to the Company through the Administrative Agent (at which time such Lender shall be deemed an “Affected Lender”), any obligations of such Affected Lender to make or continue Eurocurrency Loans in such Approved Currency or to convert ABR Borrowings to Eurocurrency Borrowings in such Approved Currency shall be suspended until such Affected Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Company shall upon demand from such Affected Lender (with a copy to the Administrative Agent), (i) if such affected Eurocurrency is denominated in Dollars either convert all such affected Eurocurrency Borrowings of such Affected Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Affected Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Affected Lender may not lawfully continue to maintain such Loans or (ii) repay all such affected Eurocurrency Borrowings either on the last day of the Interest Period thereafter, if such Affected Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Affected Lender may not continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.21.                                Incremental Extensions of Credit.  Subject to the terms and conditions set forth herein, the Company may at any time and from time to time, request (x) to add additional term loans and/or increase the Revolving Facility Commitments of any Class or (y) to incur additional Indebtedness or Other Revolving Commitments (in each case, the “Incremental Extensions of Credit”) in minimum principal amounts of $15.0 million, provided that (a) immediately prior to and after giving effect to any Incremental Facility Amendment (and the making of any Incremental Extensions of Credit pursuant thereto), no Default or Event of Default has occurred or is continuing or shall result therefrom, except as otherwise agreed by the Additional Lenders providing any Incremental Extensions of Credit to the extent the proceeds of such Incremental Extensions of Credit are being used to finance an acquisition permitted hereunder and (b) the aggregate principal amount (or committed amount, if applicable) of all Incremental Extensions of Credit pursuant thereto shall not exceed $125.0 million (such amount, the “Maximum Incremental Amount”), provided that Incremental Extensions of Credit may exceed the Maximum Incremental Amount so long as after giving effect thereto on a Pro Forma

Basis (including giving pro forma effect to any Incremental Facility Amendment (and the making of any Incremental Extensions of Credit pursuant thereto)) the Senior Leverage Ratio (calculated (1) in the case of Incremental Notes that are unsecured or rank junior in right of security to the  Loan Document Obligations, as if such Incremental Notes rank pari passu in right of security with the Loan Document Obligations at the time of incurrence and at all times thereafter and (2) not to include the cash proceeds of any such Incremental Extensions of Credit in the amount of unrestricted cash to be netted in calculating such ratio) shall not exceed 3.00:1.00.  The Incremental Extensions of Credit shall rank pari passu in right of payment and right of security in respect of the Collateral with the Term Loans or the Revolving Facility Loans, as applicable.  In the case of the Incremental Extensions of Credit which constitute additional term loans, other than amortization, pricing or maturity date, such additional term loans shall have the same terms as any Class of Term Loans existing immediately prior to the effectiveness of an Incremental Facility Amendment (except as otherwise agreed by the Administrative Agent and Additional Lenders agreeing to provide a commitment in respect of such Incremental Extension of Credit provided that any such agreement shall affect solely the terms of such Incremental Extension of Credit and not any other Loan or Borrowings or Commitments (or any other Lender) unless this Agreement has been amended in accordance with Section 9.08 without reference to this Section 2.21); provided that, without the prior written consent of the Required Lenders (but subject to Section 9.08(b)(viii)), (i) any increase in the Revolving Facility shall be on the terms described in this Section 2.21 and pursuant to the terms hereof otherwise applicable to the Revolving Facility (it being understood and agreed that the Borrower shall not request any increase in the Revolving Facility pursuant to this Section 2.21 without the prior written consent of the Majority Lenders under the Revolving Facility), (ii) the Incremental Extensions of Credit shall not have a final maturity date earlier than the latest Term Loan Maturity Date or the latest Revolving Facility Maturity Date, as applicable, then in effect and (iii) in the case of additional term loans, Incremental Extensions of Credit shall not have a Weighted Average Life to Maturity that is shorter than that of the then-remaining Weighted Average Life to Maturity of the Term Loans.  Any additional bank, financial institution, existing Lender or other person that elects to extend commitments to provide Incremental Extensions of Credit shall be reasonably satisfactory to the Company and the Administrative Agent (any such bank, financial institution or other person being called an “Additional Lender”) and shall become a Lender under this Agreement, pursuant to an amendment (each, together with any amendments in connection with any Credit Agreement Refinancing Indebtedness incurred pursuant to Section 2.22, an “Incremental Facility Amendment”) to this Agreement, giving effect to the modifications permitted by this Section 2.21, and, as appropriate, the other Loan Documents, executed by the Company, each Additional Lender, if any, and the Administrative Agent.  Commitments in respect of Incremental Extensions of Credit shall become Commitments under this Agreement after giving effect to such Incremental Facility Amendment.  An Incremental Facility Amendment providing for term loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section, and shall be, to the extent not consistent with the then existing Loan Documents, reasonably satisfactory to the Administrative Agent provided, however, (x) the interest rates and fees applicable to any Incremental Extension of Credit shall be determined by the Company and the Additional Lenders and the Effective Yield with respect to each Incremental Extension of Credit (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Loans of other Class or Classes of Loans and Commitments, in each case, to the extent provided in any applicable Incremental Facility Amendment and (y) that if any Initial Term Loans remain outstanding at the time of the effectiveness of any Incremental Facility Amendment providing for an additional Class of Other Term Loans, then to the extent the Effective Yield in respect of such Other Term Loans shall exceed by more than 0.50% the Effective Yield on the Initial Term Loans, the Applicable Margin applicable to such Initial Term Loans, as the case may be, shall be increased to the extent necessary so that the Initial Term Loans do not receive less than the Effective Yield with respect to such Other Term Loans, less 0.50% per annum; provided that, in the case of this clause (y), if the Other Term Loans include an interest rate floor greater than the applicable interest rate floor under the Initial Term Loans, such differential between interest rate floors shall be equated to the Applicable Margin for purposes of determining whether an increase to the Applicable Margin under the Initial Term Loans shall be required, but only to the extent an increase in the interest rate floor in the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Initial Term Loans shall be increased to the extent of such differential between interest rate floors  The proceeds of the Incremental Extensions of Credit may be used for any purpose not otherwise prohibited hereunder.  Notwithstanding anything to the contrary in this Section 2.21, no existing Lender shall be obligated to provide Incremental Extensions of Credit.

SECTION 2.22.                                Refinancing Amendments.  At any time after the Third Restatement Effective Date, any Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (a) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans) and/or (b) all or any portion of the Revolving Facility Loans (or unused Revolving Facility Commitments) under this Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Facility Loans and Other Revolving Facility Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Facility Loans or Other Revolving Facility Commitments, respectively; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu in right of payment and of security with, or at the option of the Borrower, may be subordinated in right of payment and/or security (or be unsecured) to the other Term Loans and Commitments with respect to Term Loans hereunder (subject to Section 9.08(b)(viii)); provided that Other Revolving Facility Loans and Other Revolving Facility Commitments may be entitled to the priority accorded to the Existing Revolving Facility on the Third Restatement Effective Date, (ii) have such pricing and call protection terms as may be agreed by the Borrower and the Lenders thereof, (iii) except as provided in Section 2.11(b)(ii) or as may be agreed to by the Lenders and Additional Lenders providing such Credit Agreement Refinancing Indebtedness in the respective Refinancing Amendment (but solely as it relates to such person’s providing such Credit Agreement Refinancing Indebtedness waiving their pro rata share of any applicable prepayment or repayment), each Class of Other Term Loans shall be prepaid and repaid on a pro rata basis with all voluntary prepayments and mandatory prepayments (but not amortization payments) of the other Classes of Term Loans and (iv) otherwise be treated hereunder no more favorably with respect to covenants and events of default, than the Refinanced Debt, except that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01 (it being understood that all references to “the date of such Credit Event” or similar language in such Section 4.01 shall be deemed to refer to the effective date of such Refinancing Amendment and such other conditions as may be agreed by the Borrower and the Lenders providing such Credit Agreement Refinancing Indebtedness and set forth in a Refinancing Amendment) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact, change to counsel’s form of opinions and other customary changes consistent with prevailing market practice reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the relevant Collateral Agent in order to ensure that the Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents, as applicable.  Any Other Term Loans and/or Other Revolving Facility Commitments (any corresponding Revolving Facility Credit Exposure) converted from or exchanged for any then-existing Term Loans or then-existing Revolving Facility Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Other Term Loan or Other Revolving Facility Commitment, as applicable.  Each Class or Series of Credit Agreement Refinancing Indebtedness incurred under this Section 2.22 shall be in an aggregate principal amount that is not less than an amount to be agreed between the Borrower and the Administrative Agent.  Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swingline Loans, pursuant to any Other Revolving Facility Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the then-extant Revolving Facility Commitments (it being understood that such Letters of Credit or Swingline Loans may have different pricing and maturity dates, but shall otherwise be treated as though they are a part of a single letter of credit or swingline facility, as applicable, with the then-extant Revolving Facility Commitments) or otherwise reasonably acceptable to the Administrative Agent and any applicable swingline lender or letter of credit issuer.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment (each, a “Refinancing Effective Date”).  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Facility Loans, Other Revolving Facility Commitments and/or Other Term Commitments) and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 9.08(c).  On any Refinancing Effective Date on which Other Revolving Facility Commitments are effected, subject to the satisfaction (or waiver) of the foregoing terms and conditions, (a) the Revolving Facility Loans of any existing Revolving Facility Lender who is providing a new Other Revolving Facility Commitment on such date and whose existing Revolving Facility Commitment is being reduced on such date pursuant to Section 2.08 in connection therewith shall be converted into Revolving Facility Loans under such Lender’s new Other Revolving Facility Commitment being provided on such date in the same ratio as (x) the amount of such Lender’s new Other Revolving Facility Commitment bears to (y) the aggregate amount of such Lender’s existing Revolving Facility Commitment prior to any reduction of such Lender’s Revolving Facility Commitment pursuant to Section 2.08 in connection therewith and (b) each of the Revolving Facility Lenders with Other Revolving Facility Commitments of the applicable Class shall purchase from each of the other Lenders with Other Revolving Facility Commitments of such Class, at the principal amount thereof, such interests in the Other Revolving Facility Loans under such Class of Other Revolving Facility Commitments so converted or outstanding on such Refinancing Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Other Revolving Facility Loans of such Series will be held by Revolving Facility Lenders with such Series of Other Revolving Facility Commitments ratably in accordance with their respective Other Revolving Facility Commitments of such Series.

SECTION 2.23.                                Loan Repurchases.  (a)  Subject to the terms and conditions set forth or referred to below, the Borrower may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase Loans (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by Deutsche Bank Securities Inc. or another investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i)                                      each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.23 and the Auction Procedures;

(ii)                                   no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Loans in connection with any Purchase Offer;

(iii)                                each Purchase Offer shall be open and offered to all Lenders on a pro rata basis;

(iv)                               the principal amount (calculated on the face amount thereof) of all Loans that the Borrower offers to purchase in any such Auction shall be no less than $20.0 million (unless another amount is agreed to by the Administrative Agent);

(v)                                  the aggregate principal amount (calculated on the face amount thereof) of all Loans purchased by the Borrower pursuant to a Purchase Offer shall automatically be cancelled and retired by the Borrower, on the settlement date of the relevant purchase (and may not be resold);

(vi)                               no purchase of Loans by Holdings or the Borrower shall be made with the proceeds of borrowings under the Revolving Facility; and

(vii)                            at the time of each purchase of Loans through a Purchase Offer, the Borrower shall have delivered to the Auction Manager an officer’s certificate of a Responsible

Officer certifying as to compliance with preceding clauses (v) and (vi) in each case to the extent applicable.

(b)                                  The Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Loans pursuant to such Purchase Offer.  The Borrower shall have no liability to any Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such termination shall not, in and of itself, result in any Default or Event of Default hereunder. With respect to all purchases of Loans made by the Borrower pursuant to this Section 2.23, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and any cancellation of the purchased Loans, in each case in connection therewith) shall constitute voluntary prepayments under Section 2.10 hereof.

(c)                                   The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.23; provided that no Lender shall have an obligation to participate in any such Purchase Offer.  For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.18(c) and Section 9.04 will not apply to the purchases of Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.23. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 9.06 to the same extent as if each reference therein to the “Lender” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

(d)                                 Each Lender participating in any Purchase Offer hereby acknowledges and agrees that in connection with such Purchase Offer, (1) the Borrower may have, and later may come into possession of, information regarding the Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Auction (such information, the “Excluded Information”), (2) such Lender has independently, without reliance on Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Auction notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Auction further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

SECTION 2.24.           Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Revolving Facility Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Facility Lender is a Defaulting Lender:

(a)                                 if any Swingline Exposure or Revolving L/C Exposure exists at the time a Revolving Facility Lender becomes a Defaulting Lender then:

(i)             all or any part of such Swingline Exposure and Revolving L/C Exposure shall be reallocated among the Revolving Facility Lenders that are Non-Defaulting Lenders in accordance with their respective Total Revolving Facility Percentages but only to the extent (x) the sum of all Revolving Facility Lenders’ that are Non-Defaulting Lenders individual Revolving Facility Credit Exposures plus such Defaulting Lender’s Swingline Exposure and Revolving L/C Exposure does not exceed the aggregate amount of all Non-Defaulting Lenders’ Total Available Unused Commitments, (y) immediately following the reallocation to a Revolving Facility Lender that is a Non-Defaulting Lender, the individual Revolving Facility Credit Exposure of such Revolving Facility Lender does not exceed its Total Available Unused Commitment at such time and (z) the conditions set forth in Article 4 are satisfied at such time;

(ii)          if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize or otherwise back-stop in a manner reasonably satisfactory to the applicable Issuing Bank such Defaulting Lender’s Revolving L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 100% of such Defaulting Lender’s Revolving L/C Exposure for so long as such Revolving L/C Exposure is outstanding (the “Letter of Credit Back-Stop Arrangements”);

(iii)       the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b)(i) with respect to such Defaulting Lender’s Revolving L/C Exposure;

(iv)      if the Revolving L/C Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.24, then the fees payable to the Revolving Facility Lenders pursuant to Section 2.12(b)(i) shall be adjusted in accordance with such Non-Defaulting Lenders’ Total Revolving Facility Percentages; and

(v)         if any Defaulting Lender’s Revolving L/C Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.24, then, without prejudice to any rights or remedies of any Issuing Bank or any Revolving Facility Lender hereunder, all letter of credit fees payable under Section 2.12(b)(i) with respect to such Defaulting Lender’s Revolving L/C Exposure shall be payable to each Issuing Bank until such Revolving L/C Exposure is cash collateralized and/or reallocated; and

(b)                                 notwithstanding anything to the contrary contained in Section 2, so long as any Revolving Facility Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Total Available Unused Commitments of the Non-Defaulting Lenders and/or cash collateral has been provided by the Borrower in accordance with Section 2.24(a), and (ii)

participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Revolving Facility Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.24(a)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower, each Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Facility Lender to be a Defaulting Lender, then (i) the Swingline Exposure and Revolving L/C Exposure of the Revolving Facility Lenders shall be readjusted to reflect the inclusion of such Revolving Facility Lender’s Revolving Facility Commitments and on such date such Revolving Facility Lender shall purchase at par such of the Revolving Facility Loans of the other Revolving Facility Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Facility Lender to hold such Revolving Facility Loans in accordance with its Revolving Facility Percentage and (ii) so long as no Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower. If the Revolving Facility Commitments have been terminated, all other Revolving Facility Obligations have been paid in full and no Letters of Credit are outstanding, then all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower.

ARTICLE III

Representations and Warranties

Each of Holdings (solely to the extent applicable to it) and the Borrower represents and warrants to each of the Lenders that (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the Transactions that were consummated on such date):

SECTION 3.01.                                       Organization; Powers.  Each of Holdings, the Borrower and each of the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business and in good standing in each jurisdiction where such qualification is required, except where the failure to so qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.                                Authorization.  The execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, limited partnership or limited liability company (or its foreign equivalent) action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of (x) law, statute, rule or regulation applicable to such party, or (y) of the certificate or memorandum and articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i)(A)(x), (i)(B), (i)(C) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02 hereof.

SECTION 3.03.                                Enforceability.  This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms (except to the extent set forth on Schedule 3.03 and except for agreements entered into in connection with the requirements of Schedule 1.01(bd)), subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04.                                Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and other local filings necessary or advisable to complete the Collateral and Guarantee Requirements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and to the extent required or advisable comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents, approvals, registrations or filings the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions to be made or taken in connection with the requirements of Schedule 1.01(bd).

SECTION 3.05.                                Financial Statements.

(a)                                 The audited combined balance sheets of the Company and its Restricted Subsidiaries at December 31, 2011 and the audited combined statements of income and cash flows of the Company and its Restricted Subsidiaries for such fiscal years, copies of which have heretofor been furnished to each Lender, present fairly in all material respects the combined financial condition of the Company and its Restricted Subsidiaries for such periods and as at such dates and the combined results of operations and cash flows of the Company and its Restricted Subsidiaries for the years then ended.  All such financial statements have been prepared in accordance with IFRS.

(b)                                 The unaudited interim consolidated balance sheet of the Company and its Restricted Subsidiaries as at December 31, 2012 and the related unaudited interim combined statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects, the combined financial condition of the Company and its Restricted Subsidiaries as at such date (subject to normal audit adjustments).  All such financial statements have been prepared in accordance with IFRS.

SECTION 3.06.                                No Material Adverse Effect.  Since December 31, 2011, there has been no event, development, circumstance or change has occurred that has or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07.                                Title to Properties; Possession Under Leases.  (a)  Each of Holdings, the Company and its Restricted Subsidiaries has good and marketable title to its owned real property, and good and marketable title to, or easements or other limited property interests in, all its other real properties and has good and valid title to its personal property and assets, in each case, free and clear of Liens except for defects in title that do not impair the value thereof in any material respect or materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and Liens expressly permitted by Section 6.02 or arising by operation of law and except where the failure to have such title or interest or existence of such Lien could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Each of Holdings, the Company and the Restricted Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, reasonably necessary for the present conduct of its business, without any conflict (of which the Company has been notified in writing) with the rights of others, except where the failure to have such rights or where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08.                                Subsidiaries.  (a)  Schedule 3.08(a) sets forth as of the Third Restatement Effective Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of outstanding Equity Interests owned by Holdings or by any such subsidiary.

(b)                                 As of the Third Restatement Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares) of any nature relating to any Equity Interests of the Company or any Restricted Subsidiaries of the Company.

SECTION 3.09.                                Litigation; Compliance with Laws.  (a)  There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or to the knowledge of Holdings or the Company threatened in writing against, Holdings or the Company or any of the Restricted Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 None of Holdings, the Company, the Restricted Subsidiaries or their respective properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws that are the subject of Section 3.16) or any restriction of record or agreement affecting any mortgaged property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10.                                Investment Company Act.  None of Holdings, the Company and the Restricted Subsidiaries is required to register as an “investment company” or is subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 3.11.                                Use of Proceeds.  Subject to the immediately succeeding sentence, the Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for working capital and general corporate purposes, including Permitted Business Acquisitions, distributions permitted by Section 6.06, implementing the Company’s business optimization strategy and making payments to the Seller after the Closing Date based on working capital adjustments to the extent required by the Acquisition Agreement.  The Borrower will use the proceeds of the Initial Term Loans made on the Third Restatement Effective Date, together with certain cash on hand, solely to prepay all Existing Non-Extended Term Loans and New Term Loans (each as defined in the Original Credit Agreement) outstanding as of the Third Restatement Effective Date, together with all accrued but unpaid interest, fees and other amounts with respect thereto.

SECTION 3.12.                                Federal Reserve Regulations.  (a)  None of Holdings, the Company and the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.13.                                Tax Returns.  (a)  Each of Holdings, the Company and the Restricted Subsidiaries has filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies, taken as a whole, and each such Tax return is true and correct in all material respects, except, in each case, as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect;

(b)                                 Each of Holdings, the Company and the Restricted Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with IFRS) for the payment of all such amounts due) with respect to all periods or portions thereof ending on or before the Third Restatement Effective Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Company or any of its Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with IFRS), which Taxes, if not paid or adequately provided for, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c)                                  Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, with respect to each of Holdings, the Company and the Subsidiaries, no tax Lien has been filed (other than a Lien permitted by Section 6.02), and, to the knowledge of the Company and its Subsidiaries, no claim is being asserted, with respect to any such Taxes.

SECTION 3.14.                                No Material Misstatements.  To the Company’s knowledge, (i) all written factual information (expressly excluding projections, other forward-looking statements, general market data and information of a general economic or industry specific nature) provided directly or indirectly by Holdings, the Company or any Subsidiary to the Lenders in connection with the financing transaction contemplated hereby on Third Restatement Effective Date was, when taken as a whole, complete and correct in all material respects and did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading when taken as a whole in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to the Lenders by Holdings have been or will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made (it being understood that the Projections are subject to significant assumptions, contingencies and assumptions, many of which are beyond the control of Holdings and its Subsidiaries, no assurance can be given that the projections will be realized and the actual results may differ materially) and as of the Third Restatement Effective Date have not been modified in any material respect by the Company except as may have been previously disclosed in writing to the Administrative Agent.

SECTION 3.15.                                Employee Benefit Plans.  (a)  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) the Borrower, the Restricted Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and is in compliance with the terms of such Plans; (ii) no

Reportable Event has occurred during the past five years as to which the Company, any of its Restricted Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (iii) the present value of all benefit liabilities under each Plan of the Company, its Restricted Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), does not exceed the value of the assets of such Plan and the present value of all accrued benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) does not exceed the value of the assets of all such underfunded Plans; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of the Company, the Restricted Subsidiaries and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or is in endangered or critical status or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or in endangered or critical status or to be terminated.

(b)                                 Except as could not reasonably be expected to have a Material Adverse Effect: with respect to each employee benefit arrangement mandated by non-US law (a “Foreign Benefit Arrangement”) and with respect to each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) maintained or contributed to by any of the Company, the Restricted Subsidiaries or any ERISA Affiliate that is not subject to US law (a “Foreign Plan”), (i) any employer and employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; and (iii) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to such Foreign Plan or Foreign Benefit Arrangement and (B) with the terms of such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16.                                Environmental Matters.  Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice of violation, request for information, order, complaint or assertion of penalty has been received by the Company or any of its Restricted Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened which allege a violation of or liability under any Environmental Laws or concerning Hazardous Materials, in each case relating to the Borrower or any of its Restricted Subsidiaries, (ii) each of the Company and its Restricted Subsidiaries has all permits necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) no Hazardous Material is located at any property currently or formerly owned, operated or leased by the Borrower or any of its Restricted Subsidiaries in quantities or concentrations that would reasonably be expected to give rise to any liability or obligation of the Company or any of its Restricted Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated by or on behalf of the Company or any of its Restricted Subsidiaries that has been transported to or Released at or from any location in a manner that would reasonably be expected to give rise to any liability or obligation of the Company or any of its Restricted Subsidiaries, and (iv) there is no agreement to which the Company or any of its Restricted Subsidiaries is a party in which the Company or any of its Restricted Subsidiaries has assumed or undertaken, or retained, responsibility for any known or reasonably likely liability or obligation arising under or relating to Environmental Laws.

SECTION 3.17.                                Security Documents.  On and after the Third Restatement Effective Date, each of the Security Documents creates (or after the execution and delivery thereof will create), as security for the Secured Obligations covered thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third persons, and subject to (x) no other Liens (other than Liens expressly permitted by Section 6.02 and Liens which have priority by operation of law) and (y) in the case of any Security Document, the exceptions and qualifications set forth in the legal opinions given with respect to such Security Document.

SECTION 3.18.                                Solvency.  (a)  Immediately following the making of each Loan on the Third Restatement Effective Date and after giving effect to the application of the proceeds of each such Loan, (i) the fair value of the assets of Holdings, the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings, the Company and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of Holdings, the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings, the Company and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings, the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) Holdings, the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Third Restatement Effective Date; and (v) neither Holdings, the Company, nor any of its Subsidiaries shall be “insolvent” under the meaning assigned to such term in 11 U.S.C. §101 et seq.

(b)                                  On the Third Restatement Effective Date, neither Holdings nor the Company intends to, and neither Holdings nor the Company believes that it or any of its subsidiaries will, incur debts beyond the ability of Holdings and its Subsidiaries, on a consolidated basis, to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.19.                                Labor Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes pending or, to the knowledge of Holdings or the Company, threatened in writing against the Company or any of its Restricted Subsidiaries; (b) the hours worked and payments made to employees of the Company and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Company or any of its Restricted Subsidiaries or for which any claim may be made against the Company or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company or such Restricted Subsidiary to the extent required by IFRS.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Company or any of its Subsidiaries (or any predecessor) is a party or by which Holdings, the Company or any of its Subsidiaries (or any predecessor) is bound.

SECTION 3.20.                                Insurance.  As of the Third Restatement Effective Date, Holdings, the Company and the Restricted Subsidiaries are maintaining insurance in such amounts and against such risks as are required by Section 5.02.

SECTION 3.21.                                Transaction Documents.  Holdings and the Company have delivered to the Administrative Agent a true and correct copy of the Acquisition Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto).

SECTION 3.22.                                Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT ACT.  To the knowledge of the Company, no part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01.                                All Credit Events.  On the date of each Borrowing (including each Swingline Borrowing) and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a)                                 The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by

Section 2.05(b) or, in the case of a Swingline Borrowing, the Swingline Lender and the Administrative Agent shall have received a Swingline Borrowing Request as required by Section 2.04(b).

(b)                                  The representations and warranties set forth in Article III hereof shall be true and correct in all material respects as of such date (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that, notwithstanding anything to the contrary contained herein, the only representation relating to Holdings, the Company and its Subsidiaries and their businesses the making of which shall be a condition to Borrowing on the Closing Date, shall be the representations and warranties in Sections 3.01(a) and (b), 3.02(a), 3.03, 3.10 and 3.12 of this Agreement.

(c)                                  Other than if the date of such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit is the Closing Date, at the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

(d)                                 At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit on the Closing Date, no Event of Default or Default of the type set forth in clauses (b), (c), (h) or (i) of Section 7.01 (each a “Specified Default”) shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, that the conditions specified in paragraphs (b), (c) and (d) of this Section 4.01 shall have been satisfied on such date in accordance with the terms of such paragraphs.

SECTION 4.02.                                First Credit Event.  On the Closing Date:

(a)                                 The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, a written opinion of (i) Kirkland & Ellis LLP, special New York counsel for Holdings and the Company, (ii) Appleby, special Cayman Islands counsel for the Administrative Agent and the Lenders and (iii) White & Case LLP, special English law counsel for the Administrative Agent and the Lenders, in each case,

(A) dated the Closing Date, (B) addressed to each Issuing Bank, the Administrative Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and each of Holdings and the Company hereby instructs its counsel to deliver such opinions.

(c)                                  The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i)                                      a copy of the certificate of incorporation and/or the memorandum and articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of Holdings, the Company and each Subsidiary thereof prior to the consummation of the Acquisition (each, a “Closing Loan Party”), certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official);

(ii)                                   a certificate of the secretary or assistant secretary or similar officer of each Closing Loan Party dated the Closing Date and certifying:

(A)                                 that attached thereto is a true and complete copy of the by-laws (or limited partnership agreement, limited liability company agreement or other equivalent governing documents) of such Closing Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B)                                 that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Closing Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Company, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)                                 that the certificate of incorporation and/or the memorandum and articles of incorporation, certificate of limited partnership or certificate of formation of such Closing Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D)                                 as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Closing Loan Party,

(E)                                  as to the absence of any pending proceeding for the dissolution or liquidation of such Closing Loan Party;

(iii)                                a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv)                               a certificate of a Responsible Officer of Holdings or the Company certifying that as of the Closing Date (i) all the representations and warranties set forth in clause (b) of Section 4.01 are true and correct and (ii) no Default or Event of Default of the type set forth in clauses (b), (c), (h) or (i) of Section 7.01 has occurred and is continuing or would result from any Borrowing to occur on the Closing Date or the application of the proceeds thereof.

(d)                                 (i) The Collateral and Guarantee Requirement shall have been satisfied, to the extent required to be satisfied prior to the Credit Event occurring on the Closing Date, (ii) the Administrative Agent shall have received the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Closing Loan Parties and copies of the financing statements (or similar documents) disclosed by such search and (iii) the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are either permitted by Section 6.02 or have been released (or authorized for release in a manner satisfactory to the Administrative Agent).

(e)                                  On the Closing Date, (i) all conditions precedent to the consummation of the Acquisition set forth in the Acquisition Agreement shall have been met or waived; provided that none of the conditions to the consummation of the Acquisition set forth in the Acquisition Agreement which are material to the interests of the Lenders shall have been waived without the consent of the Joint Lead Arrangers, (ii) no amendment or modification to the terms of the Acquisition Agreement which are materially adverse to the interests of the Lenders shall have been amended or waived without the consent of the Joint Lead Arrangers and, (iii) Holdings and the Company shall have consummated the Equity Financing.

(f)                                   The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by the Chief Financial Officer of the Company.

(g)                                  The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date as required by the Fee Letter and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of White & Case LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(h)                                 The Joint Lead Arrangers shall have received the financial statements referred to in Section 3.05.

(i)                                     The Agents shall have received, prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(j)                                    The Administrative Agent shall have received duly executed originals of a letter of direction from the Company addressed to the Administrative Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Loans made on such date.

Each Agent and each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date shall be deemed to have acknowledged receipt of and consented to and approved each Loan Document and each other document required to be approved by any Agent or Lender, as applicable, on the Closing Date.

ARTICLE V

Affirmative Covenants

Each of Holdings (solely as to Sections 5.01, 5.05 and 5.09 as applicable to it) and the Borrower covenant and agree with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice been given (or reasonably satisfactory arrangements have otherwise been made)) shall have been paid in full and all Letters of Credit have been canceled or have expired (or have been cash collateralized in a manner consistent with the requirements of Section 2.05 or backstopped with a letter of credit having terms and conditions reasonably satisfactory to the applicable Issuing Banks), and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Company (and Holdings solely to the extent applicable to it) will, and the Company will cause each of its Restricted Subsidiaries to:

SECTION 5.01.                                Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise expressly permitted under Section 6.05, and (iii) the liquidation or dissolution of Restricted Subsidiaries if the assets of such Restricted Subsidiaries (to the extent they exceed estimated liabilities) are acquired by the Company or a Restricted Subsidiary of the Company.

(b)                                 Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto reasonably necessary in the Company’s reasonable business judgment to the normal conduct of the business of the Company and its Restricted Subsidiaries, and (ii) at all times maintain and preserve all property reasonably necessary to the normal conduct of the business of the Borrower and its Restricted Subsidiaries and keep such property in satisfactory repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto in accordance with prudent industry practice (in each case except as expressly permitted by this Agreement).

SECTION 5.02.                                Insurance.  (a)  Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations.  Each such policy of insurance shall (i) name the Administrative Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any cancellation of such policy.

(b)                                 If at any time the area in which any real property subject to a Security Document is located is designated a special “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

SECTION 5.03.                                Taxes.  Pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Lien permitted under Section 6.02) upon such properties or any part thereof except to the extent not overdue by more than 30 days (including all extensions) or, if more than 30 days overdue (a) (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Company or the affected Restricted Subsidiary, as applicable, shall have set aside on its books reserves in accordance with IFRS with respect thereto or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect, and (b) in the case of a Tax or claim which has or may become a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

SECTION 5.04.                                Financial Statements, Reports, etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)                                 Within 5 days after the date on which such financial statements are required to be filed with any relevant stock exchange or the SEC or any comparable government or regulatory agency in another jurisdiction (after giving effect to any permitted extensions) and in any event (including if such financial statements are not required to be filed with any relevant stock exchange or the SEC or any comparable government or regulatory agency in another jurisdiction) within 120 days after the end of fiscal year, (x) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Company and its Restricted Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which, shall be prepared in accordance with IFRS and which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present, in all material respects, the financial condition and results of operations of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with IFRS (it being understood that the delivery by the Company of annual reports on Form 20-F of the Company and its consolidated Subsidiaries (if the same are filed) shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein) and (y) supporting schedules reconciling such consolidated balance sheet and related statements of operations, cash flows and owners’ equity with the consolidated financial condition and results of operations of the Company for the relevant period;

(b)                                 Within 5 days after the date on which such financial statements are required to be filed with any relevant stock exchange or the SEC or any comparable government or regulatory agency in another jurisdiction (after giving effect to any permitted extensions) and in any event (including if such financial statements are not required to be filed with any relevant stock exchange or the SEC or any comparable government or regulatory agency in another jurisdiction) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, (x) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Company and its Restricted Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, which, shall be prepared in accordance with IFRS and all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Company on behalf of the Company as fairly presenting, in all material respects, the financial position and results of operations of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with IFRS (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Company of quarterly reports on Form 6-K of the Company and its consolidated Subsidiaries (if the same are filed) shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein) and (y) supporting schedules reconciling such consolidated balance sheet and related statements of operations, cash flows and owners’ equity with the consolidated financial position and results of operations of the Company for the relevant period;

(c)                                  (i) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Company in substantially the form attached hereto as Exhibit I certifying that no Default or Event of Default has occurred or, if such a Default or an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of a Financial Officer of the Company commencing with the 2011 Excess Cash Flow Period, setting forth the amount, if any, of Excess Cash Flow for the Excess Cash Flow Period then ended and the Available Excess Cash Flow Amount as of the date of such certificate, in each case together with the calculation thereof in reasonable detail;

(d)                                 promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent reasonably requested by the Administrative Agent, other materials filed by Holdings, the Company or any of its Subsidiaries with the SEC or any securities exchange, or after an initial public offering, distributed to its stockholders generally, as applicable and all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

(e)                                  [Intentionally omitted.]

(f)                                   promptly, and on customary terms of the relevant accountants, a copy of the final management letter of independent accountants submitted to the board of directors (or equivalent governing body) or any committee thereof of any of the Company or any Restricted Subsidiary in connection with the annual audit made by independent accountants of the books of the Company or any such Restricted Subsidiary;

(g)                                  promptly following a request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h)                                 in connection with each annual renewal of the insurance policies referred to in Section 5.02, an insurance broker’s certificate evidencing the insurance coverage maintained by the Loan Parties and a certificate by the Company that such insurance is in compliance with the insurance coverage required by the Loan Documents; and

(i)                                     promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Company or any of its Restricted Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender).

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.04 may be satisfied with respect to financial information of the Company and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Company or (B) the Company’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC, or substantially similar filings filed with a comparable government or regulatory agency in another jurisdiction; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

SECTION 5.05.                                Litigation and Other Notices.  Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or the Company obtains actual knowledge thereof:

(a)                                 any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)                                 the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Company or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; and

(d)                                 any other development specific to Holdings, the Company or any of its Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 5.06.                                Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.08, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07.                                Maintaining Records; Access to Properties and Inspections.  Maintain all financial records in a manner sufficient to permit the preparation of consolidated financial statements in accordance with IFRS.  Upon the request of Administrative Agent permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the Company or any of its Subsidiaries at reasonable times during normal business hours, upon at least three Business Days’ prior notice to Holdings or the Company (unless they otherwise consent) and upon reasonable request to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or the Company to discuss the affairs, finances and condition of Holdings, the Company or any of its Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided, that the Company shall have the right to have one or more of its designees present during any discussions with its independent accountants and provided, further, that the Administrative Agent shall not exercise its rights under this Section 5.07 more than once during any calendar year absent the existence of an Event of Default and such one time shall be at the Company’s expense.  To the extent practicable and so long as no Event of Default has occurred and is continuing, the Administrative Agent agrees to use commercially reasonable efforts to coordinate and otherwise to conduct the foregoing visits and inspections so as to avoid creating unreasonable burdens upon management of the Company and its Subsidiaries.

SECTION 5.08.                                Compliance with Environmental Laws.  (a)  Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws.  This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, (A) the Company and any affected Subsidiaries promptly undertake reasonable efforts to eliminate such noncompliance, or (B) such noncompliance, in the aggregate with any other noncompliance with any of the foregoing, could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Except in each of the following cases as could not reasonably be expected to have a Material Adverse Effect, not generate, use, treat, store, release, dispose of, and otherwise manage Hazardous Materials in a manner that would reasonably be expected to result in a material liability to the Company or any of its Restricted Subsidiaries or to materially affect any real property owned or leased by any of them; and take reasonable efforts to prevent any other person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, the Company or any of its Restricted Subsidiaries.

SECTION 5.09.                                Further Assurances.  (a)  Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.  To the extent a Loan Party is required to deliver Security Documents pursuant to the Collateral and Guarantee Requirement, such Loan Party will, to the extent reasonably requested by the Administrative Agent, also deliver documentation substantially similar to the documents delivered by the Closing Date Parties pursuant to Section 4.02(c), together with customary legal opinions.

(b)                                 (i) Furnish to the Administrative Agent prompt written notice of any change in (A) any Loan Party’s corporate or organization name, (B) any Loan Party’s organizational form or (C) any Loan Party’s organizational identification number; provided that neither Holdings nor the Company shall effect or permit any such change unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

SECTION 5.10.                                Fiscal Year; Accounting.  In the case of Holdings and the Company, cause its fiscal year to end on September 30; provided that Holdings and the Company may change their fiscal year end once to December 31, upon prior written notice to the Administrative Agent.

SECTION 5.11.                                Maintenance of Ratings.  At all times use commercially reasonable efforts to maintain ratings issued by Moody’s and S&P with respect to the Facilities.

SECTION 5.12.                                [Intentionally omitted.]

SECTION 5.13.                                Use of Proceeds.  Subject to Section 3.12(b), use the proceeds of (a) the Revolving Facility Loans and the Swingline Loans and request the issuance of Letters of Credit solely for working capital and general corporate purposes, including Permitted Business Acquisitions, distributions permitted by Section 6.06, implementing the Company’s business optimization strategy and making payments to the Seller after the Closing Date based on working capital adjustments to the extent required by the Acquisition Agreement, (b) the Term Loans made on the Closing Date and up to the Dollar Equivalent of £5.0 million of Revolving Facility Loans (exclusive of Letters of Credit) solely to consummate the Transactions (including the payment of Transaction Costs and refinancing indebtedness of the business acquired pursuant to the Acquisition), (c) the Initial Terms Loans, together with certain cash on hand, solely to prepay all Existing Non-Extended Term Loans and New Term Loans (each as defined in the Original Credit Agreement) outstanding as of the Third Restatement Effective Date, together with all accrued but unpaid interest, fees and other amounts with respect thereto and (d) the proceeds of any Series of Term Loans that result from a Refinancing Amendment will not be used for any purpose other than the repayment of principal and accrued and unpaid interest and premium on Loans outstanding on the date of incurrence of such Other Term Loans and payment of fees and expenses, in connection with such Refinancing Amendment.

SECTION 5.14.                                        Certification of Public Information.  Concurrently with the delivery of any document or notice required to be delivered pursuant to any Loan Document, the Company shall indicate in writing whether such document or notice contains Nonpublic Information.  The Company and each Lender acknowledge that certain of the Lenders may be “public side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Company, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.14 or otherwise are being distributed through IntraLinks/IntraAgency, Syndtrak or another relevant website or other information platform (the “Platform”), any document or notice that the Company has indicated contains Nonpublic

Information shall not be posted on that portion of the Platform designated for such public side Lenders.  If the Company has not indicated whether a document or notice delivered pursuant to this Section 5.14 contains Nonpublic Information, the Administrative Agent reserves the right to post such document or; notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Company, its Subsidiaries and their securities.

ARTICLE VI

Negative Covenants

Each of Holdings (solely as to Section 6.08(a)) and the Company covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment or has been made or, in the case of indemnifications, no notice been given or reasonably satisfactory arrangements have otherwise been made) have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full (or have been cash collateralized in a manner consistent with the requirements of Section 2.05 or backstopped with a letter of credit having terms and conditions reasonably satisfactory to the applicable Issuing Banks), unless the Required Lenders shall otherwise consent in writing, the Company will not and will not permit any of its Restricted Subsidiaries to (and Holdings as to Section 6.08(a), will not):

SECTION 6.01.                                Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness created hereunder and under the other Loan Documents and any Indebtedness incurred pursuant to Section 2.21 and/or Section 2.22;

(b)                                 Indebtedness pursuant to non-speculative Swap Agreements;

(c)                                  Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other similar obligations to the Company or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 60 days following such incurrence;

(d)                                 Indebtedness of the Company to any Restricted Subsidiary and of any Restricted Subsidiary to the Company or any other Restricted Subsidiary (including pursuant to the Intercompany Note); provided that (i) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party to the Loan Parties shall be permitted under Section 6.04 and (ii) Indebtedness of the Company to any Restricted Subsidiary

and Indebtedness of any other Loan Party to any Restricted Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Secured Obligations pursuant to the subordination terms set forth in the Intercompany Note;

(e)                                  Indebtedness in respect of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including letters of credit, bank guarantees or similar instruments in lieu of such items to support the issuance thereof);

(f)                                   Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(g)                                  (i) Indebtedness assumed or acquired in connection with Permitted Business Acquisitions, which Indebtedness in each case, exists at the time of such Permitted Business Acquisition and is not created in contemplation of such event, the aggregate principal amount thereof at the time of such acquisition or assumption (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01 and this paragraph (g)) does not exceed the greater of (x) $50.0 million and (y) an amount equal to 5.0% of the consolidated revenues of the Company and its Restricted Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination for which financial statements are available; and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(h)                                 Capital Lease Obligations, mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond and similar financings) incurred by the Company or any Restricted Subsidiary prior to or within 365 days after the acquisition, lease, repair or improvement of the respective asset in order to finance such acquisition, lease, repair or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (g) of this Section 6.01 and this paragraph (h)) would not exceed the greater of (x) $50.0 million and (y) an amount equal to 5.0% of the consolidated revenues of the Company and its Restricted Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination for which financial statements are available;

(i)                                     Capital Lease Obligations incurred by the Company or any Restricted Subsidiary in respect of any arrangement, directly or indirectly, with any person whereby the Company or any Restricted Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and substantially contemporaneously rent or lease from the transferee such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”) which (together with Indebtedness outstanding pursuant to clauses (g) and (h) above and the Capital Lease Obligations of outstanding leases, previously entered into under this clause (i)) do not exceed in the aggregate at any one time the greater of (x) $50.0 million and (y) an amount equal to 5.0% of the consolidated revenues of the Company and its Restricted Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination for which financial statements are available;

(j)                                    Indebtedness in the form of (A) senior secured notes, senior unsecured notes or senior subordinated notes issued by the Borrower in lieu of the Incremental Extensions of Credit (any such notes, the “Incremental Notes”); provided that (i) both at the time of issuance and immediately after giving effect thereto, no Default or Event of Default shall exist, (ii) the aggregate outstanding principal amount of Incremental Notes incurred at any time, together with the aggregate principal amount (or committed amount, if applicable) of all Incremental Extensions of Credit provided pursuant to Section 2.21, shall not exceed the maximum amount available for Incremental Extensions of Credit at such time, (iii) such Incremental Notes may be secured by the Collateral on a pari passu or subordinated basis to the Secured Obligations (including the obligations in respect of any Permitted First Priority Refinancing Debt) and shall not be secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (iv) such Incremental Notes shall have no scheduled payments of principal and shall not be subject to any mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Incremental Notes are incurred, (v) such Incremental Notes shall not have a Weighted Average Life to Maturity that is shorter than that of the then-remaining Weighted Average Life to Maturity of the Term Loans, (vi) if secured, the security agreements relating to such Incremental Notes shall be substantially the same as the Security Documents or replacement security documents that are related to Permitted First Priority Refinancing Debt (with such differences as are reasonably satisfactory to the Administrative Agent), (vii) such Incremental Notes are not guaranteed by any Subsidiaries other than the Loan Party Guarantors, (viii) such Incremental Notes shall not contain any financial maintenance covenants applicable prior to the Latest Maturity Date at the time such Incremental Notes are incurred and (ix) a Senior Representative acting on behalf of the holders of such Incremental Notes shall have become party to an intercreditor agreement with respect to the Incremental Notes on terms reasonably satisfactory to the Administrative Agent and (B) Permitted Refinancing Indebtedness in respect thereof;

(k)                                 Guarantees (i) by the Subsidiary Loan Parties of the Indebtedness of the Company described in paragraph (j), (ii) by the Company or any Subsidiary Loan Party of any Indebtedness of any other Loan Party permitted to be incurred under this Agreement, (iii) by the Company or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party or (iv) by any Restricted Subsidiary that is not a Loan Party of Holdings and its Subsidiaries to the extent, in the case of clauses (iii) and (iv), such Guarantees are permitted by

Section 6.04(b), (j), (m), (o) or (q); provided that Guarantees by the Company or any Subsidiary Loan Party under this Section 6.01(k) of any other Indebtedness of a person that is subordinated to the Secured Obligations shall be expressly subordinated to the Secured Obligations on terms not materially less favorable to the Lenders as those contained in the subordination of such other Indebtedness to the Secured Obligations;

(l)                                     Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets (including Equity Interests of Subsidiaries) of the Company or any Restricted Subsidiary permitted by Section 6.04 or Section 6.05, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business or assets for the purpose of financing such acquisition;

(m)                             Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(n)                                 Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)                                 Indebtedness consisting of (i) Junior Debt Capital and (ii) Permitted Refinancing Indebtedness in respect thereof; provided that, in the case of clause (i), after giving effect to any such incurrence, no Event of Default shall have occurred and be continuing and after giving effect to the incurrence thereof the Total Leverage Ratio shall not exceed 5.50:1.00 on a Pro Forma Basis;

(p)                                 other Indebtedness of the Company or any Restricted Subsidiary, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the sum of (i) $35.0 million plus (ii) the greater of (x) $25.0 million and (y) an amount equal to 2.5% of the consolidated revenues of the Company and its Restricted Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination for which financial statements are available;

(q)                                 Indebtedness existing on the Third Restatement Effective Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(r)                                    letters of credit or bank guarantees (other than Letters of Credit issued pursuant to this Agreement) having an aggregate outstanding face amount not to exceed at any time the greater of (x) $25.0 million and (y) an amount equal to 2.5% of the consolidated revenues of the Company and its Restricted Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination;

(s)                                   Indebtedness incurred by the Company and its Restricted Subsidiaries representing (i) deferred compensation to directors, officers, employees, members of management and consultants of such person in the ordinary course of business or

(ii) deferred compensation or other similar arrangements in connection with the Transactions or any Permitted Business Acquisition;

(t)            Indebtedness consisting of promissory notes issued by the Company and its Restricted Subsidiaries to current or former directors, officers, employees, members of management or consultants of such person (or their respective estate, heirs, family members, spouse or former spouse) to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06;

(u)           Indebtedness in respect of letters of credit, bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(v)           Permitted Secured Ratio Debt, Permitted Unsecured Ratio Debt and any Permitted Refinancing Indebtedness with respect thereto;

(w)          Indebtedness in respect of the Company’s obligation to make payments to the Seller of Trapped Cash in accordance with Schedule 18 of the Acquisition Agreement;

(x)           Indebtedness of the Company’s Japanese Subsidiaries under the Permitted Japanese Factoring Arrangements; provided that the aggregate principal amount thereof shall not exceed $30.0 million at any time outstanding; and

(y)           all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness described in paragraphs (a) through (x) above.

SECTION 6.02.    Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests, evidences of Indebtedness or other securities of any person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)           Liens on property or assets of the Company and its Restricted Subsidiaries existing on the Third Restatement Effective Date and set forth on Schedule 6.02(a) or, to the extent not listed in such Schedule, where such property or assets have a fair market value that does not exceed $1.0 million in the aggregate and any refinancing, modification, replacement, renewal or extension thereof; provided, that the Lien does not extend to any additional property other than after-acquired property that is affixed to or incorporated in the property covered by such Lien and the proceeds and products thereof;

(b)           any Lien created under the Loan Documents or permitted in respect of any asset of the Company or a Restricted Subsidiary by the terms of the applicable Security Document, and including any Lien created under a Security Document securing any Specified Hedge Agreement and any Cash Management Obligation;

(c)           any Lien securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(g); provided that such Lien (i) in the case of Liens securing

Capital Lease Obligations or purchase money Indebtedness, applies solely to the assets securing such Indebtedness immediately prior to the consummation of the related Permitted Business Acquisition and after acquired property, to the extent required by the documentation governing such Indebtedness (without giving effect to any amendment thereof effected in contemplation of such acquisition or assumption), and the proceeds and products thereof; provided, that individual financings otherwise permitted to be secured hereunder provided by one person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates), (ii) in the case of Liens securing Indebtedness other than Capital Lease Obligations or purchase money Indebtedness, such Liens do not extend to the property of any person other than the person acquired or formed to make such acquisition and the subsidiaries of such person (which person shall own no property other than the property acquired in such Permitted Business Acquisition), (iii) in the case of clause (i) and clause (ii), such Lien is not created in contemplation of or in connection with such acquisition or assumption and (iv) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d)           Liens for Taxes, assessments or other governmental charges or levies which are not overdue by more than 30 days or, if more than 30 days (including all extensions) overdue, (i) which are being contested in accordance with Section 5.03 or (ii) the aggregate amount of which is not in excess of $2.5 million;

(e)           landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or, if more than 30 days overdue, (i) which are being contested in accordance with Section 5.03 (or any other appropriate proceeding) or (ii) the aggregate amount of which is not in excess of $2.5 million;

(f)            (i) pledges and deposits made (including obligations in respect of letters of credit, bank guarantees or similar instruments to secure) in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing premiums or liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations or otherwise as permitted in Section 6.01(c) and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) insurance carriers in respect of property, casualty or liability insurance to the Company or any Subsidiary provided by such insurance carriers;

(g)           deposits to secure the performance of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion and similar obligations and similar obligations of a like nature (including letters of credit, bank guarantees or similar instruments in lieu of any such items or to support the issuance thereof) incurred in the ordinary course of business, including those incurred pursuant to Environmental Laws in the ordinary course of business;

(h)           zoning restrictions, building codes or other land use laws, easements, covenants, conditions, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business and any other title defects that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

(i)            Liens securing Capital Lease Obligations, mortgage financings, and purchase money Indebtedness or improvements thereto hereafter acquired, leased or repaired by the Company or any Restricted Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(h) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are created, and the Indebtedness secured thereby is incurred, within 365 days after such acquisition, lease, completion of construction or repair or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs (including any fees, costs or expenses or prepaid interest or similar items) incurred by the Company or any Restricted Subsidiary in connection with such acquisition or construction or material repair or improvement or financing thereof and (iv) such security interests do not apply to any other property or assets of the Company or any Restricted Subsidiary (other than to the proceeds and products of and the accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided, that individual financings otherwise permitted to be secured hereunder provided by one person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates);

(j)            Liens arising out of Sale and Lease-back Transactions and Capital Lease Obligations in connection with Sale and Lease-back Transactions in each case permitted under Section 6.01(i), so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds or products thereof and related property

(k)           Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)            Liens disclosed by the title insurance policies delivered pursuant to Section 5.09 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m)          any interest or title of a lessor, sublessor, licensor or sublicensee under any leases, subleases, licenses or sublicenses entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(n)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Restricted Subsidiary, (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business and (iv) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business;

(o)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p)           Liens securing obligations in respect letters of credit permitted under Sections 6.01(c), (e), (r) and (u);

(q)           (i) leases, subleases, licenses or sublicenses of property in the ordinary course of business or (ii) rights reserved to or vested in any person by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(r)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)            Liens (i) solely on any cash earnest money deposits or Permitted Investments made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Business Acquisition and (ii) consisting of an agreement to dispose of any property in a transaction permitted under Section 6.05;

(t)            Liens arising from precautionary UCC financing statements regarding operating leases or consignment or bailee arrangements;

(u)           Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof arising out of such repurchase transaction;

(v)           Liens securing all obligations under Permitted Secured Ratio Debt, Incremental Notes, Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt and any Permitted Refinancing Indebtedness of any of the foregoing; provided that (x) any Liens securing such Permitted Secured Ratio Debt, Incremental Notes, Permitted First Priority Refinancing Debt or Permitted Refinancing Indebtedness shall also secure the Loan Document Obligations, (y) any Liens securing any Permitted Secured Ratio Debt, Incremental Notes, Permitted First Priority Refinancing Debt or any Permitted Second Priority Refinancing Debt and any permitted Refinancing Indebtedness related thereto (that otherwise constitutes Permitted Secured Ratio Debt, Incremental Notes, Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt) shall be subject to an intercreditor agreement with respect to the Permitted Secured Ratio Debt, the Incremental Notes, the Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt on terms reasonably satisfactory to the Administrative Agent, and (z) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness otherwise permitted under this clause (v) at the time the original Lien became a permitted hereunder, and (ii) an amount necessary to pay any accrued but unpaid interest and fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement (it being understood that one or more types or tranches of Indebtedness described in this clause (v) may be refinanced together into one or more types or tranches of Permitted Refinancing Indebtedness so long as the aggregate amount of such resulting Permitted Refinancing Indebtedness would not exceed the sum of the amounts otherwise permitted by this proviso for the refinanced Indebtedness individually), so long as the parameters for Permitted Refinancing Indebtedness for each such tranche are otherwise satisfied;

(w)          Liens on Equity Interests in Joint Ventures or Unrestricted Subsidiaries securing obligations of such Joint Venture or Unrestricted Subsidiaries, as applicable;

(x)           Liens in favor of the Company or its Restricted Subsidiaries securing Indebtedness permitted under Section 6.04(b);

(y)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or its Restricted Subsidiaries in the ordinary course of business;

(z)           Liens under the Permitted Japanese Factoring Arrangement; and

(aa)         other Liens with respect to property or assets of the Company or any Restricted Subsidiaries; provided that the amount of the Indebtedness or other obligations secured by such Liens does not exceed $50.0 million at any time.

SECTION 6.03.           [Intentionally omitted.]

SECTION 6.04.           Investments, Loans and Advances.  Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in any other person, or make a designation of a Restricted Subsidiary as an Unrestricted Subsidiary of (each, an “Investment”), except:

(a)           the Transactions;

(b)           Investments by the Company or any Restricted Subsidiary in the Equity Interests of the Company or any Restricted Subsidiary or as a result of intercompany loans or Guarantees of Indebtedness otherwise expressly permitted hereunder of the Company or any Restricted Subsidiary; provided that the sum of Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof, but net in the case of intercompany loans) after the Third Restatement Effective Date by the Company and the Subsidiary Loan Parties in (i) Restricted Subsidiaries (other than the Designated Subsidiaries) that are not Subsidiary Loan Parties shall not exceed an aggregate net amount equal to (x) $10.0 million in any fiscal year (with any unused amount in any fiscal year being carried forward to subsequent fiscal years) (plus any return of capital actually received in cash by the Company or any Subsidiary Loan Party in respect of Investments in Restricted Subsidiaries (other than Designated Subsidiaries) which are not Loan Parties theretofore made by them pursuant to this paragraph (b)(i)); plus (y) the portion, if any, of the Available Basket Amount on the date of such election that the Company elects to apply to this clause (b)(i)(y) plus (z) the portion, if any, of the Asset Sale Basket Amount on the date of such election that the Company elects to apply to this clause (b)(i)(z) and (ii) unless at the time of the relevant Investment and after giving effect thereto, the Total Leverage Ratio on a Pro Forma Basis would not exceed 4.60:1.00 (in which event Investments in Designated Subsidiaries will not be limited pursuant to this proviso), Designated Subsidiaries that are not Subsidiary Loan Parties shall not exceed an aggregate amount equal to (x) $25.0 million in any fiscal year (with any unused amount in any fiscal year being carried forward to subsequent fiscal years) (plus any return of capital actually received in cash by the Company or any Subsidiary Loan Party in respect of Investments in Designated Subsidiaries which are not Loan Parties theretofore made by them pursuant to this paragraph (b)(ii)); plus (y) the portion, if any, of the Available Basket Amount on the date of such election that the Company elects to apply to this clause(b)(ii)(y) plus (z) the portion, if any, of the Asset Sale Basket Amount on the date of such election that the Company elects to apply to this clause (b)(ii)(z); and provided, further, that (x) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and its Restricted Subsidiaries shall not be included in calculating the limitation in this paragraph at any time and (y) to the extent practicable after taking into account legal, tax and business considerations, Investments by a Loan Party in a Restricted Subsidiary which is not a Loan Party shall be in the form of intercompany loans;

(c)           Permitted Investments and investments that were Permitted Investments when made;

(d)           Investments arising out of the receipt by the Company or any Restricted Subsidiary of non-cash consideration for the sale of assets permitted under Section 6.05 (excluding Section 6.05(e));

(e)           (i) loans and advances to directors, officers, employees, members of management or consultants of Holdings, the Company or any Restricted Subsidiary in the ordinary course of business not to exceed $2.5 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and

(ii) advances of payroll payments and expenses to directors, officers, employees, members of management or consultants in the ordinary course of business;

(f)            accounts receivable, notes receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business;

(g)           Investments under Swap Agreements permitted pursuant to Section 6.01(b);

(h)           Investments existing on, or contractually committed as of, the Third Restatement Effective Date and set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 6.04;

(i)            Investments resulting from pledges and deposits permitted by Section 6.02(f) and (g);

(j)            Investments constituting Permitted Business Acquisitions;

(k)           Guarantees (i) permitted by Section 6.01(k) and (ii) of leases (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business;

(l)            Investments received in connection with the bankruptcy or reorganization of any person, or settlement of obligations of, or other disputes with or judgments against, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business;

(m)          Investments of the Company or any Restricted Subsidiary acquired after the Third Restatement Effective Date or of a person merged into or consolidated with the Company or a Restricted Subsidiary, in each case, in accordance with Section 6.05 (other than Section 6.05(e)), after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 6.04;

(n)           acquisitions by the Company of obligations of one or more directors, officers, employees, members or management or consultants of Holdings, the Company or its Restricted Subsidiaries in connection with such person’s acquisition of Equity Interests of Holdings (or its Parent Entity), so long as no cash is actually advanced by the Company or any of its Restricted Subsidiaries to such persons in connection with the acquisition of any such obligations;

(o)           Investments in Holdings in amounts and for purposes for which dividends or distributions to Holdings are permitted under Section 6.06;

(p)           Investments consisting of Indebtedness, Liens, Sale and Lease-back Transactions, mergers, consolidations, sales of assets and acquisition and dividends and distributions permitted under Sections 6.01, 6.02, 6.05 and 6.06; and

(q)           other Investments by the Company or any Restricted Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) $20.0 million, (plus any returns of capital actually received in cash by the relevant investor in respect of investments theretofore made by it pursuant to this paragraph (q)) plus (ii) the portion, if any, of the Available Basket Amount on the date of such election that the Company elects to apply to this Section 6.04(q) plus (iii) the portion, if any, of the Asset Sale Basket Amount on the date of such election that the Company elects to apply to this Section 6.04(q); provided that, with respect to clauses (ii) and (iii), any such Investment in an Unrestricted Subsidiary may not be used to pay or facilitate the payment of a dividend or any other distribution to the ultimate shareholder of any Parent Entity unless such dividend or other distribution is otherwise permitted by Section 6.06(e).

SECTION 6.05.           Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Restricted Subsidiary or of the Company, except that this Section shall not prohibit:

(a)           (i) the sale of inventory in the ordinary course of business by the Company or any Restricted Subsidiary, (ii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Company or any Restricted Subsidiary, (iii) the leasing or subleasing of real property in the ordinary course of business by the Company or any Restricted Subsidiary or (iv) the sale of or other disposition of Permitted Investments in the ordinary course of business;

(b)           if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Restricted Subsidiary of Holdings (which shall either be (A) newly formed expressly for the purpose of such transaction and which owns no assets or (B) a Restricted Subsidiary of the Company) into the Company in a transaction in which the Company is the surviving or resulting entity or the surviving or resulting person expressly assumes the obligations of the Company in a manner reasonably satisfactory to the Administrative Agent, (ii) the merger or consolidation of any Restricted Subsidiary with or into any other Restricted Subsidiary; provided that in a transaction involving (A) the Company or (B) any Subsidiary Loan Party, a Subsidiary Loan Party shall be the surviving or resulting person or such transaction shall be an Investment permitted by Section 6.04 or (iii) the liquidation or dissolution of any Restricted Subsidiary (other than the Company) or change in form of entity of any Restricted Subsidiary if the Company determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Company;

(c)           sales, transfers, leases or other dispositions to the Company or a Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party shall be made in compliance with Section 6.04 and Section 6.07;

(d)           Sale and Lease-back Transactions; provided that the Net Proceeds thereof are applied in accordance with Section 2.11;

(e)           Liens permitted by Section 6.02, Investments permitted by Section 6.04, and dividends, distributions, redemptions and repurchases permitted by Section 6.06;

(f)            the sales, transfers or other dispositions of receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g)           sales, transfers, leases or other dispositions of assets by the Company or any Restricted Subsidiary not otherwise permitted by this Section 6.05; provided that the aggregate gross proceeds (including non-cash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (g) shall not exceed during any fiscal year $75.0 million, with any unused amount to be carried forward for the succeeding 730 days; provided, further, that the Net Proceeds thereof are applied in accordance with Section 2.11;

(h)           sales, transfers, leases or other dispositions by the Company or any Restricted Subsidiary of assets that were acquired in connection with an acquisition permitted hereunder (including, without limitation, Permitted Business Acquisitions); provided that (i) any such sale, transfer, lease or other disposition shall be made or contractually committed to be made within 365 days of the date such assets were acquired by the Company or such Restricted Subsidiary; (ii) on a Pro Forma Basis for such disposition of a line of business or manufacturing facility and the consummation of such Permitted Business Acquisition, either (x) the Total Leverage Ratio shall not exceed 5.00:1.00 or (y) the Total Leverage Ratio is lower that it was immediately prior to such sale, transfer, lease or other disposition and (iii) the Net Proceeds thereof are applied in accordance with Section 2.11;

(i)            any merger or consolidation in connection with an Investment permitted under Section 6.04 (including any Subsidiary Redesignation or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary); provided that (i) if the continuing or surviving person is a Restricted Subsidiary, such Restricted Subsidiary shall have complied with its obligations under Section 5.09, (ii) in the case of a transaction, the purpose of which is a Subsidiary Redesignation or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such transaction must be consummated in compliance with Section 6.04, and (iii) if the Company is a party thereto, the Company shall be the continuing or surviving person or the continuing or surviving person shall assume the obligations of the Company in a manner reasonably acceptable to the Administrative Agent;

(j)            licensing and cross-licensing arrangements involving any technology or other intellectual property of the Company or any Restricted Subsidiary in the ordinary course of business;

(k)           sales, leases or other dispositions of inventory of the Company and its Restricted Subsidiaries determined by the management of the Company to be no longer useful or necessary in the operation of the business of the Company or any of its Restricted Subsidiaries;

(l)            Permitted Business Acquisitions;

(m)          the issuance of Junior Equity Capital by the Company or Holdings;

(n)           sales of Equity Interests of any Subsidiary of the Company; provided that, (x) in the case of the sale of the Equity Interests of a Subsidiary Loan Party, the purchaser shall be the Company or another Subsidiary Loan Party or such transaction shall fit within another clause of this Section 6.05 or constitute an Investment permitted by Section 6.04 (other than Section 6.04(d)) and (y) in the case of the sale of the Equity Interests of a Restricted Subsidiary, the purchaser shall be the Company or another Restricted Subsidiary or such transaction shall fit within another clause of this Section 6.05 or constitute an Investment permitted by Section 6.04 (other than Section 6.04(d));

(o)           sales, transfers, leases and other dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such sale, transfer, lease or other disposition are promptly applied to the purchase price of such replacement property;

(p)           leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(q)           transfers of property subject to casualty or condemnation proceeding (including in lieu thereof) upon receipt of the Net Proceeds therefor; provided, that the Net Proceeds thereof are applied in accordance with Section 2.11;

(r)            sales, transfers, leases and other dispositions of property in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Company, are not material to the conduct of the business of the Company and its Restricted Subsidiaries;

(s)            sales, transfers, leases and other dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements; provided, that the Net Proceeds thereof are applied in accordance with Section 2.11;

(t)            sales, transfers, leases and other dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, or consultants of the Company and its Restricted Subsidiaries;

(u)           voluntary terminations of Swap Agreements;

(v)           the expiration of any option agreement in respect of real or personal property;

(w)          sales, transfers, leases and other dispositions of Unrestricted Subsidiaries;

(x)           any Restricted Subsidiary of the Company may consummate a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a sale, lease, transfer or other disposition of assets otherwise permitted under this Section 6.05;

(y)           sales, transfers, leases and other dispositions permitted by Section 6.04 (other than Section 6.04(p)) and Section 6.06 (other than Section 6.06(h)) and Liens permitted by Section 6.02;

(z)   the sale transfer or other disposition of the Specified Assets; and

(aa) the sales of receivables under the Permitted Japanese Factoring Arrangements.

Notwithstanding anything to the contrary contained above in this Section 6.05, (i) no sale, transfer or other disposition of assets in excess of $5.0 million shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions pursuant to clauses (a)(ii), (b), (c), (g), (k), (l), (q), (r), (s), (t), (x) or (y)) unless such disposition is for fair market value and (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (d) or (z) of this Section 6.05 unless such disposition is for at least 75.0% cash consideration and (iii) no sale, transfer or other disposition of assets in excess of $5.0 million shall be permitted by paragraph (h) of this Section 6.05 unless such disposition is for at least 75.0% cash consideration; provided that for purposes of the 75.0% cash consideration requirement in the foregoing clauses (ii) and (iii), (x) the amount of any Indebtedness of the Company or any Restricted Subsidiary (as shown on such person’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets and (y) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such sale transfer or disposition shall be deemed to be cash.

SECTION 6.06.           Dividends and Distributions.  Declare or pay, directly or indirectly, any dividend or make any other distribution, whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares); provided, however, that:

(a)           any Restricted Subsidiary of the Company may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to the Company or to any Restricted Subsidiary of the Company (which, in the case of non-Wholly Owned Subsidiaries, shall be made (x) to the Company or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests or (y) to the extent required by agreements set forth on Schedule 6.07);

(b)           the Company may declare and pay dividends or make other distributions as shall be necessary to allow Holdings (or any Parent Entity) (i) to pay operating expenses in the ordinary course of business and other corporate overhead, legal, accounting and other professional fees and expenses, (ii) to pay fees and expenses related to any debt or equity offering, investment or acquisition permitted hereunder (whether or not successful), (iii) to pay franchise or similar taxes and other fees and expenses reasonably required in connection with the maintenance of its existence and its ownership of the Company and in order to permit Holdings to make payments (other than cash interest payments) which would otherwise be permitted to be paid by the Company under Section 6.07(b), (iv) to finance any Investment permitted to be made under Section 6.04; provided, that (A) such dividend or distribution under this clause (iv) shall be made substantially concurrently with the closing of such Investment and, (B) the Parent Entity shall, immediately following the closing thereof cause all property acquired to be contributed to the Company or one of its Restricted Subsidiaries or the merger of the person formed or acquired into the Company or one of its Restricted Subsidiaries in order to consummate such Investment; and (v) the proceeds of which shall be used by any Parent Entity to pay customary salary, bonus and other benefits payable to directors, officers, employees, members of management or consultants of the Parent Entity to the extent such salary, bonuses and other benefits are directly attributable and reasonably allocated to the operations of the Company and its Restricted Subsidiaries;

(c)           the Company may declare and pay dividends or make other distributions the proceeds of which are used to purchase or redeem (i) the Equity Interests of any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, officers, employees, members of management or consultants of Holdings, the Company or any of its Restricted Subsidiaries (or the estate, heirs, family members, spouse or former spouse of any of the foregoing) or by any Plan, provided that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $7.5 million (plus the sum of the amount of (x) net proceeds received by the Company during such fiscal year from sales of Equity

Interests of any Parent Entity to directors, officers, employees, members of management or consultants of Holdings, the Company or any Restricted Subsidiary (or the estate, heirs, family members, spouse or former spouse of any of the foregoing), or any Plan and (y) net proceeds of any key-man life insurance policies received during such fiscal year), which, if not used in any year, may be carried forward to the next subsequent fiscal year and (ii) fractional shares of stock;

(d)           the Company may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or similar Equity Interests if such repurchased Equity Interests represent a portion of the exercise price of such options;

(e)           the Company may pay dividends or make distributions to Holdings in an aggregate amount equal to (x) $100.0 million plus (y) the portion, if any, of the Available Basket Amount on the date of such election that the Company elects to apply pursuant to this clause (y); provided that, (i) with respect to clause (y), with respect to amounts accumulated pursuant to clause (a)(i) of the definition of “Available Basket Amount”, at the time of such dividend or distribution and after giving effect thereto and to any borrowing in connection therewith, the Senior Leverage Ratio on a Pro Forma Basis does not exceed 3.50:1.00 and, with respect to each of clause (x) and (y), no Default or Event of Default has occurred and is continuing and (ii) in the event that the Senior Leverage Ratio on a Pro Forma Basis does not exceed 3.50:1.00 and (A) the Company has paid dividends in any fiscal year in reliance on the basket set forth in clause (x) above or (B) the basket set forth in clause (x) above has been reduced pursuant to clause (z) of the proviso to Section 6.06(f), the Company may elect to reconstitute the basket set forth in clause (x) above from any Available Basket Amount created thereafter, provided such reconstituted baskets shall not exceed the maximum initial basket amount set forth in clause (x) above;

(f)            the Company may pay dividends or make distributions to Holdings (each an “Interim Dividend”) during any fiscal year of the Company after the end of an Interim Excess Cash Flow Period for such fiscal year in an amount equal to Excess Cash Flow for such Interim Excess Cash Flow Period multiplied by the Interim Dividend Percentage minus the amount of Interim Dividends previously made during such Interim Excess Cash Flow Period; provided that (x) at the time of such dividend or distribution and after giving effect thereto and to any borrowing in connection therewith, the Senior Leverage Ratio on a Pro Forma Basis does not exceed 3.50:1.00, (y) no Default or Event of Default has occurred and is continuing at the time of such dividend or distribution and (z) in the event that the aggregate amount of Interim Dividends paid during any fiscal year exceeds the Available Excess Cash Flow Amount calculated at the end of such fiscal year pursuant to Section 5.04(c)(ii), the amount of such excess shall be applied (without duplication) to reduce the basket under clause (x) of Section 6.06(e) to the extent of any available basket amount remaining thereunder, it being acknowledged and agreed that the payment of (i) aggregate Interim Dividends in any Interim Excess Cash Flow Period in excess of the aggregate Interim Dividends that could have been paid after the end of any subsequent fiscal quarter of the Company in such Interim Excess Cash Flow Period pursuant to this Section 6.06(f) or (ii) aggregate Interim Dividends in excess of the Available Excess Cash Flow Amount calculated at the end of such fiscal year pursuant to

Section 5.04(c)(ii) shall not, in each case, in and of itself, be deemed to constitute a Default or an Event of Default;

(g)           the Company may make dividends and distributions with the net proceeds of any issuance of Junior Equity Capital after the Third Restatement Effective Date;

(h)           to the extent constituting a dividend and other distribution permitted under this Section 6.06, the Company and its Restricted Subsidiaries may enter into the transactions expressly permitted by Section 6.05 (other than Section 6.05(e)) or Section 6.07; and

(i)            the Company may make dividends and distributions within 30 days of the First Restatement Effective Date in an aggregate amount equal to $230.0 million (the “First Restatement Effective Date Dividend”), which dividends and distributions may include the prepayment of the that certain loan note issued by U.K. Holdco 3 on the Closing Date (as in effect immediately prior to the amendment and restatement hereof on the First Restatement Effective Date).

SECTION 6.07.           Transactions with Affiliates.  (a)  Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Company or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate; provided that this clause (ii) shall not apply to (A) the payment to the Permitted Investors of the monitoring and management fees, transactions fees and expenses permitted under the Management Agreement or (B) the indemnification of directors, officers, employees, members of management or consultants of any Parent Entity, the Company and its Restricted Subsidiaries in accordance with customary practice.  Any transaction or series of related transactions involving the payment of less than $2.0 million with any such Affiliate shall be deemed to have satisfied the standard set forth in clause (ii) above if such transaction is approved by a majority of the Disinterested Directors of the board of managers (or equivalent governing body) of any Parent Entity, the Company or such Restricted Subsidiary.

(b)           The foregoing paragraph (a) shall not prohibit:

(i)             any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Entity;

(ii)            loans or advances to directors, officers, employees, members of management or consultants of Holdings, the Company or any of its Subsidiaries permitted or not prohibited by Section 6.04;

(iii)           transactions among Holdings, the Company and the Subsidiary Loan Parties and transactions among the Subsidiary Loan Parties otherwise or not prohibited by the Loan Documents;

(iv)          the payment of fees and indemnities to directors, officers, employees, members of management or consultants of any Parent Entity, the Company and its Restricted Subsidiaries in the ordinary course of business;

(v)           transactions pursuant to the Transaction Documents and permitted agreements in existence on the Third Restatement Effective Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(vi)          (A) any employment or severance agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers, directors, members of management or consultants, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract or arrangement and transactions pursuant thereto;

(vii)         dividends, distributions, redemptions and repurchases permitted under Section 6.06;

(viii)        any purchase by Holdings of or contributions to, the equity capital of the Company; provided that all Equity Interests of the Company shall be pledged to the Administrative Agent on behalf of the Lenders pursuant to the Security Documents;

(ix)          payments by the Company or any of its Restricted Subsidiaries to the Permitted Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors (or equivalent governing body) of the Company, in good faith;

(x)           transactions among the Company and its Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xi)          any transaction in respect of which the Company delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors (or equivalent governing body) of the Company from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Company qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Company or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate;

(xii)         the payment of all fees, expenses, bonuses and awards related to the Transactions as contemplated by the Transaction Documents and/or the Third Restatement Agreement (as applicable), including fees to the Permitted Investors;

(xiii)        Guarantees permitted by Section 6.01;

(xiv)        the issuance and sale of Junior Capital;

(xv)         transactions with Joint Ventures for the purchase or sale of goods and services entered into in the ordinary course of business; and

(xvi)        the payment of fees and expenses, and the making of indemnification payments pursuant to, the Managements Agreements.

SECTION 6.08.           Business of Holdings, the Company and the Subsidiaries.  Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(a)           in the case of Holdings, (A) ownership and acquisition of Equity Interests in the Company, together with activities directly related thereto, (B) performance of its obligations under and in connection with the Loan Documents and the other agreements contemplated hereby and thereby, (C) actions incidental to the consummation of the Transactions, (D) the incurrence of and performance of its obligations related to Indebtedness and Guarantees incurred by Holdings after the Closing Date and that is related to the other activities referred to in, or otherwise permitted by, this Section 6.08(a) including the payment by Holdings of dividends or other distributions in respect of its Equity Interests including as referred to in clause (F), (E) actions required by law to maintain its existence, (F) the payment of dividends and the making of other distributions and taxes, (G) the issuance of Equity Interests and (H) activities incidental to its maintenance and continuance and to the foregoing activities; or

(b)           in the case of the Company and any Restricted Subsidiary, any business or business activity conducted by any of them on the Third Restatement Effective Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Notwithstanding anything to the contrary contained herein, Holdings shall not sell, dispose of, grant a Lien on or otherwise transfer its Equity Interests in the Company (other (i) than Liens created by the Security Documents and the collateral documents entered into in connection with any Permitted Secured Ratio Debt, Incremental Notes, Permitted Refinancing Indebtedness and Permitted Second Priority Refinancing Debt, (ii) Liens arising by operation of law that would be permitted under Section 6.02(d) or (iii) the sale, disposition or other transfer (whether by purchase and sale, merger, consolidation, liquidation or otherwise) of the Equity Interests of the Company to any Parent Entity that becomes a Loan Party and agrees to be bound by this Section 6.08).

SECTION 6.09.           Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.  (a)  Amend or modify or permit the amendment or modification of, (i) in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the memorandum and articles of association or certificate of incorporation or by-laws or limited liability company operating agreement of Holdings, the Company or any of the Subsidiary Loan Parties, the Management Agreements or the Acquisition Agreement; or (ii) any provision of any Incremental Notes (to the extent subordinated in right of payment to the Loan Document Obligations), Junior Debt Capital, or any Permitted Refinancing Indebtedness in respect of any of the foregoing, or any agreement (including any document relating to any such Incremental Notes, Junior Debt Capital or any Permitted Refinancing Indebtedness in respect of any of the foregoing) relating thereto, other than amendments or modifications that are not materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders; or

(b)           Make, or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on Incremental Notes (to the extent subordinated in right of payment to the Loan Document Obligations), Permitted Second Priority Refinancing Debt (to the extent subordinated in right of payment to the Loan Document Obligations), Junior Debt Capital, or any Permitted Refinancing Indebtedness (to the extent subordinated in right of payment to the Loan Document Obligations) in respect of any of the foregoing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Incremental Notes (to the extent subordinated in right of payment to the Loan Document Obligations), Permitted Second Priority Refinancing Debt (to the extent subordinated in right of payment to the Loan Document Obligations), Permitted Unsecured Refinancing Debt (to the extent subordinated in right of payment to the Loan Document Obligations), Junior Debt Capital or any Permitted Refinancing Indebtedness (to the extent subordinated in right of payment to the Loan Document Obligations) in respect thereof (except for Refinancings otherwise permitted by Section 6.01(o) or (y), and, to the extent this Agreement is then in effect, principal on the scheduled maturity date thereof), except in each case for payments of regularly scheduled interest; provided, however, that (x) the Company may at any time and from time to time repurchase, redeem, acquire, cancel or terminate all or any portion of any Incremental Notes, Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt or Junior Debt Capital with the cash proceeds of Junior Equity Capital issued by the Company or Holdings, so long as such proceeds are not included in any determination of the Available Basket Amount or used to pay a dividend or distribution pursuant to Section 6.06(g), and (y) any such Incremental Notes, Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt or any Permitted Refinancing Indebtedness in respect thereof may be repurchased, redeemed, retired, acquired, cancelled or terminated so long as (A) immediately prior to and after giving effect to such repurchase, no Default or Event of Default shall have occurred or be continuing and (B) immediately prior to and after giving effect to such repurchase, the Total Leverage Ratio for the most recent completed Test Period calculated on a Pro Forma Basis is not more than 4.00:1.00;

(c)           Make, or agree to make, directly or indirectly, any payment or distribution (whether in cash, securities or other property) of, or in respect of, the Company’s obligations under Schedule 18 of the Acquisition Agreement, except to the extent funded from Trapped Cash in accordance with said Schedule 18; or

(d)           Permit the Company or any Restricted Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to (or the repayment of cash advances from) the Company or any Restricted Subsidiary or (ii) the granting of Liens pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)           restrictions imposed by applicable law;

(B)           contractual encumbrances or restrictions (x) in effect on the Third Restatement Effective Date or contained in any agreements related to any Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt and/or Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, or (y) in any agreements relating to any Permitted Secured Ratio Debt, Permitted Unsecured Ratio Debt, Incremental Notes or Junior Debt Capital issued after the Third Restatement Effective Date or Permitted Refinancing Indebtedness in respect thereof, in each case so long as the scope of such encumbrance or restriction is no more expansive in any material respect than any such encumbrance or restriction in effect on the Third Restatement Effective Date (or the date of issuance as the case may be), or any agreement (regardless of whether such agreement is in effect on the Third Restatement Effective Date) providing for the subordination of Subordinated Intercompany Debt;

(C)           any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(D)           customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures entered into in the ordinary course of business;

(E)           any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F)           customary provisions contained in leases, subleases, licenses or sublicenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G)           customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H)          customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I)            customary restrictions and conditions contained in any agreement relating to the sale of any asset or person permitted under Section 6.05 pending the consummation of such sale;

(J)            customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien and the proceeds and products thereof, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(K)          customary net worth provisions contained in real property leases entered into by Restricted Subsidiaries of the Company, so long as the Company has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Company and its Subsidiaries to meet their ongoing obligations; or

(L)           any agreement in effect at the time such person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary.

ARTICLE VII

Events of Default

SECTION 7.01.           Events of Default.  In case of the happening of any of the following events (each, an “Event of Default”):

(a)           any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party in any Loan Document, or in any certificate or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made pursuant to the terms of the Loan Documents or furnished by Holdings, the Company or any other Loan Party;

(b)           default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)           default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)           default shall be made in the due observance or performance by Holdings, the Company or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to Holdings or the Company), 5.05(a) or in Article VI;

(e)           default shall be made in the due observance or performance by Holdings, the Company or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Company;

(f)            (i) any event or condition occurs that (A) results in any Indebtedness in excess of $15.0 million becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Indebtedness in excess of $15.0 million or any trustee or agent on its or their behalf to cause any Indebtedness in excess of $15.0 million to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings, the Company or any of its Restricted Subsidiaries shall fail to pay the principal of any Indebtedness in excess of $15.0 million at the stated final maturity thereof; provided that this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder;

(g)           there shall have occurred a Change in Control;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Company or any of its Restricted Subsidiaries, or of a substantial part of the property or assets of Holdings, the Company or any Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, liquidation, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, liquidator, sequestrator, conservator, administrator, administrative receiver or similar official for Holdings, the Company or any of its Restricted Subsidiaries or for a substantial part of the property or assets of Holdings, the Company or any of its Restricted Subsidiaries or (iii) the winding-up or liquidation of Holdings, the Company or any Restricted Subsidiary (except, in the case of any Restricted Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            Holdings, the Company or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, liquidation, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, liquidator, sequestrator, conservator, administrator, administrative receiver or similar official for Holdings, the Company or any of its Restricted Subsidiaries or for a substantial part of the property or assets of Holdings, the Company or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j)            the failure by Holdings, the Company or any Restricted Subsidiary to pay one or more final judgments aggregating in excess of $15.0 million (to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Company or any Restricted Subsidiary to enforce any such judgment;

(k)           (i) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a United States district court to administer any Plan, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) Holdings, the Company or any Restricted Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (iv) Holdings, the Company or any Restricted Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA or (v) Holdings, the Company or any Restricted Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l)            (i) any Loan Document shall for any reason cease to be, or shall be asserted in writing by Holdings, the Company or any Restricted Subsidiary not to be, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, the Company and the Restricted Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by Holdings, the Company or any other Loan Party not to be (other than in a notice to the Administrative Agent to take requisite actions to perfect such Lien), a valid and perfected security interest (perfected as and having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent (x) any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement, (y) such loss is covered by a lender’s title insurance policy as to which the insurer has been notified of such loss and does not deny coverage and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority, (iii) the Guarantees pursuant to the Security Documents by Holdings, the Company or the Subsidiary Loan Parties of any of the Secured Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the Company or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) the Secured Obligations of the Company or the Guarantees pursuant to the Security Documents by Holdings, the Company or the Subsidiary Loan Parties shall cease to constitute senior indebtedness under the subordination provisions of any indenture or other instruments, agreements and documents evidencing or governing any

Junior Capital in excess of $15.0 million or such subordination provisions shall be invalidated or otherwise cease (in each case so long as such indenture, instrument, agreement or document is then in effect), or shall be asserted in writing by Holdings, the Company or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms, then, and in every such event (other than an event with respect to the Company described in paragraph (h) or (i)(i), (ii), (iii) or (iv) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, upon notice to the Company, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Company accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(j); and in any event with respect to the Company described in paragraph (h) or (i)(i), (ii), (iii) or (iv) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Company accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02.            Application of Proceeds.  (a)  All property and assets received by the Administrative Agent or any other Secured Party any (x) upon sale or other disposition of the Collateral or any portion thereof or any other enforcement of remedies under the Security Documents, (y) after the acceleration of the Loans pursuant to Section 7.01 and (z) upon any distribution in connection with any Insolvency or Liquidation Proceeding with respect to the Company or any other Loan Party (the amounts described in clauses (x) and (y) are referred to herein as “Distribution”), shall be applied as follows:

(i)             first, to the payment of all amounts owing the Administrative Agent in order to preserve the Collateral or any security interest in the Collateral;

(ii)            second, to the extent proceeds remain after the application pursuant to the preceding clause (i), to the payment of all amounts owing to the Agents in respect of expense reimbursement or indemnification obligations;

(iii)           third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Primary Obligations which are Revolving Facility Obligations shall be paid to the Secured Parties as provided in Section 7.02(e) hereof until such Revolving Facility Obligations are paid in full in cash, with each Secured Party receiving an amount equal to its outstanding Primary Obligations which are Revolving Facility Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations which are Revolving Facility Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iv)          fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, an amount equal to the outstanding Secondary Obligations which are Revolving Facility Obligations shall be paid to the Secured Parties as provided in Section 7.02(e) hereof until such Revolving Facility Obligations are paid in full in cash, with each Secured Party receiving an amount equal to its outstanding Secondary Obligations which are Revolving Facility Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations which are Revolving Facility Obligations, its Pro Rata Share of the amount remaining to be distributed;

(v)           fifth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (iv), an amount equal to the outstanding Primary Obligations (other than Revolving Facility Obligations) shall be paid to the Secured Party as provided in Section 7.02(e) hereof until such Secured Obligations are paid in full in cash, with each Secured Party receiving an amount equal to its outstanding Primary Obligations which are Secured Obligations (other than Revolving Facility Obligations) or, if the proceeds are insufficient to pay in full all such Primary Obligations which are Secured Obligations (other than Revolving Facility Obligations), its Pro Rata Share of the amount remaining to be distributed;

(vi)          sixth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (v), inclusive, an amount equal to the outstanding Secondary Obligations which are Secured Obligations (other than Revolving Facility Obligations) shall be paid to the Secured Parties as provided in Section 7.02(e) hereof until such Secured Obligations are paid in full in cash, with each Secured Party receiving an amount equal to its outstanding Secondary Obligations which are Secured Obligations (other than Revolving Facility Obligations) or, if the proceeds are insufficient to pay in full all such Secondary Obligations (other than Revolving Facility Obligations), its Pro Rata Share of the amount remaining to be distributed; and

(vii)         seventh, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (vi), inclusive, and following the Termination Date, to the relevant Loan Party or to whomever may be lawfully entitled to receive such surplus;

provided, that notwithstanding anything to the contrary in this Agreement, in no circumstances shall proceeds of Collateral constituting an asset of a Loan Party that is not a Qualified ECP Guarantor be applied towards the payment of any Secured Obligations of the kind described in clause (b) of the definition thereof.

(b)           For purposes of this Agreement, (x) “Pro Rata Share” shall mean, when calculating a Secured Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Party’s relevant Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all relevant Primary Obligations or Secondary Obligations, as the case may be, (y) “Primary Obligations” shall mean (i) in the case of the Loan Document Obligations, all principal of, premium, fees and interest on (including, for the avoidance of doubt, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Loan Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), all Loans, all L/C Disbursements which have not been reimbursed and the undrawn amount of all outstanding Letters of Credit and all Fees and (ii) in the case of the Secured Obligations (other than Loan Document Obligations), all amounts due under each Specified Hedge Agreement or Cash Management Obligation (other than indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities) and (z) “Secondary Obligations” shall mean all Obligations other than Primary Obligations; provided that each definition set forth in this clause (b) shall at all times be subject to the proviso to preceding clause (a).

(c)           When payments to Secured Parties are based upon their respective Pro Rata Shares, the amounts received by such Secured Parties hereunder shall be applied (for purposes of making determinations under this Section 7.02 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations of the relevant type.  Each Lender Creditor shall allocate its Secondary Obligations between its Loan Document Obligations which do not constitute Revolving Facility Obligations, on the one hand, and its Revolving Facility Obligations, on the other hand, as such Lender Creditor shall determine in good faith is a reasonable allocation thereof.  If any payment to any Secured Party of its Pro Rata Share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Parties, with each Secured Party whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Party and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Parties entitled to such distribution.

(d)           Each of the Secured Parties, by their acceptance of the benefits hereof and of the other Security Documents, agrees and acknowledges that if the Lender Creditors receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under this Agreement (which shall only occur after all outstanding Revolving Facility Loans, Swingline Loans and L/C Disbursements have been paid in full), such amounts shall be paid to the Administrative Agent and held by it, for the equal and ratable benefit of the Lender Creditors under the Revolving Facility, as cash security for the repayment of Secured Obligations owing to such Lender Creditors as such.  If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit, and after the application of all such cash security to the repayment of all Secured Obligations owing to the Lender Creditors under the Revolving Facility after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be distributed by the Administrative Agent in accordance with Section 7.02(a) hereof.

(e)           All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors and (y) if to the Other Creditors, to the trustee, paying agent or other similar representative (each, a

“Representative”) for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.

(f)            For purposes of applying payments received in accordance with this Section 7.02, the Administrative Agent shall be entitled to rely upon the Representative or, in the absence of such a Representative, upon the Other Creditors for a determination (which each Representative and the Other Creditors agree (or shall agree) to provide upon request of the Administrative Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Other Creditors.  Unless it has received written notice from a Lender Creditor or an Other Creditor to the contrary, each Representative, in furnishing information pursuant to the preceding sentence, and the Administrative Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding.  Unless it has written notice from an Other Creditor to the contrary, the Administrative Agent, in acting hereunder, shall be entitled to assume that no Cash Management Obligation or Specified Hedge Agreements are in existence.

(g)           Without limiting the generality of the foregoing, this Section 7.02 is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the U.S. Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable nonbankruptcy law.

(h)           If any Secured Party collects or receives any Distribution to which it is not entitled under Section 7.02(a), such Secured Party shall hold the same in trust for the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the account of the Secured Parties, to be applied in accordance with Section 7.02(a).

(i)            Without limiting the foregoing, it is the intention of the parties hereto that (and to the maximum extent permitted by law the parties hereto agree that) the Revolving Facility Obligations (and the security therefor) constitute a separate and distinct class (and separate and distinct claims) from the other Secured Obligations (and security therefor).

ARTICLE VIII

The Agents

SECTION 8.01.           Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender (including its capacity as Collateral Agent under the Security Documents) under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender (except under the Security Trust Deed), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

SECTION 8.02.           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.03.           Exculpatory Provisions.  The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence, bad faith or willful misconduct) or (ii) responsible in any manner to any of the Lenders for (or have any duty to ascertain or acquire into) any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not (x) be subject to any fiduciary or other implied duties (except under the Security Trust Deed) regardless of whether a Default has occurred and is continuing and (y) except as expressly set forth in the Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Company or any Restricted Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its affiliates in any capacity.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

SECTION 8.04.           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, fax, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to Holdings or the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.  The Collateral Agent shall be entitled to assume that any instructions received by it from the Administrative Agent are duly given by, or on behalf of, the Lenders, the Majority Lenders and/or the Required Lenders, as the case may be.

SECTION 8.05.           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06.           Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07.           Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Company and without limiting the obligation of Holdings or the Company to do so), each in an amount equal to its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence, bad faith or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08.           Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.09.           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Company.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Sections 7.01(h) or (i)(i), (ii), (iii) or (iv) above shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated including its duties as Fronting Lender, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided that nothing herein shall require that the Administrative Agent resign or retire from its role as collateral agent under any Security Document whether referred to therein as administrative agent, collateral agent or any analogous term therein.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII shall inure to its benefit and to the benefit of its officers, directors, employees, agents, attorneys-in-fact and affiliates as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 8.10.           Syndication Agent and Co-Documentation Agents.  The Syndication Agent shall have no duties or responsibilities hereunder in its capacity as such.

SECTION 8.11.           Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 8.12.             Co-Collateral Agent; Separate Collateral Agent.  At any time or from time to time, in order to comply with any applicable requirement of law, the Administrative Agent may appoint another bank or trust company or one or more other persons, either to act as co-agent or agents on behalf of the Administrative Agent and the other Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for indemnification and similar protections of such co-agent or separate agent substantially the same as those contained herein).  Notwithstanding anything to the contrary contained herein, every such agent, sub-collateral agent and every co-agent shall, to the extent permitted by law, be appointed and act and be such, subject to the condition that no power given hereby, or which is provided herein or in any other Loan Document to any such co- agent, sub-collateral agent or agent shall be exercised hereunder or thereunder by such co- agent or agent except jointly with, or with the consent in writing of, the Administrative Agent.

SECTION 8.13.            Intercreditor Agreements.  Each Lender authorizes and directs the Collateral Agent and the Administrative Agent to enter into intercreditor agreements and related documents with parties to (i) Swap Agreements as contemplated by the definition of Specified Hedge Agreements (ii) Permitted First Priority Refinancing Debt as contemplated by the definition thereof, (iii) Permitted Second Priority Refinancing Debt as contemplated by the definition thereof, (iv) Permitted Secured Ratio Debt as contemplated by the definition thereof, (v) Permitted Unsecured Refinancing Debt as contemplated by the definition thereof and (vi) Incremental Notes as contemplated by Section 6.01(j).

SECTION 8.14.            Special Appointment of Administrative Agent as Collateral Agent in relation to Germany.  Without prejudice to the generality of Section 8.01:

(a)           (i) Each Agent and each other Secured Party appoints the Administrative Agent to act as Collateral Agent for the German Security (where “German Security” means any security interest created under the Security Documents which are governed by German law).

(b)           The Collateral Agent shall in case of German Security constituted by non—accessory (nicht akzessorische) security interests, hold, administer and, as the case may be, enforce or release such German Security in its own name, but for the account of any Agent and any other Secured Party.

(c)            The Collateral Agent shall in case of German Security constituted by accessory (akzessorische) security interests created by way of pledge or other accessory instruments, hold (with regard to its own rights under Section 8.15 (Abstract Acknowledgement and Joint Creditorship)), administer and, as the case may be, enforce or release such German Security in the name and for and on behalf of any Agent and any other Secured Party and in its own name on the basis of the abstract acknowledgement of indebtedness pursuant to Section 8.15 (Abstract Acknowledgement and Joint Creditorship), but in each case for the account of any Agent and any other Secured Party.

(d)           For the purposes of performing its rights and obligations as Collateral Agent under, and entering into, amending or releasing any accessory (akzessorische) German Security, each Agent and each other Secured Party hereby authorizes the Collateral Agent to act as its agent (Stellvertreter), and releases the Collateral Agent from the restrictions imposed by Section 181 German Civil Code (Bürgerliches Gesetzbuch) or any similar restrictions under applicable law.  At the request of the Collateral Agent, each Agent and each other Secured Party shall provide the Collateral Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on their behalf.  Each Agent and each other Secured Party hereby ratifies and approves all acts previously done by the Collateral Agent on such Agent’s and such other Secured Party’s behalf.

(e)            The Collateral Agent accepts its appointment as administrator of the German Security on the terms and subject to the conditions set out in this Agreement.

(f)            Each Agent and each other Secured Party hereby instructs the Collateral Agent (with the right of sub-delegation) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions it considers necessary or useful in connection with any German Security on behalf of such Agent and each other Secured Party (including any release).  The Collateral Agent shall further be entitled to rescind, release, amend and/or execute new and different documents securing the German Security.

SECTION 8.15.            Abstract Acknowledgment of Indebtedness and Joint Creditorship.  (a)  Each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent as creditor in its own right and not as a representative of any other Agent and any other Secured Party amounts equal to any amounts owing from time to time by that Loan Party to any Agent and any other Secured Party under or in connection with (i) this Agreement, the Guarantee Agreement or any other Loan Document to which such Loan Party is a party, (ii) any Specified Hedge Agreement to any Lender Counterparty or other Covered Counterparty party thereto or (iii) any Cash Management Obligations to any Lender

Counterparty, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including (x) all fees and disbursements of counsel to any Agent and any Secured Party that are required to be paid by such Loan Party pursuant to the terms of this Agreement, the Guarantee Agreement, any other Loan Document, any Specified Hedge Agreement or any Cash Management Obligations; and (y) all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Loan Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding (the documents referred to under (i), (ii) and (iii) are together referred to as the “Finance Documents”), as and when those amounts are due for payment under the relevant Finance Document. For the purpose of German Security (as defined in Section 8.14(a) (Special Appointment of Administrative Agent as Collateral Agent in relation to Germany) this shall constitute an abstract acknowledgement of indebtedness (abstraktes Schuldversprechen) within the meaning of sections 780 and 781 German Civil Code (Bürgerliches Gesetzbuch).

(b)                                  Each Loan Party and the Collateral Agent acknowledge that the obligations of each Loan Party under paragraph a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to any Agent and any other Secured Party under any Finance Document (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under paragraph (a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt; provided that:

(i)                                      the Parallel Debt of each Loan Party shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(ii)                                   the Corresponding Debt of each Loan Party shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged.

(c)                                   For the purpose of this Section 8.15, the Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Lien granted under the Finance Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d)                                  All monies received or recovered by the Collateral Agent pursuant to this Section 8.15, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any Lien granted to secure the Parallel Debt, shall be applied in accordance with this Agreement or any other Finance Document.

(e)                                   Without limiting or affecting the Collateral Agent’s rights against the Loan Parties (whether under this Section 8.15 or under any other provision of the Finance Documents), each Loan Party acknowledges that:

(i)                                  nothing in this Section 8.15 shall impose any obligation on the Collateral Agent to advance any sum to any Loan Party or otherwise under any Finance Document, except in its capacity as lender; and

(ii)                               for the purpose of any vote taken under any Finance Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a lender

(f)                                    In addition, but without prejudice to the foregoing, the Collateral Agent shall be the joint creditor (together with the relevant Agent and the other Secured Parties) of all obligations of each Loan Party towards each of the Agents and the Secured Parties under the Finance Documents.

SECTION 8.16.                                   Special Appointment of Administrative Agent in Relation to South Korea.  (a)  Notwithstanding any other provision of this Agreement, each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Loan Party to each of the Secured Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve its entitlement to be paid that amount.

(b)                                 The Administrative Agent shall have its own independent right to demand payment of the amounts payable by each Loan Party under this Section 8.16, irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve their entitlement to be paid those amounts.

(c)                                  Any amount due and payable by a Loan Party to the Administrative Agent under this Section 8.16 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a Loan Party to the other Secured Parties under those provisions shall be decreased to the extent that the Administrative Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 8.16.

(d)                                 Subject to paragraph (c), the rights of the Secured Parties (in each case, other than the Administrative Agent) to receive payment of amounts payable by each Loan Party under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment under this Section 8.16.

ARTICLE IX

Miscellaneous

SECTION 9.01.                                Notices.  (a)  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)                                 if to any Loan Party, to:

David Smith — CFO
Edwards Limited
Manor Royal
Crawley
West Sussex, RH10 9LW
United Kingdom

Bob Maguire
CCMP Capital Advisors (UK), LLP
St. James’s House
23 King Street
London SW1Y Y6QY
United Kingdom
Fax:                            44-207-839-2192

with a copy to:

Graham White
Kirkland & Ellis International LLP
30 St. Mary Axe
London EC3A 8AF
Fax:                            44-027-469-2001

(ii)                              if to the Administrative Agent, to:

Deutsche Bank AG New York Branch

c/o Vanessa Laird

Global Loan Operations

DB Services New Jersey, Inc.

5022 Gate Parkway, Suite 200

32256 Jacksonville, USA

Phone:               (904) 527-6612

Fax:                            (732) 380-3355

(iii)                                if to an Issuing Bank, to it at the address or fax number set forth separately in writing.

(iv)                               if to a Lender, to it at the address or fax number set forth on Schedule 2.01 of the Original Credit Agreement (as in effect immediately prior to the amendment and restatement thereof on the First Restatement Effective Date) or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto.

(b)                                  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent and the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c)                                   All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by fax or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)                                  Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.                                Survival of Agreement.  All representations and warranties made by the Loan Parties herein and in the other Loan Documents shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice has been given (or reasonably satisfactory arrangements have otherwise been made)) payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit, the termination of the Commitments or this Agreement limited in the manner set forth herein, or the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document.

SECTION 9.03.                                Binding Effect.  This Agreement shall become effective upon the Third Restatement Effective Date.

SECTION 9.04.                                Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                  (i)  Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more Eligible Assignees (other than to any Disqualified Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans of any Class at the time owing to it) (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan of any Class and any related Commitments) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                                 the Company, provided that (x) no consent of the Company shall be required for an assignment by a Lender to its Affiliate, or if a Material Event of Default has occurred and is continuing and (y) if the Company shall have not responded to a request for consent to an assignment to a Lender within two Business Days of its receipt of the request for such consent it shall be deemed to have consented to such assignment; and

(B)                                 in the case of a Revolving Facility of any Class, the Issuing Bank and the Swingline Lender of such Class of Revolving Facility.

(ii)                                   Assignments shall be subject to the following additional conditions:

(A)                                 except in the case of an assignment to a Lender, an affiliate of a Lender or a Related Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million in the case of Term Loans of any Class, and not less than $5.0 million in the case of Revolving Facility Loans or Revolving Facility Commitments of any Class, unless each of the Company and the Administrative Agent otherwise consent, provided that (1) no such consent of the Company shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i)(i), (ii), (iii) or (iv) has

occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Related Funds, if any;

(B)                                 the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing and recordation fee of $3,500; and

(C)                                 the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(iii)                                Subject to acceptance and recording thereof pursuant to clause (b)(v) below (and, in the case of an Affiliated Lender or a person that, after giving effect to such assignment, would become an Affiliated Lender, subject to the requirements of clause (h) of this Section), from and after the effective date specified in each Assignment and Acceptance the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05, as well as any Fees accrued for its account and not yet paid).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv)                               The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (by Class) and Revolving L/C Exposure (by Class) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, the Issuing Bank and any Lender (with respect to any entry related to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.

(v)                                  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder) and any applicable tax forms including forms pursuant to Section 2.17(e), and any written consent to such assignment required by clause (i) above, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v),

provided that nothing in this clause (b) shall prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans or Commitments on a non-pro rata basis.

(c)                                  (i)  Any Lender may, without the consent of the Company, the Swingline Lender, the Issuing Bank or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments of any Class and the Loans of any Class owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b).  Subject to paragraph (c)(ii) of this Section 9.04, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii)                                   A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent expressly acknowledging such Participant may receive a greater benefit.  A Participant shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) as though it were a Lender.

(d)                                 Any Lender may at any time, without the consent of or notice to the Administrative Agent or the Company, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(e)                                  The Company, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)                                   Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans of any Class it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent.  Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)                                  If the Company wishes to replace the Loans or Commitments of any Class with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders of such Class, instead of prepaying the Loans of such Class or reducing or terminating the Commitments of such Class to be replaced, to (i) require the Lenders under such Facility to assign such Loans of such Class or Commitments of such Class to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)).  Pursuant to any such assignment, all Loans and Commitments of such Class to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Company), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b).  By receiving such purchase price, the Lenders of such Class of Loans and Commitments shall automatically be deemed to have assigned the Loans or Commitments of such Class pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h)                                 Notwithstanding anything to the contrary in this Agreement, any Lender may, at any time, assign all or a portion of its Term Loans under this Agreement to a person who is or will become, after such assignment, an Affiliated Lender or Debt Fund Affiliate; provided that:

(i)                                      for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Facility Commitments or Revolving Facility Loans to any Affiliated Lender or Debt Fund Affiliate;

(ii)                                   by acquiring a Term Loan hereunder, each Affiliated Lender shall be deemed to have waived its right to (A) receive information prepared by the Administrative Agent or any Lender (or any advisor, agent or counsel thereof) under or in connection with the Loan Documents (in each case to the extent not provided to the Loan Parties), (B) attend any meeting or conference call (or any portion thereof) with the Administrative Agent or any Lender or (C) receive any advice from counsel to the Administrative Agent and the Lenders, or challenge any related attorney-client privilege, in each case to the extent the Borrower does not receive such information or invitation to participate in such meeting; provided that notwithstanding the foregoing, each Affiliated Lender shall be entitled to receive notices of prepayment and other administrative notices required to be delivered to Lenders pursuant to Article II;

(iii)                                each Lender assigning any Term Loans in favor of an Affiliated Lender pursuant to this clause (h) hereby acknowledges and agrees that in connection with such assignment, (1) the applicable Affiliated Lender may have, and later may come into possession of, information regarding the Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such assignment (such information, the “Excluded Information”), (2) such Lender has independently, without reliance on the applicable Affiliated Lender, Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the applicable Affiliated Lender, Holdings, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the applicable Affiliated Lender, Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) the Excluded Information may not be available to the Administrative Agent or the other Lenders;

(iv)                               (A) at the time of such assignment and after giving effect to such assignment, the aggregate principal amount of Term Loans held at any one time by the Affiliated Lenders shall not exceed 25% of the principal amount of all Term Loans at such time outstanding (such percentage, the “Affiliated Lender Cap”) (it being understood and agreed that the cap set forth in this clause (iv) is also intended to apply to any Term Loans made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than a Debt Fund Affiliate) by an Affiliated Lender or the provision of Other Term Loans by an Affiliated Lender); provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any person in connection with any compliance or non-compliance with this Section 9.04(h)(iv) or any purported assignment exceeding the Affiliated Lender Cap;

(v)                                  each Affiliated Lender shall identify itself as such in the applicable Assignment and Acceptance;

(vi)                               any Affiliated Lender shall be prohibited from being appointed as, or succeeding to the rights and duties of, the Administrative Agent or the Collateral Agent under this Agreement and the other Loan Documents until such time (if any) as when all Loan Document Obligations (other than (x) those held by the Affiliated Lenders, (y) contingent obligations not then due and owing and (C) Letters of Credit that have been backstopped or cash collateralized in accordance with the terms herein and in a manner reasonably satisfactory to the Issuing Banks and the Administrative Agent), have been paid in full in cash; and

(vii)                            any purchase by an Affiliated Lender (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments under this Agreement.

(i)                                     Notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary:

(i)                                      for purposes of determining whether the Required Lenders have (x) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (y) otherwise acted on any matter related to any Loan Document, or (z) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Affiliated Lender shall not have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and all Loans held by any Affiliated Lender shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; in each case, provided that no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without consent of such Affiliated Lender; and

(ii)                                   Debt Fund Affiliates may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders.

(j)                                                                                                         Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Loan Document Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Loan Document Obligations held by Lenders that are not Affiliates of the Borrower.  The Lenders and each Affiliated Lender acknowledge and agree that the provisions set forth in this Section 9.04(j) and the related provisions set forth in each Assignment and Acceptance entered into by an Affiliated Lender constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where Holdings, the Borrower or any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to Holdings, the Borrower or such Restricted Subsidiary, as applicable.

SECTION 9.05.                                Expenses; Indemnity.  (a)  The Company agrees to pay (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Company and the reasonable fees, disbursements and charges for no more than one outside counsel and, if necessary one local counsel in each jurisdiction where Collateral is located) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder (including the reasonable fees, charges and disbursements of White & Case LLP, counsel for the Administrative Agent and the Joint Lead Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per relevant jurisdiction).

(b)                                  The Company agrees to indemnify the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective Affiliates, successors and assigns and the directors, trustees, officers, employees, advisors, controlling persons and agents of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable out-of-pocket costs and related expenses (including reasonable documented fees, charges and disbursements of White & Case LLP and, if necessary, one local counsel in each relevant jurisdiction to the Agents, taken as a whole, in each relevant jurisdiction) incurred by or asserted against any Indemnitee arising out of, relating to, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or costs or related expenses (x) are determined by a judgment of a court of competent jurisdiction to have resulted by reason of the gross negligence, bad faith or willful misconduct of, or breach by, such Indemnitee (or its Related Parties), (y) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee (or its Related Parties) against another Indemnitee (or its Related Parties) (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent, acting in its capacity as Administrative Agent) that does not involve any act or omission of the Company or any of its Affiliates and arises out of disputes among the Lenders and/or their transferees.  Subject to and without limiting the generality of the foregoing sentence, the Company agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable out-of-pocket documented costs and reasonable out-of-pocket costs and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to one counsel, plus, if necessary, one local counsel in each relevant jurisdiction), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and Holdings, the Company or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Property, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or costs or related expenses are determined by a court of competent jurisdiction by judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or breach by, such Indemnitee or any of its Related Parties.  The Company shall not be liable for any settlement of any proceeding referred to in this Section 9.05 effected without the Company’s written consent (such consent not to be unreasonably withheld or delayed); provided, however, that the Company shall indemnify the Indemnitees from and against any loss or liability by reason of such settlement if the Company was offered the right to assume the defense of such proceeding and did not assume such defense or such proceeding was settled with the written consent of the Company, subject to, in each case, the Company’s right in this Section 9.05 to claim an exemption from such indemnity obligations.  The Company shall indemnify the Indemnitees from and against any final judgment for the plaintiff in any proceeding referred to in this Section 9.05, subject to the Company’s right in this Section 9.05 to claim an exemption from such indemnity obligations.  The Company shall not, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is a party and indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee.  To the extent permitted by applicable law, each party hereto hereby waives for itself (and, in the case of the Company, for each other Loan Party) any claim against any Loan Party, any Lender, any Agent and their respective affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto (and in the case of the Company on behalf of each other Loan Party) hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the termination of the Commitments, the expiration of any Letters of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.  It is understood and agreed that all indemnities under the Original Credit Agreement shall survive the Third Restatement Effective Date in accordance with the terms thereof.

(c)                                   Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes.

SECTION 9.06.                                Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Company or any Subsidiary Loan Party against any of and all the obligations of Holdings or the Company now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured.  The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07.                                Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.                                Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Company or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on Holdings, the

Company or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b)                                  Except as provided in Section 2.21 with respect to an Incremental Facility Amendment, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Company, the Administrative Agent and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i)                                      decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Revolving Facility Maturity Date, without the prior written consent of each Lender directly and adversely affected thereby; provided, that any amendment to the Total Leverage Ratio or the component definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii)                                   increase or extend the Revolving Facility Commitment of any Lender or decrease the Revolving Facility Commitment Fees or L/C Participation Fees without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii)                                extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly and adversely affected thereby,

(iv)                               amend or modify the provisions of Section 2.18(b) or (c) or 2.10(c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly and adversely affected thereby,

(v)                                  amend or modify the provisions of this Section 9.08, Section 9.04(a)(i) or the definition of the terms “Required Lenders”, “Majority Lenders”, without the prior written consent of each Lender directly and adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi)                               release all or substantially all the Collateral under each Security Document or release all or substantially all of the value of the Guarantees under the Guarantee Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender, or

(vii)                            amend, modify or waive Section 2.18(b) or (c) or Section 7.02 of this Agreement or the analogous provisions of any Security Document so as to alter the ratable treatment of Secured Obligations arising under the Loan Documents and Secured Obligations arising under Specified Hedge Agreements and “Cash Management Obligations” or the definition of “Lender Counterparty,” “Specified Hedge Agreement,” “Cash Management Obligations,” or “Secured Obligations,” in each case in a manner adverse to any Lender Counterparty or Covered Counterparty with Secured Obligations then outstanding without the written consent of any such Lender Counterparty or Covered Counterparty, as the case may be, or

(viii)                         increase the aggregate Revolving Facility Commitment (including pursuant to Incremental Extension of Credit) to an amount in excess of $110.0 million without the prior written consent of the Majority Lenders under the Term Facility and the Majority Lenders under the Revolving Facility, or

(ix)                               amend or modify the provisions of Sections 2.11(g) or 7.02 in a manner adversely affecting the priority status of the Secured Obligations under the Revolving Facility without the prior written consent of the Majority Lenders under the Revolving Facility.

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank acting as such at the effective date of such agreement or the Swingline Lender, as applicable; provided, however, if an Affiliate of Holdings or any Permitted Investor shall be a Lender, the Loans held by such person shall be deemed to have been voted in the same manner as the Required Lenders (assuming for this purpose that the Loans held by such person were not outstanding other than in respect of Section 9.04(a)(ii), and clauses (i), (ii), (iii) or (iv) of the first proviso to this Section 9.08(b)).  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c)                                   Without the consent of the Syndication Agent or any Joint Lead Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)                                  Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e)                                   Notwithstanding the foregoing, Article VIII hereof may be amended with the consent of the Administrative Agent and the Borrower alone to add parallel debt and similar provisions required or advisable in connection with the execution and delivery of Security Documents.

(f)                                    Without the consent of the Syndication Agent or any Joint Lead Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent may enter into the intercreditor arrangements contemplated by the definitions of “Permitted Secured Ratio Debt”, “Permitted Unsecured Ratio Debt”, “Permitted First Priority Refinancing Debt” and “Permitted Second Priority Refinancing Debt” or by Section 2.21, Section 2.22 or Section 6.01(j).

SECTION 9.09.                                REVOLVING FACILITY PRIORITY.  EACH LENDER UNDER THE TERM FACILITY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS UNDER THE REVOLVING FACILITY ARE ENTITLED TO DISTRIBUTIONS (INCLUDING DISTRIBUTIONS PURSUANT TO AN INSOLVENCY PROCEEDING) PRIOR TO ANY DISTRIBUTIONS BEING APPLIED TO THE OBLIGATIONS UNDER THE TERM FACILITY.

SECTION 9.10.                                Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate on any Loan or participation in any L/C Disbursement, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.11.                                Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto, and their respective successors and assigns permitted hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.12.                                WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR

UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.12 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 9.13.                                Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the specified currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given.  The obligations of the Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to such Lender in the specified currency, such Lender agrees to remit such excess to the Borrower.

SECTION 9.14.                                Waiver of Immunity.  Each Borrower hereby agrees that, to the extent that the Borrower or any of its properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Obligations of the Borrower related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere.

SECTION 9.15.                                Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.16.                                Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.  Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 9.17.                                Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.18.                                Jurisdiction; Consent to Service of Process.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Lender, the Administrative Agent or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b)                                  Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                   Each of the parties hereto agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested at its address provided in Section 9.01 agrees that service as so provided in is sufficient to confer personal jurisdiction over the applicable credit party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and agrees that agents and lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against any credit party in the courts of any other jurisdiction.

(d)                                  The Borrower hereby irrevocably designates, appoints and empowers Edwards Holdco 1, Inc., with offices on the Third Restatement Effective Date at 1209 Orange Street, Wilmington, Delaware, 19801, as its designee, appointee and agent to receive, accept and knowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding.  If for any reason such designee, appointee and agent shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Lender under this agreement.

SECTION 9.19.                                Confidentiality.  Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and the other Loan Parties furnished to it by or on behalf of Holdings, the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.19 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.19), except:  (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, self-regulatory authorities (including the National Association of Insurance Commissioners) or of any securities exchange on which securities of the disclosing party or any affiliate of the disclosing party are listed or traded (in which case we will promptly notify you, in advance, to the extent permitted by applicable law or the rules governing the process requiring such disclosure) (B) as part of the reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, affiliates, auditors, assignees, transferees and participants (so long as each such person shall have been instructed to keep the same confidential in accordance provisions not less restrictive than this Section 9.19), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.19 or other provisions at least as restrictive as this Section 9.19), (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.19), (G) disclosure to any rating agency when required by it (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.19) and (H) with the consent of the Company.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents any Swap Agreement to which a Lender Counterparty is a party.

SECTION 9.20.                                Release of Liens and Guarantees.  In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of any assets or all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in each case in a transaction not prohibited by Section 6.05 or in connection with a Subsidiary Redesignation or in connection with a pledge of the Equity Interests of joint ventures permitted by Section 6.02, the Administrative Agent (or any co-agent, sub-collateral agent or other agent appointed pursuant to Section 8.12) shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Company and at the Company’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05 and Section 8.12 or in connection with a Subsidiary Redesignation and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee.  Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 9.21.                                USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.22.                                Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other person or against or in payment of any or all of the Secured Obligations.  To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

SECTION 9.23.                                Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 9.24.                                       Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.25.                                   EXCLUDED SWAP OBLIGATIONS.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT, ANY EXCLUDED SWAP OBLIGATIONS SHALL BE EXCLUDED FROM (X) THE DEFINITION OF “SECURED OBLIGATIONS” (OR ANY EQUIVALENT DEFINITION) CONTAINED HEREIN OR IN ANY SECURITY DOCUMENT AND NO LIEN GRANTED PURSUANT TO ANY SECURITY DOCUMENT SHALL SECURE ANY EXCLUDED SWAP OBLIGATIONS AND (Y) THE DEFINITION OF “GUARANTEED OBLIGATIONS” (OR ANY EQUIVALENT DEFINITION) IN THE GUARANTEE AGREEMENT OR IN ANY OTHER GUARANTEE OF THE GUARANTEED OBLIGATIONS AND NO EXCLUDED SWAP OBLIGATIONS SHALL BE GUARANTEED PURSUANT TO ANY SUCH GUARANTEE.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

SCHEDULE 1.01(A)

IMMATERIAL SUBSIDIARIES

•                  Edwards SAS (France)

•                  Hibon International SA (France)

•                  SA Edwards NV (Belgium; formerly known as SA BOC Edwards NV)

•                  Hibon SAS (France)

•                  Edwards GmbH (Germany; formerly known as BOC Edwards GmbH)

•                  Edwards Vacuo Limitada (Brazil; formerly known as BOC Edwards Brasil Limitada)

•                  Edwards Technologies Limited (Taiwan)

•                  Edwards S.p.A. (Italy; formerly known as BOC Edwards S.p.A.)

•                  Edwards Technologies Trading (Shanghai) Company Limited (China; BOC Trading (Shanghai) Company Limited)

•                  Edwards Israel Vacuum Limited (Israel)

•                  Edwards Technologies Malaysia Sdn. Bhd. (Malaysia; formerly known as BOC Technologies Sdn Bhd)

•                  Edwards Services, s.r.o. (Czech Republic; formerly known as BOC Edwards Services s.r.o)

•                  Edwards Technologies Vacuum Engineering (Shanghai) Company Limited (China; formerly known as BOC Edwards Vacuum Engineering (Shanghai) Company Limited)

•                  Edwards Technologies Singapore Pte Limited (Singapore; formerly known as BOC Technologies Singapore Pte Limited)

•                  Edwards India Private Limited (India)

•                  Edwards Technologies Vacuum Engineering (Oingdao) Company Limited (China)

•                  Edwards Vacuum Hong Kong Limited (Hong Kong)

•                  Edwards Vacuum Technology Ireland Limited (Ireland)

SCHEDULE 1.01(B)

Original Security Documents

Part 1 — Closing Day Security Documents

1.              New York law governed Security Documents

a.              Collateral Agreement made by Edwards HoldCo 1, Inc. and Edwards US HOLDCO Limited in favor of DBNY as Collateral Agent for the Secured Parties.

i.                      Pledged Stock, accompanied by executed and undated stock powers

ii.                   Pledged Notes, duly endorsed in blank

iii.                UCC-1 Financing Statements

iv.               Grant of Security Interests in U.S. Patents

v.                  Grant of Security Interests in U.S. Trademarks

2.              English law governed Security Documents

a.              Debenture made by Edwards Limited and Edwards US HOLDCO Limited in favor of DBNY as Administrative Agent for the Secured Parties.

i.                      Notices of assignment regarding insurance, assigned accounts, material contracts and intercompany indebtedness required to be delivered by each Chargor to perfect the Debenture

ii.                   Delivery of share certificates and share transfer forms

b.              Equitable charge over shares made by Edwards (Cayman Island II) Limited over the shares of Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties.

i.                      Edwards (Cayman Island II) Limited to deposit share certificates and other documents of title and stock transfer forms, executed in blank, each in respect of the Initially Charged Shares with the Administrative Agent

c.               Security Trust Deed between DBNY as Administrative Agent and others.

3.                                     Cayman Law governed Security Documents

a.              Debenture made by Holdings and the Company in favor of DBNY as Collateral Agent for the Secured Parties

b.              Share Mortgage over the shares of the Company made by Holdings in favor of DBNY as Collateral Agent for the Secured Parties

i.                      all original share certificates in respect of the Mortgaged Shares (if any);

ii.                   blank signed transfers in respect of the Mortgaged Shares undated;

iii.                an executed and undated resignation of all Directors and officers of the Company;

iv.               an irrevocable proxy (coupled with the Administrative Agent’s interest hereunder) in favor of the Administrative Agent;

v.                  a memorandum signed by a Director or Secretary of the Company concerning the endorsement of a note of this Share Mortgage on the Register of Members of the Company;

vi.               the acknowledgment and agreement of the Company and its other Directors to the terms of this Share Mortgage.

4.              Japanese law governed documents

a.              Share pledge over the share of Edwards Holding Japan KK made by Edwards Limited in favor of Lenders.

i.                      determination of director of Edwards Holdings Japan KK approving the pledge and possible subsequent transfer upon default.

5.              Korean law governed Security Documents

a.              Share kun-pledge agreement covering the shares of Edwards HoldCo (Korea) Co. Ltd. made by Edwards Limited in favor of DBNY as the Secured Party.

i.                      Delivery of share certificates representing the pledged shares of Edwards HoldCo (Korea) Co. Ltd. to the custodian designated by Secured Party with the Secured Party being endorsed as pledgee.

ii.                   Registration of creation of pledge over the shares of Edwards HoldCo (Korea) Co. Ltd. in favor of the Secured Party on the shareholder register kept by Edwards HoldCo (Korea) Co. Ltd.

Part 2 — Closing Day Security Documents

1.              New York law governed Security Documents

a.              Collateral Agreement made by BOC Edwards, Inc. in favor of DBNY as Collateral Agent for the Secured Parties.

i.                      Pledged Stock, accompanied by executed and undated stock powers

ii.                   Pledged Notes, duly endorsed in blank

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iii.                UCC-1 Financing Statements

iv.               Grant of Security Interests in U.S. Patents

v.                  Grant of Security Interests in U.S. Trademarks

2.              Japanese law governed documents

a.              Share pledge over the 72.04% of the shares of BOC Edwards Japan Limited made by Edwards Holdings Japan KK in favor of Lenders.

i.                      all original share certificates in respect of pledged shares; and

ii.                   resolutions of board of directors of BOC Edwards Japan Limited approving the pledge and possible subsequent transfer upon default.

b.              Mortgages (teito ken) by BOC Edwards Japan over Ina factory and over each of the two factories (Ina factory and Yachiyo factory) (covers land and buildings)

i.                      confirmation of repayment and release of existing lien on Ina Factory by Development Bank of Japan;

ii.                   power of attorney to register mortgage;

iii.                title deeds for real property at both factories (kenri sho);

iv.               certificate of registration of seal (inkan shomei sho); and

v.                  certified copy of commercial register (tohon) of BOC Edwards Japan Limited;

c.               Security Interest (joto tampo or shichiken) by BOC Edwards Japan over patents

i.                      List of all patents

d.              Security interest (joto tampo) by BOC Edwards Japan over movables (inventory, equipment, machinery, etc.)

i.                      list of all equipment, machinery, etc. (i.e., fixed asset register)

ii.                   list of inventory

iii.                list of locations in which movables are located

e.               Security interest (joto tampo) by BOC Edwards Japan over receivables

i.                      list of account debtors and transactions in which receivables incurred

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3.              Korean law governed Security Documents

a.              Share kun-pledge agreement covering 70% of the shares of Songwon Edwards Limited made by Edwards HoldCo (Korea) Co. Ltd. in favor of Edwards Limited.

i.                      Delivery of share certificates representing pledged 70% of the shares of Songwon Edwards Limited to Edwards Limited with Edwards Limited being endorsed as pledgee.

ii.                   Registration of creation of pledge over 70% of the shares of Songwon Edwards Limited in favor of Edwards Limited on the shareholder register kept by Songwon Edwards Limited

b.              Share kun-pledge agreement covering 30% of the shares of Songwon Edwards Limited made by Edwards Limited in favor of DBNY as the Secured Party

i.                      Delivery of share certificates representing pledged 30% of the shares of Songwon Edwards Limited to the custodian designated by Secured Party with the Secured Party being endorsed as pledgee.

ii.                   Registration of creation of pledge over 30% of the shares of Songwon Edwards Limited in favor of DBNY as the Secured Party on the shareholder register kept by Songwon Edwards Limited

c.               Share sub-pledge agreement covering 70% of the shares of Songwon Edwards Limited made by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties.

i.                      Delivery of share certificates representing the sub-pledged shares of 70% of Songwon Edwards Limited to the custodian designated by Secured Party with the Secured Party being endorsed as pledgee.

ii.                   Registration of creation of sub-pledge over the shares of Songwon Edwards Limited in favor of the Secured Party on the shareholder register kept by Songwon Edwards Limited

iii.                Filing of “Report on the provision of the collateral by a third party resident for non resident” to Bank of Korea.

4.              Chinese law governed Security Documents

a.              Share pledge over the shares of BOC Edwards Vacuum Engineering (Shanghai) Company Limited made by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties

i.                      Board Resolutions of Edwards Limited

ii.                   Board resolutions of BOC Edwards Vacuum Engineering (Shanghai) Company Limited

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iii.                Shareholders register of BOC Edwards Vacuum Engineering (Shanghai) Company Limited

iv.               Legal opinion as to due establishment and existence of BOC Edwards Vacuum Engineering (Shanghai) Company Limited

b.              Share pledge over the shares of BOC Trading (Shanghai) Company Limited made by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties

i.                      Board Resolutions of Edwards Limited

ii.                   Board resolutions of BOC Trading (Shanghai) Company Limited

iii.                Shareholders register of BOC Trading (Shanghai) Company Limited

iv.               Legal opinion as to due establishment and existence of BOC Trading (Shanghai) Company Limited

5.              Italian law governed Security Documents

a.              Share pledge over the shares of BOC Edwards SpA made by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties

i.                      Certified copies of:

b.              Articles of Association of BOC Edwards SpA; and

c.               Shareholders’ List of BOC Edwards SpA.

i.                      Powers of Attorney of the Pledgor for the notarization of the Share Pledge Agreement.

ii.                   Immediately after the execution of this Agreement, the Pledgor shall procure that:

d.              the Shares shall be endorsed to the benefit of the Secured Creditors;

e.               the endorsement shall be certified by a Notary Public;

f.                the Pledge shall be annotated in the shareholders’ book; and

g.               a certified copy of the pages of the shareholders’ book bearing such annotation is delivered to the Administrative Agent, acting on behalf of the Secured Creditors.

i.                      Immediately after the completion of the annotation operations set forth in Paragraph (a) and (b) above, the Pledgor shall deliver to the Administrative Agent, acting on behalf of the Secured Creditors, the share certificates representing the Shares.

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6.              Singaporean law governed Security Documents

a.              Share Charge over the shares of BOC Technologies Singapore Pte Limited made by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties

i.                      all original share certificates in respect of the Charged Shares (to be delivered within 7 days after the Closing Date);

ii.                   blank signed transfers in respect of the Charged Shares undated (to be delivered within 7 days after the Closing Date);

iii.                an executed and undated resignation of all Directors and officers of the Company;

iv.               the resolutions of Board of Directors of Edwards Limited approving the transfer of the Charged Shares to the Transferee;

v.                  the resolutions of the Board of Directors of BOC Technologies Singapore Pte Limited approving irrevocably the creation of the security constituted the Share Charge and, upon the security constituted by the Share Charge becoming enforceable, the transfer of such Charged Shares to the Transferee (to be delivered within 7 days after the Closing Date);

vi.               letter of authority to date the letters of resignation referred to in (iii) above signed by all the directors of BOC Technologies Singapore Pte Limited;

vii.            the resolutions of the shareholders of BOC Technologies Singapore Pte Limited approving the amendments to the Articles of Association of BOC Technologies Singapore Pte Limited together with the copies of the relevant filings with the Accounting and Corporate Regulatory Authority of Singapore;

viii.         Statement of Particulars of Charge to be filed with the Accounting and Corporate Regulatory Authority of Singapore within 30 days of the creation;

ix.               Legal opinion on BOC Technologies Singapore Pte Limited from Singapore counsel to the Borrower;

x.                  Legal opinion BOC Technologies Singapore Pte from Singapore counsel to the Lenders.

7.              Taiwanese law governed Security Documents

a.              Share pledge over the shares of Edwards Technologies Limited made by Edwards Limited in favor of DBNY as Administrative Agent for the Secured Parties

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i.                      Edwards Limited and DBNY shall endorse the share certificates of Edwards Technologies Limited; provided that Edwards Limited shall indicate that DBNY is an agent of the Secured Parties as appointed under the Credit Agreement.

ii.                   Deposit the share certificates of Edwards Technologies Limited with DBNY.

iii.                The name and the residence of DBNY shall then be recorded in the shareholders’ roster of Edwards Technologies Limited an agent of the pledgee of the Pledged Shares pursuant to the Credit Agreement.

b.              Share pledge over the shares of BOC Edwards HTC Limited made by Edwards Limited in favor of DBNY as Administrative Agent for the Secured Parties

i.                      Edwards Limited and DBNY shall endorse the share certificates of BOC Edwards HTC Limited; provided that Edwards Limited shall indicate that DBNY is an agent of the Secured Parties as appointed under the Credit Agreement.

ii.                   Deposit the share certificates of BOC Edwards HTC Limited with DBNY.

iii.                The name and the residence of DBNY shall then be recorded in the shareholders’ roster of BOC Edwards HTC Limited as an agent of the pledgee of the Pledged Shares pursuant to the Credit Agreement.

Part 3 — Security Documents to be executed 10 Business Days after registration of amendment of articles of association of BOC Edwards GmbH in the commercial register

1.              German law governed Security

a.              Share pledge over the shares of BOC Edwards GmbH made by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties

i.                      Certified copies of:

a.              Articles of Association of BOC Edwards GmbH (as amended immediately following the acquisition);

b.              Shareholders’ List of BOC Edwards GmbH; and

c.               Commercial Register Excerpt of BOC Edwards GmbH;

ii.                   Shareholders’ Resolutions of the shareholders of BOC Edwards GmbH in relation to the amendment of the Articles of Association;

iii.                Powers of Attorney of the Pledgor and the Administrative Agent for the notarization of the Share Pledge Agreement; and

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iv.           Immediately following the notarization, notification of the Share Pledge Agreement to BOC Edwards GmbH by notary.

Part 4 — Whitewash Security Documents

1.              English Law governed Security Documents

a.              Debenture made by BOC (Europe) Holdings Limited in favor of DBNY as Administrative Agent for the Secured Parties

i.                  Notices of assignment regarding insurance, assigned accounts, material contracts and intercompany indebtedness required to be delivered by each Chargor to perfect the Debenture

ii.               Delivery of share certificates and share transfer forms

iii.            Documentation required for UK Whitewash procedures

b.              Debenture made by BOC Edwards Chemical Management Limited in favor of DBNY as Administrative Agent for the Secured Parties

i.                  Notices of assignment regarding insurance, assigned accounts, material contracts and intercompany indebtedness required to be delivered by each Chargor to perfect the Debenture

ii.               Delivery of share certificates and share transfer forms

iii.            Documentation required for UK Whitewash procedures

c.               Debenture made by Edwards High Vacuum International Limited in favor of DBNY as Administrative Agent for the Secured Parties

i.                  Notices of assignment regarding insurance, assigned accounts, material contracts and intercompany indebtedness required to be delivered by each Chargor to perfect the Debenture

ii.               Delivery of share certificates and share transfer forms

iii.            Documentation required for UK Whitewash procedures

2.              Japanese law governed Security Documents

a.              Share pledge over 27.96% of the shares of BOC Edwards Japan Limited made by BOC (Europe) Holdings Limited in favor of DBNY as Collateral Agent

i.                  all original share certificates in respect of pledged shares; and

ii.               resolutions of board of directors of BOC Edwards Japan Limited approving the pledge and possible subsequent transfer upon default.

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SCHEDULE 1.01(BA)

Restatement Security Documents

1.              New York law governed Security Documents to be provided to the Administrative Agent not later than the 60th day after the First Restatement Effective Date

a.              Reaffirmation Agreements to be executed by each Loan Party other than such Loan Parties executing Reaffirmation Agreements on the First Restatement Effective Date.

2.              Cayman law governed Security Documents to be provided to the Administrative Agent not later than the 30th Business Day after the First Restatement Effective Date

a.              Amendment and Restatement Deed in relation to the Debenture dated May 31, 2007, made between Holdings, the Company and DBNY

b.              Amended and Restated Debenture made by Holdings and the Company in favor of DBNY as Collateral Agent for the Secured Parties

c.               Amendment and Restatement Deed in relation to the Share Mortgage dated May 31, 2007, made between Holdings and DBNY

d.              Amended and Restated Share Mortgage over the shares of the Company made by Holdings in favor of DBNY as Collateral Agent for the Secured Parties

3.              English law governed Security Documents to be provided to the Administrative Agent not later than the 30th Business Day after the First Restatement Effective Date

a.              Security Confirmation Agreement entered into by Edwards US Holdco Limited, Edwards Limited, BOC Edwards Chemical Management Europe Limited, BOC (Europe) Holdings Limited, Edwards High Vacuum International Limited and Edwards (Cayman Island II) Limited

4.              Czech law governed Security Documents to be provided to the Administrative Agent not later than the 90th day after the First Restatement Effective Date

a.              Termination of ownership interest pledge dated June 16, 2010 over the ownership interest of Edwards s.r.o. granted by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties

b.              New ownership interest pledge over the ownership interest of Edwards, s.r.o. granted by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties

i.                  Certified copy of Commercial Register excerpt of Edwards, s.r.o. evidencing registration of the ownership interest pledge

c.               Termination of mortgage agreement dated June 16, 2010 granted by Edwards, s.r.o. in favor of DBNY as Collateral Agent for the Secured Parties

d.              New mortgage agreement made by Edwards, s.r.o. in favor of DBNY as Collateral Agent for the Secured Parties

i.                  Certified copy of ownership deed evidencing registration of the mortgage in the Cadastral Register

e.               Termination of pledge of receivables under commercial contracts dated June 16, 2010 granted by Edwards, s.r.o. in favor of DBNY as Collateral Agent for the Secured Parties

f.                New pledge of receivables under commercial contracts granted by Edwards, s.r.o. in favor of DBNY as Collateral Agent for the Secured Parties

g.               Termination of pledge of movable assets (machinery, equipment) dated June 16, 2010 granted by Edwards, s.r.o. in favor of DBNY as Collateral Agent for the Secured Parties, in form of notarial deed

h.              New pledge of movable assets (machinery, equipment) made by Edwards, s.r.o. in favor of DBNY as Collateral Agent for the Secured Parties, in form of notarial deed

i.                  Certified copy of Pledge Register excerpt evidencing registration of the movables pledge in the Pledge Register

i.                  Termination of pledge of movable assets (inventories) dated June 16, 2010 granted by Edwards, s.r.o. in favor of DBNY as Collateral Agent for the Secured Parties, in form of notarial deed

j.                 New pledge of movable assets (inventories) granted by Edwards, s.r.o. in favor of DBNY as Collateral Agent for the Secured Parties, in form of notarial deed

i.                  Certified copy of Pledge Register excerpt evidencing registration of the movables pledge in the Pledge Register.

5.              Japanese law governed Security Documents

a.              Nil.

6.              Korean law governed Security Documents to be provided to the Administrative Agent not later than the 90th day after the First Restatement Effective Date

a.              Amended and restated share kun-pledge agreement covering 100% of the shares of Edwards Korea Ltd. (formerly, Songwon Edwards Limited) made by Edwards Limited in favor of DBNY as the Secured Party

i.                  Delivery of share certificates representing 100% of the pledged shares of Edwards Korea Ltd. to the custodian designated by Secured Party with DBNY being endorsed as pledgee

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ii.               Registration of creation of pledge over 100% of the shares of Edwards Korea Ltd. in favor of DBNY as pledgee on the shareholder register kept by Edwards Korea Ltd

b.              Security interest by Edwards Korea Ltd. to Edwards Limited over:

i.                  land, factory buildings, and equipment pursuant to an amended and restated factory kun-mortgage agreement (the “Mortgaged Loan Assets”)

1.              filing and acceptance of the FETR (Foreign Exchange Transaction Regulations) Report with a foreign exchange bank in connection with the acquisition of collateral by Edwards Limited

2.              registration of kun-mortgage with the registry office having jurisdiction over the properties

ii.               inventories pursuant to an amended and restated inventory yangdo dambo agreement (the “Inventory Loan Assets”)

1.              affixing of a nameplate specifying the fact that the assigned property has been assigned to Edwards Limited

iii.            accounts receivables pursuant to an amended and restated accounts receivables yangdo dambo agreement (the “AR Loan Assets”)

1.              delivery of a fixed date stamped notice of the assignment addressed to each of the obligors under the assigned agreements and procurement of a fixed date stamped acknowledgement of the notice from such obligors; provided that such notice shall not be delivered until and unless an Enforcement Event has occurred and is continuing

iv.           insurances pursuant to an amended and restated insurance assignment agreement (the “Insurance Loan Assets”)

1.              delivery of a fixed date stamped notice of the assignment addressed to insurance companies and procurement by using reasonable efforts of a fixed date stamped acknowledgement of the notice from the insurance companies

2.              procurement of execution of Loss Payable and Notice of Cancellation Clause by insurance companies

3.              procurement by using reasonable efforts execution of Letter of Undertaking by insurance companies

v.              club memberships pursuant to an amended and restated membership kun-pledge agreement (the “Membership Loan Assets”, and together with the

3

Mortgaged Loan Assets, the Inventory Loan Assets, AR Loan Assets and Insurance Loan Assets, “Collateral”)

1.              delivery of instruments or notices with fixed date stamps to the membership clubs and procurement of a fixed date stamped acknowledgement of the notice from such membership clubs

c.               Pledge of each Collateral under paragraph b. above by Edwards Limited to DBNY as Collateral Agent for the Secured Parties pursuant to one or more pledge agreements, including an amendment and restated kun-pledge agreement

i.                  pledge of Mortgaged Loan Assets

1.              registration of Mortgaged Property with the real property registry having jurisdiction over the Mortgaged Property

2.              delivery of a notice of pledge addressed to Edwards Korea by a fixed date stamped mail stating the fact that the assets constituting the Mortgaged Loan Assets have been pledged to DBNY; provided that such notice shall not be delivered until and unless an Enforcement Event has occurred

ii.               pledge of Inventory Loan Assets

1.              affixing of a nameplate specifying the fact that the assigned property has been assigned to DBNY

2.              delivery of a notice of pledge addressed to Edwards Korea by a fixed date stamped mail stating the fact that the assets constituting the Inventory Loan Assets have been pledged to DBNY; provided that such notice shall not be delivered until and unless an Enforcement Event has occurred

iii.            pledge of AR Loan Assets

1.              delivery of a notice of pledge addressed to each of the obligors under the Assigned Agreements and Edwards Korea by a fixed date stamped mail stating the fact that the assets constituting the AR Loan Assets have been pledged to DBNY; provided that such notice shall not be delivered to the obligors and Edwards Korea until and unless an Enforcement Event has occurred

iv.           pledge of Insurance Loan Assets

1.              delivery of a notice addressed to each of the relevant insurance companies and Edwards Korea by a fixed date stamped mail stating the fact that the assets constituting the Insurance Loan Assets have been pledged to DBNY; provided that such notice

4

shall not be delivered to the insurance companies or Edwards Korea until and unless an Enforcement Event has occurred

2.              procurement by using reasonable efforts the consent and acknowledgement of the relevant insurance companies to the notice delivered to them

v.              pledge of Membership Loan Assets

1.              delivery of a notice addressed to each of the membership clubs and Edwards Korea by a fixed date stamped mail the fact that the assets constituting the Membership Loan Assets have been pledged to DBNY

7.              Chinese law governed Security Documents to be provided to the Administrative Agent not later than the 60th day after the First Restatement Effective Date

a.              All instruments, filings and other documents that the Administrative Agent may reasonably request to amend, amend and restate, replace, record, perfect or evidence the Chinese law Security Documents existing immediately prior to the First Restatement Effective Date

8.              Singaporean law governed Security Documents to be provided to the Administrative Agent not later than the 60th Business Day after the First Restatement Effective Date

a.              Letter of Confirmation and Acknowledgement made by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties confirming and acknowledging that its obligations under the Share Charge over the shares of Edwards Technologies Singapore Pte Limited will continue to apply in respect of the Credit Agreement as amended by the Amendment and Restatement Agreement and not be discharged, varied or affected in any manner howsoever until all the amounts owing to the Secured Parties under the Amended Credit Agreement have been validly and fully discharged

9.              Taiwanese law governed Security Documents to be provided to the Administrative Agent not later than the 60th day after the First Restatement Effective Date

a.              Amendment to the share pledge over the shares of Edwards Technologies Limited dated May 31, 2007 made by Edwards Limited in favor of DBNY as Administrative Agent for the Secured Parties

10.       German law governed Security Documents to be provided to the Administrative Agent not later than the 60th day after the First Restatement Effective Date

a.              New share pledge over the shares of Edwards GmbH made by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties (the “Share Pledge Agreement”), together with:

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i.                  Certified copies of:

1.              Articles of Association of Edwards GmbH

2.              Shareholders’ List of Edwards GmbH

3.              Commercial Register Excerpt of Edwards GmbH

ii.               Shareholders’ Resolutions of the shareholders of Edwards GmbH approving the Share Pledge Agreement as set out in paragraph a. above and, as required, in relation to any recent amendment of the Articles of Association

iii.            Consent of Edwards GmbH to the Share Pledge Agreement (if required under Articles of Association)

iv.           Powers of Attorney of the Pledgor and the Administrative Agent as pledgee for the notarization of the Share Pledge Agreement

v.              Immediately following the notarization, notification of the Share Pledge Agreement to Edwards GmbH by notary

11.       Italian law governed Security Documents to be provided to the Administrative Agent not later than the 60th Business Day after the First Restatement Effective Date

a.              Amendment Agreement to the share pledge agreement over the shares of Edwards SpA dated May 31, 2007 made by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties (the “Amendment Agreement”)

i.                  Certified copies of:

1.              Articles of Association of Edwards SpA

2.              Shareholders’ List of Edwards SpA

ii.               Powers of Attorney of the Pledgor for the notarization of the Share Pledge Agreement

iii.            Immediately after the execution of Amendment Agreement, the Pledgor shall procure that

1.              the Shares shall be endorsed or annotated to the benefit of the Secured Creditors

2.              the endorsement shall be certified by a Notary Public

3.              the Pledge shall be annotated in the shareholders’ book

4.              a certified copy of the pages of the shareholders’ book bearing such annotation is delivered to the Administrative Agent, acting on behalf of the Secured Creditors

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iv.           Immediately after the completion of the annotation operations set forth in Paragraph a. and b. above, the Pledgor shall deliver to the Administrative Agent, acting on behalf of the Secured Creditors, the share certificates representing the Shares

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SCHEDULE 1.01(BB)

Second Restatement Security Documents

1.              New York law governed Security Documents to be provided to the Administrative Agent not later than the 60th day after the Second Restatement Effective Date

a.              Reaffirmation Agreements to be executed by each Loan Party other than such Loan Parties executing Reaffirmation Agreements on the Second Restatement Effective Date.

2.              Cayman law governed Security Documents

a.              Nil

3.              English law governed Security Documents to be provided to the Administrative Agent not later than the 30th Business Day after the Second Restatement Effective Date

a.              Reaffirmation Agreement entered into by Edwards US Holdco Limited, Edwards Limited, Edwards Chemical Management Europe Limited, Edwards Vacuum Limited, Edwards High Vacuum International Limited and the Company

4.              Czech law governed Security Documents

a.              Nil

5.              Japanese law governed Security Documents

a.              Nil.

6.              Korean law governed Security Documents

a.              Nil

7.              Chinese law governed Security Documents

a.              Nil

8.              Singaporean law governed Security Documents to be provided to the Administrative Agent not later than the 60th Business Day after the Second Restatement Effective Date

a.              Letter of Confirmation and Acknowledgement made by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties confirming and acknowledging that its obligations under the Share Charge over the shares of Edwards Technologies Singapore Pte Limited will continue to apply in respect of the Credit Agreement as amended by the First Restatement Agreement and Second Restatement Agreement and not be discharged, varied or affected in any manner howsoever until all the amounts owing to the Secured Parties under the First Amended Credit Agreement and Second Amended Credit Agreement have been validly and fully discharged

9.              Taiwanese law governed Security Documents to be provided to the Administrative Agent not later than the 60th day after the Second Restatement Effective Date

a.              Amendment to the share pledge over the shares of Edwards Technologies Limited originally dated May 31, 2007 made by Edwards Limited in favor of DBNY as Administrative Agent for the Secured Parties

10.       German law governed Security Documents to be provided to the Administrative Agent not later than the 60th day after the Second Restatement Effective Date

a.     Notarial German law confirmation and amendment agreement to the share pledge over the shares in Edwards GmbH made by Edwards Limited in favor of DBNY as Collateral Agent and the Secured Parties (the “Share Pledge Agreement”), together with:

i.                  Certified copies of:

1.              Articles of Association of Edwards GmbH

2.              Shareholders’ List of Edwards GmbH

3.              Up-to-date (not older than 14 days on notarization) Commercial Register Excerpt of Edwards GmbH

ii.               Shareholders’ Resolutions of the shareholders of Edwards GmbH approving the confirmation and amendment agreement as set out in paragraph a. above and, as required, in relation to any recent amendment of the Articles of Association

iii.            Powers of Attorney of the Pledgor and the Administrative Agent as pledgee for the notarization of the confirmation and amendment agreement

iv.           Immediately following the notarization, notification of the confirmation and amendment agreement to Edwards GmbH by notary

11.       Italian law governed Security Documents

a.              Nil

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SCHEDULE 1.01(BC)

First Incremental Amendment Security Documents

1.              New York law governed Security Documents to be provided to the Administrative Agent not later than the 60th day after the First Incremental Effective Date

a.              Reaffirmation Agreements to be executed by each Loan Party other than such Loan Parties executing Reaffirmation Agreements on the First Incremental Effective Date.

2.              Cayman law governed Security Documents

a.              Nil

3.              English law governed Security Documents to be provided to the Administrative Agent not later than the 30th Business Day after the First Incremental Effective Date

a.              Reaffirmation Agreement entered into by Edwards US Holdco Limited, Edwards Limited, BOC Edwards Chemical Management Europe Limited, BOC (Europe) Holdings Limited, Edwards High Vacuum International Limited and Edwards (Cayman Island II) Limited

4.              Czech law governed Security Documents

a.              Nil

5.              Japanese law governed Security Documents to be provided to the Administrative Agent not later than the 60th day after the First Incremental Effective Date

a.              Amendment to the share pledge agreements over the shares of Edwards Japan Limited.

i.      Updated shareholders registry reflecting creation of new pledge.

6.              Korean law governed Security Documents

a.              Nil

7.              Chinese law governed Security Documents

a.              Nil

8.              Singaporean law governed Security Documents

a.              Nil

9.              Taiwanese law governed Security Documents to be provided to the Administrative Agent not later than the 60th day after the First Incremental Effective Date

a.              Amendment to the share pledge over the shares of Edwards Technologies Limited dated May 31, 2007 and November 15, 2011 made by Edwards Limited in favor of DBNY as Administrative Agent for the Secured Parties

10.       German law governed Security Documents

a.              Nil

11.       Italian law governed Security Documents to be provided to the Administrative Agent not later than the 60th Business Day after the First Incremental Effective Date

a.              Confirmation and Extension Agreement with respect to the share pledge agreement over the shares of Edwards SpA dated May 31, 2007 made by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties (the “Confirmation and Extension Agreement”)

i.                  Certified copies of:

1.              Articles of Association of Edwards SpA

2.              Shareholders’ List of Edwards SpA

ii.               Powers of Attorney of the Pledgor for the notarization of the Share Pledge Agreement

iii.            Immediately after the execution of the Confirmation and Extension Agreement, the Pledgor shall procure that

1.              the Shares shall be endorsed or annotated to the benefit of the Secured Creditors

2.              the endorsement shall be certified by a Notary Public

3.              the Pledge shall be annotated in the shareholders’ book

4.              a certified copy of the pages of the shareholders’ book bearing such annotation is delivered to the Administrative Agent, acting on behalf of the Secured Creditors

iv.           Immediately after the completion of the annotation operations set forth in Paragraph a. above, the Pledgor shall deliver to the Administrative Agent, acting on behalf of the Secured Creditors, the share certificates representing the Shares

2

SCHEDULE 1.01(BD)

Third Restatement Security Documents

1.              New York law governed Security Documents to be provided to the Administrative Agent not later than the 30th day after the Third Restatement Effective Date:

a.              Reaffirmation Agreements to be executed by each Loan Party other than each Loan Party that is party to the Third Restatement Agreement.

b.              Consent to the amendment to the Guarantee Agreement effected pursuant to the Third Restatement Agreement, to be executed by each Loan Party that is party to the Guarantee Agreement (other than each Loan Party that is party to the Third Restatement Agreement).

2.              Cayman law governed Security Documents to be provided to the Administrative Agent not later than the 30th Business Day after the Third Restatement Effective Date:

a.              Deed of Amendment in respect of the Amended and Restated Debenture made between Holdings, the Company and DBNY;

b.              Amendment and Restatement Deed dated April 4, 2011 in relation to the Debenture dated May 31, 2007, made between Holdings, the Company and DBNY;

c.               Amended and Restated Debenture made by Holdings and the Company in favor of DBNY as Collateral Agent for the Secured Parties;

d.              Deed of Amendment in respect of the Amended and Restated Share Mortgage made between Holdings and DBNY;

e.               Amendment and Restatement Deed dated April 4, 2011 in relation to the Share Mortgage dated May 31, 2007, made between Holdings and DBNY; and

f.                Amended and Restated Share Mortgage over the shares of the Company made by Holdings in favor of DBNY as Collateral Agent for the Secured Parties.

3.              English law governed Security Documents to be provided to the Administrative Agent not later than the 30th Business Day after the Third Restatement Effective Date:

a.              Security Confirmation Agreement entered into by Edwards US Holdco Limited, Edwards Limited, Edwards Chemical Management Europe Limited, Edwards Vacuum Limited, Edwards High Vacuum International Limited and Edwards (Cayman Island II) Limited.

4.              Czech law governed Security Documents to be provided to the Administrative Agent not later than the 90th day after the Third Restatement Effective Date:

a.              termination of ownership interest pledge dated June 29, 2011 over the ownership interest of Edwards s.r.o. granted by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties;

b.              new ownership interest pledge over the ownership interest of Edwards, s.r.o. granted by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties;

i.                  certified copy of Commercial Register excerpt of Edwards, s.r.o. evidencing registration of the ownership interest pledge;

c.               Release and Termination Agreement to be entered into by DBNY as Collateral Agent for the Secured Parties in respect of the following securities established in 2011:

i.                  mortgage agreement dated June 29, 2011 granted by Edwards, s.r.o. in favor of DBNY as Collateral Agent for the Secured Parties;

ii.               pledge of receivables under commercial contracts dated June 29, 2011 granted by Edwards, s.r.o in favor of DBNY as Collateral Agent for the Secured Parties;

iii.            pledges of moveable assets (machinery, equipment) dated (a) June 29, 2011 and (b) June 27, 2012 granted by Edwards, s.r.o. in favor of DBNY as Collateral Agent for the Secured Parties, in the form of a notarial deed; and

iv.           termination of a pledge of moveable assets (inventories) dated June 29,  2011 granted by Edwards, s.r.o. in favor of DBNY as Collateral Agent for the Secured Parties, in the form of a notarial deed;

d.              new mortgage agreement made by Edwards, s.r.o. in favor of DBNY as Collateral Agent for the Secured Parties;

i.                  certified copy of ownership deed evidencing registration of the mortgage in the Cadastral Register;

e.               new pledge of receivables under commercial contracts granted by Edwards, s.r.o. in favor of DBNY as Collateral Agent for the Secured Parties;

f.                new pledge of movable assets (machinery, equipment) made by Edwards, s.r.o. in favor of DBNY as Collateral Agent for the Secured Parties, in form of notarial deed;

i.                  certified copy of Pledge Register excerpt evidencing registration of the movables pledge in the Pledge Register;

2

g.               new pledge of movable assets (inventories) granted by Edwards, s.r.o. in favor of DBNY as Collateral Agent for the Secured Parties, in form of a notarial deed;

i.                  certified copy of Pledge Register excerpt evidencing registration of the movables pledge in the Pledge Register;

h.              amendment to Czech Parallel Debt Agreement dated June 16, 2010, as amended by amendment no. 1 dated June 23, 2011, between Edwards s.r.o. and Deutsche Bank AG New York; and

i.                  Power of Attorney from Deutsche Bank for execution including incumbency certificate.

5.              Japanese law governed Security Documents to be provided to the Administrative Agent not later than the 60th day after the Third Restatement Effective Date:

a.              amendment to the share pledge over the shares of Edwards Japan Limited dated May 31, 2007 made by Edwards Limited in favor of Lenders;

b.              amendment to the share pledge over the shares of Edwards Japan Limited dated July 31, 2008 made by Edwards Vacuum Limited in favor of Lenders;

c.               amendment to the share pledge over the shares of Edwards Japan Limited dated August 31, 2010 made by Edwards Limited in favor of Lenders;

d.              amendment to the share pledge over the shares of Edwards Japan Limited dated January 15, 2013 made by Edwards Limited in favor of Lenders; and

i.                  certified copy of shareholders’ registry reflecting the above amendments.

6.              Korean law governed Security Documents to be provided to the Administrative Agent not later than the 90th day after the Third Restatement Effective Date:

a.              amended and restated share kun-pledge agreement covering 100% of the shares of Edwards Korea Ltd. (formerly, Songwon Edwards Limited) made by Edwards Limited in favor of DBNY as the Secured Party;

i.                  delivery of share certificates representing 100% of the pledged shares of Edwards Korea Ltd. to the custodian designated by Secured Party with DBNY being endorsed as pledgee;

ii.               registration of creation of pledge over 100% of the shares of Edwards Korea Ltd. in favor of DBNY as pledgee on the shareholder register kept by Edwards Korea Ltd;

b.              Security interest by Edwards Korea Ltd. to Edwards Limited over:

3

i.                  land, factory buildings, and equipment pursuant to an amended and restated factory kun-mortgage agreement (the “Mortgaged Loan Assets”);

1.              filing and acceptance of the FETR (Foreign Exchange Transaction Regulations) Report with a foreign exchange bank in connection with the acquisition of collateral by Edwards Limited;

2.              registration of kun-mortgage with the registry office having jurisdiction over the properties;

ii.               inventories pursuant to an amended and restated inventory yangdo dambo agreement (the “Inventory Loan Assets”);

1.              affixing of a nameplate specifying the fact that the assigned property has been assigned to Edwards Limited;

iii.            accounts receivables pursuant to an amended and restated accounts receivables yangdo dambo agreement (the “AR Loan Assets”);

1.              delivery of a fixed date stamped notice of the assignment addressed to each of the obligors under the assigned agreements and procurement of a fixed date stamped acknowledgement of the notice from such obligors; provided that such notice shall not be delivered until and unless an Enforcement Event has occurred and is continuing;

iv.           insurances pursuant to an amended and restated insurance assignment agreement (the “Insurance Loan Assets”);

1.              delivery of a fixed date stamped notice of the assignment addressed to insurance companies and procurement by using reasonable efforts of a fixed date stamped acknowledgement of the notice from the insurance companies;

2.              procurement of execution of Loss Payable and Notice of Cancellation Clause by insurance companies;

3.              procurement by using reasonable efforts of execution of Letter of Undertaking by insurance companies;

v.              club memberships pursuant to an amended and restated membership kun-pledge agreement (the “Membership Loan Assets”, and together with the Mortgaged Loan Assets, the Inventory Loan Assets, AR Loan Assets and Insurance Loan Assets, “Collateral”);

1.              delivery of instruments or notices with fixed date stamps to the membership clubs and procurement of a fixed date stamped acknowledgement of the notice from such membership clubs;

4

c.               amendment to the Kun-Pledge Agreement dated as of November 25, 2008 made by Edwards Limited in favor of DBNY as the Secured Party, pledging each Collateral under paragraph b. above (other than the Mortgaged Loan Assets);

i.                  pledge of Inventory Loan Assets.

1.              affixing of a nameplate specifying the fact that the assigned property has been assigned to DBNY;

2.              delivery of a notice of pledge addressed to Edwards Korea by a fixed date stamped mail stating the fact that the assets constituting the Inventory Loan Assets have been pledged to DBNY; provided that such notice shall not be delivered until and unless an Enforcement Event has occurred;

ii.               pledge of AR Loan Assets;

1.              delivery of a notice of pledge addressed to each of the obligors under the Assigned Agreements and Edwards Korea by a fixed date stamped mail stating the fact that the assets constituting the AR Loan Assets have been pledged to DBNY; provided that such notice shall not be delivered to the obligors and Edwards Korea until and unless an Enforcement Event has occurred;

iii.            pledge of Insurance Loan Assets;

1.              delivery of a notice addressed to each of the relevant insurance companies and Edwards Korea by a fixed date stamped mail stating the fact that the assets constituting the Insurance Loan Assets have been pledged to DBNY; provided that such notice shall not be delivered to the insurance companies or Edwards Korea until and unless an Enforcement Event has occurred;

2.              procurement by using reasonable efforts the consent and acknowledgement of the relevant insurance companies to the notice delivered to them;

iv.           pledge of Membership Loan Assets;

1.              delivery of a notice addressed to each of the membership clubs and Edwards Korea by a fixed date stamped mail the fact that the assets constituting the Membership Loan Assets have been pledged to DBNY;

d.              pledge agreement made by Edwards Limited in favor of DBNY as the Secured Party, for the purpose of pledging the Mortgaged Loan Assets to DBNY as the Secured Party;

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i.                  registration of pledge of Mortgaged Loan Assets with the real property registry having jurisdiction over the Mortgaged Property; and

ii.               delivery of a notice of pledge addressed to Edwards Korea by a fixed date stamped mail stating the fact that the assets constituting the Mortgaged Loan Assets have been pledged to DBNY; provided that such notice shall not be delivered until and unless an Enforcement Event has occurred.

7.              Singaporean law governed Security Documents to be provided to the Administrative Agent not later than the 60th Business Day after the Third Restatement Effective Date:

a.              Letter of Confirmation and Acknowledgement made by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties (i) confirming and acknowledging that its obligations under the Share Charge over the shares of Edwards Technologies Singapore Pte Limited will continue to apply in respect of the Credit Agreement as amended by the Third Restatement Agreement and continue in full force and effect notwithstanding the amendments to the Credit Agreement resulting from the Third Restatement Agreement and (ii) amending the Share Charge.

8.              Taiwanese law governed Security Documents to be provided to the Administrative Agent not later than the 60th day after the Third Restatement Effective Date:

a.              amendment to the share pledge over the shares of Edwards Technologies Limited dated May 31, 2007 made by Edwards Limited in favor of DBNY as Administrative Agent for the Secured Parties;

9.              German law governed Security Documents to be provided to the Administrative Agent not later than the 60th day after the Third Restatement Effective Date

a.              notarial confirmation and amendment agreement with respect to the share pledge agreement dated 15 April 2011 between Edwards Limited as pledger and Deutsche Bank AG New York Branch as pledgee relating to the shares in Edwards GmbH (the “Confirmation and Amendment Agreement”) together with:

i.                   certified copies of:

1.              Articles of Association of Edwards GmbH;

2.              Shareholders List of Edwards GmbH;

3.              Commercial Register excerpt of Edwards GmbH;

ii.                if required under English law or under the articles of association of Edwards GmbH, a shareholders resolution of the shareholders of Edwards GmbH approving the Confirmation and Amendment Agreement;

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iii.             consent of Edwards GmbH to the Confirmation and Amendment Agreement (if required under the articles of association);

iv.            Powers of Attorney of the Pledgor and the Collateral Agent; and

v.               immediately following the notarization, notification of the pledge under the Confirmation and Amendment Agreement to Edwards GmbH by the notary.

10.       Italian law governed Security Documents to be provided to the Administrative Agent not later than the 60th Business Day after the Third Restatement Effective Date:

a.              Amendment Agreement to the share pledge agreement over the shares of Edwards SpA dated May 31, 2007 made by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties (the “Amendment Agreement”);

i.                   certified copies of:

1.              Articles of Association of Edwards SpA;

2.              Shareholders’ List of Edwards SpA;

ii.                immediately after the execution of Amendment Agreement, the Pledgor shall procure that:

1.              the Shares shall be endorsed or annotated to the benefit of the Secured Creditors;

2.              the endorsement shall be certified by a Notary Public;

3.              the Pledge shall be annotated in the shareholders’ book;

4.              a certified copy of the pages of the shareholders’ book bearing such annotation is delivered to the Administrative Agent, acting on behalf of the Secured Creditors; and

iii.             immediately after the completion of the annotation operations set forth in Paragraph a. above, the Pledgor shall deliver to the Administrative Agent, acting on behalf of the Secured Creditors, the share certificates representing the Shares.

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SCHEDULE 1.01(C)

EXISTING CURRENCY SWAP AGREEMENTS

•                  Currency Swaps between Deutsche Bank and Edwards Ltd, notional values USD125M and CZK911M.

•                  Currency Swaps between Barclays Bank and Edwards Ltd, notional values USD 100M and CZK121M.

•                  Currency Swaps between HSBC and Edwards Ltd, notional values USD12M and CZK90M.

•                  Currency Swaps between Deutsche Bank and Edwards Korea Ltd, notional values USD 119M and JPY33M.

•                  Currency Swaps between Barclays Bank and Edwards Korea Ltd, notional values USD21M.

Existing Interest Rate SWAPs

•                  Swap transaction between Edwards Ltd and Barclays with a trade date of February 1, 2011 for notional amount $300,000,000 floating to fixed swap from December 2011 to May 2014 at an all in LIBOR rate of 1.89%.

•                  Swap transaction between Edwards Ltd and Barclays with a trade date of February 28, 2011 for notional amount $100,000,000 floating to fixed swap from December 2012 to November 2014 at an all in LIBOR rate of 2.87%.

•                  Swap transaction between Edwards Ltd and Barclays with a trade date of October 17, 2011 for notional amount $125,000,000 floating to fixed swap from June 2104 to May 2016 at an all in LIBOR rate of 2.25%.

SCHEDULE 2.05

EXISTING LETTERS OF CREDIT

Company Name	Issuing Bank	Amount
Edwards (Cayman Islands II) Limited	Deutsche Bank	$200,000
Edwards GmbH	Deutsche Bank	$286,316
Edwards Limited	Deutsche Bank	$829,196
Edwards Technologies Trading (Shanghai) Company Limited	Deutsche Bank	$10,746
Edwards Vacuum, Inc.	Deutsche Bank	$467,762

SCHEDULE 3.03

SECTION 3.03 EXCEPTIONS

•                  Share pledge over shares of BOC Edwards Vacuum Engineering (Shanghai) Company Limited made by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties.

•                  Share pledge over shares of BOC Trading (Shanghai) Company Limited made by Edwards Limited in favor of DBNY as Collateral Agent for the Secured Parties.

SCHEDULE 3.08(a)

SUBSIDIARIES

(1) Full name	(2) Jurisdiction	(3) Form	(4) % of each Class of Outstanding Equity Owned by Holdings or any Subsidiary

Edwards (Cayman Islands I) Limited	Cayman Islands	Corporation	100% owned by Edwards Holdco Limited

Edwards (Cayman Island II) Limited	Cayman Islands	Corporation	100% owned by Edwards (Cayman Islands I) Limited

Edwards UKCo2 Limited	England and Wales	Corporation	100% owned by Edwards (Cayman Islands II) Limited

Edwards Limited	England and Wales	Corporation	Edwards (Cayman Islands II) Limited owns 999 shares of £1.00 each (99.99%) Edwards UKCo2 Limited owns 1 share of £1.00 (0.01%)

Edwards U.S. Holdco Limited	England and Wales	A Private Company Limited by Shares	100% owned by Edwards Limited

Edwards Holdco1, Inc.	Delaware	Corporation	100% owned by Edwards U.S. Holdco Limited

Edwards Vacuum, Inc. (formerly known as BOC Edwards Inc.)	Delaware	Corporation	100% owned by Edwards Holdco1, Inc	.

Edwards Chemical Management Europe Limited (formerly known as BOC Edwards Chemical Management Europe Limited)	England and Wales	Private Company Limited by Shares	100% owned by Edwards Limited

Edwards Korea Limited (formerly known as Songwon Edwards Limited)	Korea	Corporation	100% owned by Edwards Limited

Edwards Japan Limited (formerly known as Edwards Holdings Japan KK)	Japan	Corporation	Edwards Limited owns 543,389 JPY shares (91.305%) Edwards Vacuum Limited owns 51,744 JPY shares (8.695%)

Edwards Vacuum Technology	Ireland	Corporation	100% owned by

(1) Full name	(2) Jurisdiction	(3) Form	(4) % of each Class of Outstanding Equity Owned by Holdings or any Subsidiary

Ireland Limited (formerly known as Brassin Limited)			Edwards Limited

Edwards Vacuo Limitada (formerly known as BOC Edwards Brasil Limitada)	Brazil	Limited Liability Company	Edwards Limited owns 7,801,111 shares of BRL1.00 (99.991%) Edwards US Holdco Limited owns 748 shares of BRL1.00 each (0.009%)

Edwards Technologies Limited	Taiwan	A Company Limited by Shares	100% owned by Edwards Limited

Edwards S.p.A. (formerly known as BOC Edwards S.p.A.)	Italy	Joint Stock Company Limited by Shares	100% owned by Edwards Limited

Edwards Technologies Singapore Pte Limited (formerly known as BOC Technologies Singapore Pte Limited)	Singapore	A Private Company Limited by Shares	100% owned by Edwards Limited

Edwards Vacuum Limited (formerly known as BOC (Europe) Holdings Limited)	England and Wales	Corporation	100% owned by Edwards Limited

Hibon International SA	France	Société Anonyme	100% owned by Edwards Limited

Edwards GmbH (formerly known as BOC Edwards GmbH)	Germany	Limited Liability Company	100% owned by Edwards Limited

Edwards SAS	France	Société par Actions Simplifiée	100% owned by Edwards Limited

Edwards India Private Limited	India	Private Company	Edwards Limited owns 35,599,999 shares of INR1.00 each Edwards US Holdco Limited owns 1 share of INR1.00

SA Edwards Vacuum NV (formerly known as SA BOC Edwards NV)	Belgium	Société Anonyme	Hibon International SA owns 1,249 shares of €50.00 each (99.92%) Hibon SAS owns 1

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(1) Full name	(2) Jurisdiction	(3) Form	(4) % of each Class of Outstanding Equity Owned by Holdings or any Subsidiary

share of €50.00 (0.08%)

Hibon SAS	France	Société par Actions Simplifiée	100% owned by Hibon International SA

Edwards Technologies Trading (Shanghai) Company Limited (formerly known as BOC Trading (Shanghai) Company Limited)	China	Limited Liability Company	100% owned by Edwards Limited

Edwards Israel Vacuum Limited	Israel	A Company Limited by Shares	100% owned by Edwards Limited

Edwards Technologies Malaysia Sdn. Bhd (formerly known as BOC Technologies Sdn Bhd).	Malaysia	A Company Limited by Shares	100% owned by Edwards Limited

Edwards Services, s.r.o. (formerly known as BOC Edwards Services s.r.o.)	Czech Republic	Limited Liability Company	100% owned by Edwards Limited

Edwards, s.r.o. (formerly know as BOC Edwards, s.r.o.)	Czech Republic	Limited Liability Company	100% owned by Edwards Limited

Edwards Technologies Vacuum Engineering (Shanghai) Company Limited (formerly known as BOC Edwards Vacuum Engineering (Shanghai) Company Limited)	China	Limited Liability Company	100% owned by Edwards Limited

Edwards High Vacuum International Limited	England & Wales	A Company Limited by Shares	100% owned by Edwards Limited

Edwards Technologies Vacuum Engineering (Quingdao) Company Limited	China	Limited Liability Company	100% owned by Edwards Limited

Edwards Vacuum Hong Kong Limited	Hong Kong	Limited Liability Company	100% owned by Edwards Limited

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SCHEDULE 5.09

AGREED SECURITY PRINCIPLES

1.                                      Certain Principles

The Company and the Lenders have agreed and acknowledged that their rights and obligations under the Loan Documents in respect of (i) the giving or taking of guarantees; (ii) the giving or taking of Collateral; and (iii) all the rights and obligations associated with such giving or taking of guarantees and Collateral, shall be subject to and limited by the Agreed Security Principles. The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective security from all Loan Parties in every jurisdiction in which Loan Parties are or may in the future be located.  In particular:

(a)                                 general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, thin capitalization rules, retention of title claims and similar principles may limit the ability of a Loan Party to provide a guarantee or Collateral or may require that the guarantee or Collateral be limited by an amount or otherwise. If any such limit applies, the guarantees and Collateral provided will be limited to the maximum amount which such Loan Party may provide having regard to applicable law (including any jurisprudence) and subject to fiduciary duties of management; provided that the Company will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to the Company and each Loan Party;

(b)                                 the giving of a guarantee, the granting and the terms of Collateral or the perfection of the Collateral granted will not be required to the extent that it would incur any legal fees, registration fees, stamp duty, taxes and any other fees or costs directly associated with such security or guarantee which are excessive in relation to the value of the security to be afforded thereto the Lenders;

(c)                                  where there is material incremental cost involved in creating security over all assets owned by a Loan Party in a particular category (e.g. real estate) the principle stated at paragraph (b) above shall apply and, subject to the Agreed Security Principles, only the material assets in that category (e.g. material real estate) shall be subject to security;

(d)                                 in certain jurisdictions it may be impossible to grant guarantees or create security over certain categories of assets in which event such guarantees will not be granted and security will not be taken over such assets;

(e)                                  any assets subject to third party arrangements which are permitted by the Loan Documents which may prevent those assets from being charged will be excluded from any relevant security document provided that, if the relevant asset is material and the relevant Loan Party determines that such endeavours will not jeopardise commercial relationships with third parties, the relevant Loan Party will use commercially reasonable efforts to:

(i)             obtain any necessary consent or waiver; and

(ii)          grant a security over such assets (ranking second vis à vis the third party security, if any);

(f)                                   the Loan Parties will not be required to give guarantees or enter into security documents if it is not within the legal capacity of such Loan Party or if, the same would conflict with the fiduciary duties of the directors of such Loan Party or contravene any legal prohibition or result in personal or criminal liability on the part of any officer or result in any significant risk of legal liability for the directors of any Loan Party, provided that such Loan Party shall use reasonable endeavours to overcome any such obstacle;

(g)                                  the terms of the security should not be such that they materially restrict the running of the business of  the relevant Loan Party in the ordinary course as otherwise permitted by the Loan Documents;

(h)                                 the security will be first ranking, to the extent possible, subject to Liens permitted by Section 6.02 of the Credit Agreement;

(i)                                     information, such as lists of assets, will be provided if and only to the extent, required by local law to be provided to perfect or register the relevant security interests and, unless required to be provided by local law more frequently, will be provided annually or, following an Event of Default which is continuing, on the Administrative Agent’s reasonable request;

(j)                                    the perfection of security interests granted will not be required if it would have a material adverse effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents;

(k)                                 the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the guarantee or secured amount is excessive in relation to the value of the security to be afforded thereto; and

(l)                                     other than as provided in Schedule 1.01(e), no perfection action will be required in a jurisdiction where a Loan Party is not located.

2.                                      Terms of Guarantee and Security Documents

The following principles will be reflected in the terms of any guarantee and or security taken as part of this transaction:

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(a)                                 no claims will be made under guarantees, and security will not be enforceable, until an Event of Default has occurred and is continuing (together, an “Enforcement Event”);

(b)                                 no notices of receivables security will need to be delivered to third parties until an Enforcement Event has occurred and the Administrative Agent has requested such notices to be delivered, other than security in respect of intergroup loans which shall be given on creation of the security interest;

(c)                                  the Lenders will not have any rights to vote any Equity Interest held by any Loan Party and which are pledged to them or to block any funds being transferred between Group members prior to the date on which an Enforcement Event has occurred;

(d)                                 the Security Documents will not contain additional representations or undertakings (such as in respect of insurance, further security, information or the payment of costs) unless these are required for the creation, protection or perfection of the security and are market standard in the relevant jurisdiction;

(e)                                  the Administrative Agent should only be able to exercise any power or attorney granted to it by a Loan Party under the Security Documents following the occurrence of an Enforcement Event or failure to comply with a duly requested further assurance or perfection obligation; and

(f)                                   the Security Documents should not operate so as to prevent transactions which are permitted under the Credit Agreement or to require additional consents or authorizations;

(g)                                  the Security Documents will permit disposals of assets where such disposal is permitted under the Credit Agreement and will include assurances for the Administrative Agent to do all things reasonably requested to release security in respect of the assets that are the subject of such disposal; and

(h)                                 the Security Documents will not accrue interest on any amount in respect of which interest is accruing under this Agreement.

3.                                      Guarantees/Security

(a)                                 Subject to the matters referred to in these Security Principles, it is further acknowledged that the Administrative Agent shall:

(i)                                           receive the benefit of an upstream, cross-stream and downstream guarantee and the security will be granted to secure Secured Obligations subject to the Agreed Security Principles; and

(ii)                                        (in the case of those security documents creating pledges or charges over shares in a Loan Party) obtain a first priority valid charge or analogous or

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equivalent encumbrance over all of the shares in issue at any time in that Loan Party which are owned by another Loan Party.  Subject to local law requirements, such security document shall be governed by the laws of the jurisdiction in which such Loan Party whose shares are being pledged is formed.

(b)                                 To the extent possible, all security shall be given in favor of the Administrative Agent and not the Secured Parties individually.  “Parallel debt” provisions will be used where necessary; such provisions will be contained in this Agreement and not the individual security documents unless required under local laws.  To the extent possible, there should be no action required to be taken in relation to the guarantees or security when any Lender assigns or transfers any of its Loans to a new Lender.

(c)                                  The Administrative Agent will work with the Borrower to minimise the cost to the Loan Parties of granting the security and shall ensure that in all events the costs are not excessive in relation to the value of the security to be afforded thereto.

4.                                      Fixed Assets

(a)                                If a Loan Party grants security over its material fixed assets, it shall be free to deal with those assets in the course of its business until the occurrence of an Enforcement Event.

(b)                                No notice whether to third parties or by attaching a notice to the fixed assets shall be served until the occurrence of an Enforcement Event and the Administrative Agent has requested such notices to be delivered.

(c)                                 If required under local law, security over fixed assets will be registered subject to the general principles set out in these Agreed Security Principles.

5.                                      Insurance Policies

(a)                             A Loan Party may grant security over its insurance policies.

(b)                             If required by local law to perfect the security, notice of the security will be served on the insurance provider within 5 business days of the security being granted and the Loan Party shall use its reasonable endeavors to obtain an acknowledgement of that notice within 20 business days of service. If the Loan Party has used its reasonable endeavors but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 business day period.

If requested by the Administrative Agent, a loss payee or similar endorsement shall be made on the insurance policy.

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6.                                      Intellectual Property

(a)                             If a Loan Party grants security over its material Intellectual Property, it shall be free to deal with those assets in the course of its business until the occurrence of an Enforcement Event (including without limitation allowing its Intellectual Property to lapse if no longer material to the operation of its business) in accordance with the terms of the Loan Documents.

(b)                             No security shall be granted over any Intellectual Property which cannot be secured under the terms of the relevant licensing agreement.  No notice shall be served to any third party from whom Intellectual Property is licensed until the occurrence of an Enforcement Event.

(c)                              If required for the validity, perfection and enforceability under local law, security over Intellectual Property will be registered under the law of the relevant Security Document or at a relevant supra-national registry (such as the EU) subject to the general principles set out in these Agreed Security Principles.

7.                                      Intercompany Receivables

(a)                             If any Loan Party grants security over its intercompany receivables, it shall be free to deal with those receivables in the course of its business in accordance with the terms of this Agreement and until the occurrence of an Enforcement Event.

(b)                             Notice of the security will be served on the relevant lender within 5 business days of the security being granted and such Loan Party shall use its commercially reasonable effort to obtain an acknowledgement of that notice within 20 business days of service.  Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent such Loan Party from dealing with an intercompany receivable in the course of its business, no notice of security shall be served until the occurrence of an Enforcement Event.

(c)                              If required under local law, security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.

8.                                      Trade Receivables

(a)                             If any Loan Party grants security over its material trade receivables, it shall be free to deal with those receivables in the course of its business or as otherwise permitted under any Loan Document until the occurrence of an Enforcement Event.

(b)                             No notice of security may be served until the occurrence of an Enforcement Event and the Administrative Agent has requested such notices to be delivered.

(c)                              No security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract.

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(d)                             Any list of trade receivables required under the general principles set out in this Schedule shall include brief details of the underlying contracts to the extent required under local law to perfect the security over the trade receivables.

9.                                      Shares

(a)                             The relevant Security Document will be governed by the laws of the jurisdiction of incorporation of the company whose shares are subject to security, and not by the law of the jurisdiction of incorporation of the Loan Party granting the security.

(b)                             Where applicable as a matter of local law, the share certificate and a stock transfer form executed in blank will be provided to the Administrative Agent, and where applicable as a matter of local law the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Administrative Agent.

(c)                              In respect of share pledges, until an Enforcement Event has occurred, the pledgors shall be permitted to retain and to exercise voting rights attaching to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the pledgors shall be permitted to receive and retain dividends on pledged shares/pay dividends upstream on pledged shares to the extent permitted under the Loan Documents with the proceeds to be available to any Loan Party.

(d)                             Unless the restriction is required by law or regulation, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on enforcement of the security granted over them.

10.                               Real Estate

(a)                             There will be no obligation to investigate title, provide surveys or to conduct insurance, environmental or other diligence unless the Administrative Agent, acting reasonably, deems such real estate to be material (for purposes hereof; “material real estate” shall mean any owned in fee real property (or the equivalent in any jurisdiction) or long leasehold property with a market value equal to, or greater than, $5.0 million).

(b)                             Any Loan Party providing security over its real estate will be under no obligation to obtain any landlord consent required to grant such security, nor to investigate the possibility thereof, except when such consent is required by local law to perfect such security or where the Administrative Agent, acting reasonably, deems such real estate to be material real estate (as defined in paragraph 10(a) above).  The amount secured by such security may be restricted to an agreed level to take account of costs.

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11.                               Acquisition Documents and Claims

If required by local law to perfect the security, notice of assignment or charge will be served on the relevant counterparty within 5 Business Days of the security being granted, and the Loan Parties shall use their commercially reasonable efforts to obtain an acknowledgement of that notice within 20 Business Days of service.

12.                               Bank Accounts

Notification of pledges over bank accounts will be given to the bank holding the account provided that such bank is a Lender; provided that this is not inconsistent with the Group retaining control over the balance and operation of the account.

13.                               Release of Security

Unless required by local law, the circumstances in which the security shall be released shall not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in this Agreement.

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SCHEDULE 6.01

INDEBTEDNESS

Borrowings

Company Name	Lender	Facility Type	Borrowing Currency	Facility (Local)	Drawing (USD)	Security

Edwards Korea Ltd	Shinhan	Mortgage	KRW	8040,000,000	7,424,000	Manufacturing Facility in Korea (approx. 40,000m2)

Edwards Korea Ltd	GE	Finance Lease	USD	6,215,000	6,215,000	Machine Tools

Edwards, sro	HSBC	Mortgage	CZK	192,311,000	9,784,000	Manufacturing Facility in the Czech Republic (approx. 20,000m2)

Edwards Japan Ltd	Various	Finance Leases	JPY	44,257,000	483,000	Company Cars

Factoring

Company Name	Lender	Facility Type	Borrowing Currency	Drawing (USD)
Edwards Japan Ltd	Various	Factoring of customer invoices & promissory notes on a non-recourse basis.	Yen	$25,514,403

Bank Guarantees /Letters of Credit

Company Name	Issuing Bank	Beneficiary(ies)	Aggregate Amount (USD)
BOC Ltd (being novated to Edwards Ltd)	Barclays	Various customers	$2,227,251
BOC Technologies Singapore PTE Ltd	HSBC	Power Supply Company	$22,222
Edwards SAS	CCF	various customers	$98,118
BOC Edwards, Inc.	Barclays	various customers	$100,000
BOC Edwards Brasil Ltda	Citibank	various customers	$151,538
Edwards S.p.A.	Intesa SanPaulo SpA	various customers	$26,267
Edwards Technologies Trading (Shanghai)	Bank of China	various customers	$240,792

Company Ltd

Indebtedness referenced on Schedule 6.02(c)

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SCHEDULE 6.02(a)

LIENS

Borrowings

Company Name	Lender	Facility Type	Borrowing Currency	Facility (Local)	Drawing (USD)	Security
Edwards Korea Ltd	Shinhan	Mortgage	KRW	8040,000,000	7,424,000	Manufacturing Facility in Korea (approx. 40,000 m2)
Edwards Korea Ltd	GE	Finance Lease	USD	6,215,000	6,215,000	Machine Tools
Edwards, sro	HSBC	Mortgage	CZK	192,311,000	9,784,000	Manufacturing Facility in the Czech Republic (approx. 20,000 m2)
Edwards Japan Ltd	Various	Finance Leases	JPY	44,257,000	483,000	Company Cars

Bank Guarantees-Secured/Letters of Credit

Company Name	Issuing Bank	Aggregate Amount (USD)	Security
Hibon SAS	Credit Lyonnais	$402,910	Cash Collateral
Hibron SAS	SG	$285,645	Cash Collateral
Hibon SAS	BNP	$668,902	Cash Collateral
Edwards GmbH	Commerzbank	$599,462	Cash Collateral
Edwards GmbH	Barclays	$207,904	Cash Collateral
Edwards GmbH	HSBC	$21,261	Cash Collateral
Czech Services, s.r.o	Barclays	$122,424	Cash Collateral
Edwards India Pvt Ltd	Barclays	$15,160	Cash Collateral

Edwards Limited	Barclays	$3,036,684	Cash Collateral
Edwards Limited	HSBC	$70,134	Cash Collateral
Edwards S.p.A.	Barclays	$128,123	Cash Collateral
Edwards S.p.A.	HSBC	$177,804	Cash Collateral
Edwards SAS	Barclays	$285,254	Cash Collateral
Edwards Technologies Singapore Pte Limited	Barclays	$13,720	Cash Collateral
Edwards Vacuum Technology Ireland Limited	HSBC	$98,054	Cash Collateral
EHVI Limited	Barclays	$121,440	Cash Collateral
Hibon International SA	BNP	$17,214	Cash Collateral
SA Edwards NV	Barclays	$51,968	Cash Collateral

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SCHEDULE 6.04

INVESTMENTS

BOC Edwards HTC Ltd (Taiwan)	50% owned by Edwards Limited
Société de Mécanique Magnétique SA (France)	87.5% owned by Edwards Limited
S2M-Japan Co Ltd (Japan)	50% owned by Société de Mécanique Magnétique SA (France)

SCHEDULE 6.07

TRANSACTIONS WITH AFFILIATES

Management Services Agreement dated 11 March 2007 between CCMP Capital Asia Ltd, CCMP Capital Asia Consulting Company Ltd, CCMP Capital Advisers, LLC and Edwards Group Limited.

On May 16, 2012, Edwards Group Limited, CCMP Capital Investors II (AV-3), L.P., CCMP Capital Investors (Cayman) II, L.P., Unitas Capital Investors (Cayman) Ltd., and certain management shareholders entered into a Shareholder Agreement.  On February 11, 2013, an amendment and waiver to the Shareholder Agreement was executed.